As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCORE ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	1311	20-8456807
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jon S. Brumley
President and Chief Executive Officer
Encore Energy Partners GP LLC
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	David C. Buck Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee
Common Units representing limited partner interests	$248,400,000	$7,626

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 11, 2007

PROSPECTUS

Encore Energy Partners LP

9,000,000 Common Units
Representing Limited Partner Interests

We are a growth-oriented Delaware limited partnership recently formed by Encore Acquisition Company to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. This is the initial public offering of our common units. No public market currently exists for our common units. We expect the initial public offering price to be between $     and $      per common unit. We intend to apply to list our common units on the New York Stock Exchange under the symbol “ENP.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 18.

These risks include the following:

•	We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner and Encore Operating, L.P.

•	We are unlikely to be able to sustain distributions at the level of our estimated initial quarterly distribution without making accretive acquisitions or capital expenditures that maintain or grow our asset base. If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain or grow our asset base, we will be unable to pay distributions at the level of our estimated initial quarterly distribution from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

•	Oil and natural gas prices are very volatile. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

•	We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute our business plan.

•	Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment.

•	You will experience immediate and substantial dilution of $10.06 per common unit.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

In order to comply with certain U.S. laws relating to the ownership of interests in oil and natural gas leases on federal lands, we require an owner of our units to be an “Eligible Holder.” If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption. Please read “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to Encore Energy Partners LP	$	$

To the extent that the underwriters sell more than 9,000,000 common units, the underwriters have the option to purchase up to an additional 1,350,000 common units on the same terms and conditions as set forth in this prospectus.

The underwriters expect to deliver the common units on or about          , 2007.

UBS Investment Bank	Lehman Brothers

     , 2007

[ARTWORK]

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “Encore Energy Partners,” “the partnership,” “we,” “our,” “us” or like terms refer to Encore Energy Partners LP and its subsidiaries. References in this prospectus to “Encore Energy Partners GP” or “our general partner” refer to Encore Energy Partners GP LLC, our general partner. References in this prospectus to the “operating company” refer to Encore Energy Partners Operating LLC, our operating company. References in this prospectus to “EAC” refer to Encore Acquisition Company, the ultimate parent company of our general partner, and its wholly owned subsidiaries. The pro forma information in this prospectus assumes that we acquired the Elk Basin assets and the Permian Basin assets on January 1, 2006. Our pro forma reserve information as of December 31, 2006 is derived from our reserve report prepared by Miller and Lents, Ltd., our independent petroleum engineers.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $      per common unit and, unless otherwise noted, that the underwriters’ option to purchase additional common units is not exercised. You should read “Risk Factors” beginning on page 18 for information about important factors that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus in Appendix B.

Encore Energy Partners LP

We are a growth-oriented Delaware limited partnership recently formed by Encore Acquisition Company (NYSE: EAC) to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. Our assets consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas. As of December 31, 2006, on a pro forma basis after giving effect to the acquisition of the Elk Basin assets from subsidiaries of Anadarko Petroleum Corporation, our total estimated proved reserves were 22.2 MMBOE, 65% of which were oil and 83% of which were proved developed.

Our primary business objective is to make quarterly cash distributions to our unitholders at our initial distribution rate and, over time, increase our quarterly cash distributions. In order to achieve this objective, we intend to leverage our relationship with EAC to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. We also intend to use the significant experience of EAC’s management team to execute our growth strategy. EAC is a publicly traded oil and natural gas company engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since its inception in 1998, EAC has sought to acquire long-lived and mature producing properties that have predictable production decline profiles. EAC’s fields are further characterized by large accumulations of original oil in place. Original oil in place is not an indication of how much oil is likely to be produced, but it is an indication of the estimated size of a reservoir. As of December 31, 2006, on a pro forma basis after giving effect to the acquisition of the Elk Basin assets, EAC’s total estimated proved reserves were 220 MMBOE, 76% of which were oil and 67% of which were proved developed.

Our properties are located in mature fields and have a long reserve-to-production ratio of approximately 14 years. We believe our properties are well suited for our partnership because they have predictable production profiles, low decline rates, long reserve lives and modest capital requirements. In addition, we and EAC believe that many of EAC’s oil and natural gas properties are or, after additional capital is invested may become, well suited for our partnership. Part of EAC’s strategy is to acquire and re-engineer oil fields with large amounts of original oil in place and to redevelop the fields to increase the recovery of the original oil in place, thus increasing recoverable reserves. We believe that we will have opportunities to acquire oil or natural gas properties and related assets from EAC. Although EAC has no obligation to sell any of its properties to us, we believe EAC will have a strong incentive to do so given its significant ownership of limited and general partner interests in us.

The following table summarizes information about our oil and natural gas reserves as of December 31, 2006 and our net production for 2006 on a pro forma basis to reflect the Elk Basin acquisition:

							Average	Estimated
	Estimated Net Proved Reserves						Reserve-to-	Production
	at December 31, 2006(1)			2006 Net Production			Production	Decline
	Developed	Undeveloped	Total	Oil	Natural Gas	Total	Ratio(2)	Rate(3)
		(MBOE)		(MBbls)	(MMcf)	(MBOE)	(Years)

Elk Basin	13,285	1,806	15,091	1,266	362	1,326	11.4	4.5%
Permian Basin	5,156	1,985	7,141	7	1,796	306	23.3	10.0%

Total	18,441	3,791	22,232	1,273	2,158	1,632	13.6	5.5%

(1)	The estimates of our proved oil and natural gas reserves are based on estimates prepared by Miller and Lents, Ltd., independent petroleum engineers.

(2)	The average reserve-to-production ratio is calculated by dividing estimated net proved reserves as of December 31, 2006 by pro forma production for 2006.

(3)	Represents percentage decrease in production from our proved developed producing properties from 2007 to 2008 as estimated by Miller and Lents, Ltd.

Our Relationship with Encore Acquisition Company

One of our principal attributes is our relationship with EAC. Since EAC’s inception in 1998, EAC has sought to acquire long-lived and mature producing properties with potential for upside through development, waterflood and tertiary projects. EAC’s properties, many of which we believe are or may become well suited for our partnership, are currently located in four core areas:

•	Cedar Creek Anticline, or CCA, in the Williston Basin of Montana and North Dakota;

•	Permian Basin of West Texas and southeastern New Mexico;

•	Rockies, which includes non-CCA assets in the Big Horn, Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah; and

•	Mid-Continent, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale of North Texas.

The following table summarizes information about EAC’s oil and natural gas reserves as of December 31, 2006 and EAC’s net production for 2006 on a pro forma basis to reflect the Elk Basin acquisition:

							Average
	Estimated Net Proved Reserves at						Reserve-to-
	December 31, 2006(1)			2006 Net Production			Production
	Oil	Natural Gas	Total	Oil	Natural Gas	Total	Ratio
	(MBbls)	(MMcf)	(MBOE)	(MBbls)	(MMcf)	(MBOE)	(Years)(2)

CCA	117,868	15,750	120,493	4,851	1,330	5,073	23.8
Permian Basin	23,105	106,693	40,887	1,277	5,841	2,250	18.2
Rockies	8,716	2,895	9,198	732	360	792	11.6
Mid-Continent	3,745	181,426	33,983	475	15,925	3,129	10.9

Total	153,434	306,764	204,561	7,335	23,456	11,244	18.2
Elk Basin acquisition	14,470	3,726	15,091	1,266	362	1,326	11.4

Total pro forma	167,904	310,490	219,652	8,601	23,818	12,570	17.5

(1)	The estimates of EAC’s proved oil and natural gas reserves are based on estimates prepared by Miller and Lents, Ltd., independent petroleum engineers. EAC’s pro forma oil and natural gas reserves do not include any oil and natural gas reserves from its Gooseberry field in the Big Horn Basin of Wyoming and Montana or from its Williston Basin properties in Montana and North Dakota, which were acquired from subsidiaries of Anadarko Petroleum Corporation on March 7, 2007 and April 11, 2007, respectively.

(2)	The average reserve-to-production ratio is calculated by dividing EAC’s estimated net proved reserves as of December 31, 2006 by its net production for 2006.

While EAC believes it may be in its best interest to contribute or sell additional assets to us due to its significant ownership of limited and general partner interests in us, EAC constantly evaluates acquisitions and dispositions and may elect to acquire or dispose of oil and natural gas properties in the future without offering us the opportunity to purchase those assets. EAC has retained such flexibility because it believes it is in the best interests of its shareholders to do so. We cannot say with any certainty which, if any, opportunities to acquire assets from EAC may be made available to us or if we will choose to pursue any such opportunity.

Moreover, EAC is not prohibited from competing with us and constantly evaluates acquisitions and dispositions that do not involve us.

EAC currently has a staff of approximately 288 persons, including 32 engineers, 11 geologists and 10 landmen. Through our relationship with EAC, we will have access to EAC’s personnel and senior management team, strong commercial relationships throughout the oil and natural gas industry and access to EAC’s broad operational, commercial, technical, risk management and administrative infrastructure.

Business Strategy

Our primary business objective is to make quarterly cash distributions to our unitholders at our initial distribution rate and, over time, increase our quarterly cash distributions. Our strategy for achieving this objective is to:

•	purchase assets from EAC through negotiated transactions;

•	purchase assets through joint efforts with EAC;

•	purchase assets independently of EAC;

•	use the benefits of our relationship with EAC and the leadership of I. Jon Brumley and Jon S. Brumley;

•	use EAC’s technical expertise to identify and implement successful exploitation techniques to achieve optimum production and reserve recovery;

•	mitigate negative effects of falling commodity prices through hedging; and

•	maintain a conservative balance sheet.

Competitive Strengths

We believe the following competitive strengths will allow us to achieve our objectives of generating and growing cash available for distribution:

•	our relationship with EAC, which we believe will provide us with certain advantages;

•	our relatively high-quality asset base is characterized by low declining, stable and long-lived production;

•	our Chairman, I. Jon Brumley, and our Chief Executive Officer and President, Jon S. Brumley, and our experienced management, operating and technical teams share a long working history at EAC and in the oil and natural gas industry;

•	our technical expertise, particularly in enhanced recovery methods, should enable us to efficiently produce and maximize the profitability of our assets;

•	our operational control of our properties permits us to manage our operating costs and better control capital expenditures as well as the timing of development activities; and

•	our cost of capital and financial flexibility should provide us with a competitive advantage in pursuing acquisitions.

Our Properties

Elk Basin Properties

Our properties in the Elk Basin were acquired from subsidiaries of Anadarko Petroleum Corporation in March 2007 for approximately $328.7 million, including estimated transaction costs of approximately $0.3 million. For the year ended December 31, 2006, production from our Elk Basin properties was approximately 3,633 BOE/D, of which approximately 95% was oil and 5% was natural gas. Our Elk Basin properties had estimated proved reserves at December 31, 2006 of 15,091 MBOE, of which 13,285 MBOE was proved developed and 1,806 MBOE was proved undeveloped. Approximately 79% of proved reserves in the Elk Basin are located in the Embar-Tensleep, Madison and Frontier formations. Our oil and natural gas properties in the Elk Basin include 21,925 gross acres and 13,699 net acres located in Park County, Wyoming and Carbon County, Montana. All of our production in the Elk Basin is operated, and over 77% of our oil and natural gas properties in the Elk Basin are leased from the Federal Bureau of Land Management, or BLM.

We also own and operate (1) the Elk Basin natural gas processing plant near Powell, Wyoming, (2) the Clearfork crude oil pipeline extending from the South Elk Basin field to the Elk Basin field in Wyoming, (3) the Wildhorse natural gas gathering system that transports low sulfur natural gas from the Elk Basin and South Elk Basin fields to our Elk Basin natural gas processing plant, and (4) a small natural gas gathering system that transports higher sulfur natural gas from the Elk Basin field to our Elk Basin natural gas processing facility.

Permian Basin Properties

Our properties in the Permian Basin were acquired by our predecessor in March 2000 and are located in Crockett County, Texas. For the year ended December 31, 2006, production from our Permian Basin properties was approximately 838 BOE/D, substantially all of which was natural gas. Our Permian Basin properties had estimated proved reserves at December 31, 2006 of 7,141 MBOE, of which 3,733 MBOE was proved developed producing, 1,423 MBOE was proved developed non-producing and 1,985 MBOE was proved undeveloped. Our Permian Basin properties consist of 25,115 gross acres and 10,384 net acres located in Crockett County, Texas.

Summary of Risk Factors

An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and the other risks under the caption “Risk Factors” beginning on page 18.

Risks Related to Our Business

•	We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner and Encore Operating, L.P.

•	Our estimate of the minimum EBITDAX necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending June 30, 2008 is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

•	We are unlikely to be able to sustain distributions at the level of our estimated initial quarterly distribution without making accretive acquisitions or capital expenditures that maintain or grow our asset base. If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain or grow our asset base, we will be unable to pay distributions at the level of our estimated initial quarterly distribution from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

•	Oil and natural gas prices are very volatile. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

•	Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

•	Developing and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

•	We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute our business plan.

•	Our operations expose us to significant costs and liabilities with respect to environmental and operational safety matters.

Risks Inherent in an Investment in Us

•	Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment.

•	EAC is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses.

•	We do not have any officers or employees and rely solely on officers of our general partner and employees of Encore Operating, L.P., a wholly owned subsidiary of EAC.

•	Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Unitholders have limited voting rights and are not entitled to elect our general partner or its directors.

•	Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

•	We may issue additional units without your approval, which would dilute your ownership interests.

•	Unitholders who are not Eligible Holders will not be entitled to receive distributions on or allocations of income or loss on their common units and their common units will be subject to redemption.

•	You will experience immediate and substantial dilution of $10.06 per common unit.

Tax Risks to Common Unitholders

•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

•	If the IRS contests any of the federal income tax positions we take, the market for our common units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to you.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

•	Tax gain or loss on the disposition of our common units could be more or less than expected.

•	Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

•	We will treat each purchaser of common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

•	You likely will be subject to state and local taxes and return filing requirements as a result of investing in our common units.

•	The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of our partnership for federal income tax purposes.

Other Information

Our principal executive offices are located at 777 Main Street, Suite 1400, Fort Worth, Texas 76102, and our telephone number is (817) 877-9955. Our Internet address is www.          .com. We expect to make our periodic reports and other information filed or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our web site, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Formation Transactions and Our Partnership Structure

At the closing of this offering, the following transactions will occur:

•	Encore Operating, L.P., a wholly owned subsidiary of EAC, will transfer the Permian Basin assets to us in exchange for additional common units;

•	we will sell 9,000,000 common units to the public representing an approximate 37.4% limited partner interest in us, and will use the net proceeds from this offering as described under “Use of Proceeds”; and

•	we will enter into an omnibus agreement with EAC, pursuant to which EAC will agree to indemnify us for certain environmental liabilities, tax liabilities and title defects, as well as defects relating to retained assets and liabilities, occurring or existing before the closing.

We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to repay additional indebtedness under our revolving credit facility. If the underwriters’ option is exercised in full, EAC and its affiliates will own common units and management incentive units representing an aggregate 57.3% limited partner interest in us, and the public unitholders will own common units representing an aggregate 40.7% limited partner interest in us.

Simplified Organizational Structure and Ownership of Encore Energy Partners LP

The following diagram depicts our organizational structure after giving effect to this offering and the related transactions:

	Units	Percentage

Public Common Units	9,000,000	37.4%
Encore Acquisition Company and its affiliates:
Common Units	14,035,902	58.3%
Management Incentive Units	550,000	2.3%
General Partner Units	481,345	2.0%

Total	24,067,247	100.0%

Management of Encore Energy Partners LP

Encore Energy Partners GP, our general partner, will manage our operations and activities, and its board of directors and officers will make decisions on our behalf. Jon S. Brumley, EAC’s President and Chief Executive Officer, will be our general partner’s President and Chief Executive Officer and will be actively involved in our business. In addition, all of the other executive officers and some of the directors of our general partner also serve as executive officers or directors of EAC. We, our subsidiaries and our general partner do not have employees. We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf.

In May 2007, the board of directors of our general partner granted 550,000 management incentive units, subject to vesting, to certain of our general partner’s executive officers. A management incentive unit entitles the holder to an initial quarterly distribution of $0.35 (or $1.40 on an annualized basis) to the extent paid to our common unitholders, and to increasing distributions upon the achievement of 10% compounded increases in our distribution rate to common unitholders. Additionally, management incentive units are convertible into common units in increasing amounts as our distribution rate to common unitholders increases and after certain targets are achieved. We do not have any subordinated units, and our general partner is not entitled to any incentive distributions. Please read “Management — Management Incentive Units.”

Our general partner will also be entitled to distributions on its general partner units. EAC holds all of the membership interests in our general partner and consequently is indirectly entitled to all of the distributions that we make to our general partner, subject to the terms of the limited liability company agreement of our general partner and relevant legal restrictions. Please read “Our Cash Distribution Policy and Restrictions on Distributions,” “Management — Executive Compensation” and “Certain Relationships and Related Party Transactions.”

Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors. EAC will elect all members to the board of directors of our general partner and we will have at least three directors who are independent as defined under the independence standards established by The New York Stock Exchange, or the NYSE. For more information about these individuals, please read “Management — Directors and Executive Officers.”

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner beneficial to the holders of our common units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, because our general partner is owned by EAC, the officers and directors of our general partner have fiduciary duties to manage our general partner in a manner beneficial to EAC. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner owed to the holders of our common units. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties owed to unitholders. Our partnership agreement also provides that EAC is not restricted from competing with us. We have agreed that EAC and its affiliates will have a preferential right to acquire any third-party oil and natural gas properties located in the United States. By purchasing a common unit, you are treated as having consented to various actions contemplated in our partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable law. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Restrictions on Ownership of Common Units

In order to comply with certain U.S. laws relating to the ownership of interests in oil and natural gas leases on federal lands, we have adopted requirements regarding our owners. Our partnership agreement requires that a transferee of common units or unitholder, including the underwriters and those who purchase common units from the underwriters, properly complete and deliver to us a transfer application containing a certification as to a number of matters, including the status of the transferee, or all its owners, as being an “Eligible Holder.” As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. If a transferee or unitholder, as the case may be, does not properly complete the transfer application or recertification for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its common units on any matter and we have the right to redeem such common units at a price which is equal to the lower of the transferee’s or unitholder’s purchase price or the then-current market price of such common units. The redemption price will be paid in cash or by delivery of a promissory note as determined by our general partner. Please read “Description of the Common Units — Transfer of Common Units” and “The Partnership Agreement — Non-Eligible Holders; Redemption.”

The Offering

Common units offered by us	9,000,000 common units.

10,350,000 common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	23,035,902 common units, or 24,385,902 common units if the underwriters exercise their option to purchase additional common units in full. The general partner will own 481,345 general partner units, or 508,896 general partner units if the underwriters exercise their option to purchase additional common units in full, in each case representing a 2% general partner interest in us. Certain of our general partner’s executive management will also own 550,000 management incentive units.

Use of proceeds	We intend to use the estimated net proceeds of approximately $190.1 million from this offering, after deducting underwriting discounts of approximately $14.5 million and estimated offering expenses of approximately $2.5 million, to:

• repay $64.9 million of indebtedness under our revolving credit facility; and

• repay all $120 million of indebtedness, together with accrued interest of $5.2 million, under a subordinated secured term loan agreement with one of EAC’s subsidiaries.

We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to repay additional indebtedness under our revolving credit facility. Please read “Use of Proceeds.”

Cash distributions	We expect to make an initial quarterly distribution of $0.35 per unit ($1.40 per unit on an annualized basis) on all common units, management incentive units and general partner units to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Our ability to pay distributions at this initial distribution rate is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this distributable cash as “available cash,” and we define its meaning in our partnership agreement attached as Appendix A to this prospectus. In distributing available cash, we will assume that the holders of management incentive units own the equivalent number of common units into which such units are convertible on the date of distribution. We do not have any subordinated units, and our general partner is not entitled to any incentive distributions. Please read “Description of the Common Units,” “Management — Management Incentive Units” and “The Partnership Agreement.”

We expect to pay unitholders a prorated distribution for the first quarter during which we are a publicly traded partnership.

Assuming that we become a publicly traded partnership before September 30, 2007, we will pay unitholders a prorated distribution for the period from the first day our common units are publicly traded to and including September 30, 2007. We expect to pay this cash distribution on or before November 15, 2007.

We believe that we will have sufficient cash available from operations to make cash distributions for each quarter for the twelve months ending June 30, 2008 at the initial quarterly distribution rate of $0.35 per unit per quarter on all common units, management incentive units and general partner units. Please read “Our Cash Distribution Policy and Restrictions on Distributions — Assumptions and Considerations.”

Issuance of additional common units	We can issue an unlimited number of additional units on the terms and conditions determined by our general partner without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Voting rights	Our general partner will manage and operate us. Unlike stockholders of a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3 of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, EAC will own an aggregate of 60.9% of our common units. This will give EAC the ability to prevent removal of our general partner. Please read “The Partnership Agreement — Voting Rights.”

Eligible Holders and redemption	Only Eligible Holders will be entitled to receive distributions or be allocated income or loss from us. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. If a transferee or a unitholder, as the case may be, does not properly complete the transfer application or recertification, for any reason, the transferee or unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter and we have the right to redeem such units at a price which is equal to the lower of the transferee’s or unitholder’s purchase price or the then-current market price of such units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “Description of the Common Units — Transfer of Common Units” and “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a purchase price not less than the then-current market price of the common units. Please read “The Partnership Agreement — Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2009, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.40 per common unit, we estimate that your average allocated federal taxable income per year will be no more than $ per unit. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions” for the basis of this estimate.

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Agreement to be bound by the Partnership Agreement	By purchasing a common unit, you will be admitted as a unitholder of our partnership and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading symbol	We intend to apply to list our common units on the New York Stock Exchange under the symbol “ENP.”

Summary Historical and Pro Forma Financial Data

Set forth below is summary historical financial data for Encore Energy Partners LP Predecessor, the predecessor to Encore Energy Partners LP, and pro forma financial data of Encore Energy Partners LP, as of the dates and for the periods indicated.

The summary historical financial data presented as of and for the years ended December 31, 2004, 2005 and 2006 is derived from the audited carve out financial statements of Encore Energy Partners LP Predecessor included elsewhere in this prospectus. The audited carve out financial statements of Encore Energy Partners LP Predecessor are comprised of certain of EAC’s oil and natural gas assets, liabilities and operations located in the Permian Basin of West Texas, which we refer to as the Permian Basin assets and which EAC will contribute to us on or prior to the completion of this offering. Due to the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability of Future Results,” our future results of operations will not be comparable to our predecessor’s historical results.

The summary pro forma financial data presented as of and for the year ended December 31, 2006 is derived from the unaudited pro forma financial statements of Encore Energy Partners LP included elsewhere in this prospectus. The unaudited pro forma financial statements of Encore Energy Partners LP give pro forma effect to the following transactions:

•	the borrowing by us of $120 million under a subordinated term loan agreement with a wholly owned subsidiary of EAC and $116.6 million under our revolving credit facility;

•	a $93.7 million capital contribution by EAC to us;

•	the acquisition of the Elk Basin assets for $328.7 million (including estimated transaction costs of approximately $0.3 million);

•	the contribution of the Permian Basin assets to us in exchange for the issuance of additional common units and additional general partner units to enable our general partner to maintain its 2% general partner interest;

•	the sale by us of 9,000,000 common units to the public in this offering; and

•	the completion of this offering and the use of proceeds from this offering as described in “Use of Proceeds.”

The unaudited pro forma balance sheet assumes the transactions listed above occurred on December 31, 2006. The unaudited pro forma statement of operations data for the year ended December 31, 2006 assumes the transactions listed above occurred on January 1, 2006. We have also given pro forma effect to the $2.0 million of incremental general and administrative expenses that we expect to incur as a result of being a public company.

You should read the following table in conjunction with “— Formation Transactions and Our Partnership Structure,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical carve out financial statements of Encore Energy Partners LP Predecessor, and the unaudited pro forma financial statements of Encore Energy Partners LP included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

The following table presents a non-GAAP financial measure, EBITDAX, which we use in our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to the most directly comparable financial measures calculated and presented in accordance with GAAP.

				Encore Energy
				Partners LP
	Encore Energy Partners LP			(Pro Forma)
	Predecessor			Year Ended
	Year Ended December 31,			December 31,
	2004	2005	2006	2006
	(In thousands)

Statements of Operations Data:
Revenues:
Oil	$442	$535	$409	$64,104
Natural gas	12,791	16,366	12,337	14,732
Other	—	—	—	3,649

Total revenues	13,233	16,901	12,746	82,485

Expenses:
Production:
Lease operations	1,604	1,751	1,673	9,108
Production, ad valorem, and severance taxes	1,195	1,473	1,226	9,065
Depletion, depreciation, and amortization	1,394	1,286	1,200	32,518
General and administrative	477	572	631	4,856
Other operating	202	263	246	5,844

Total expenses	4,872	5,345	4,976	61,391

Operating income	8,361	11,556	7,770	21,094

Interest expense	—	—	—	(2,837)

Income before income taxes	8,361	11,556	7,770	18,257
Deferred income tax provision	—	—	(122)	(122)

Net income	$8,361	$11,556	$7,648	$18,135

EBITDAX	$9,755	$12,842	$8,970	$53,612
Balance Sheet Data (at period end):
Working capital	$2,257	$3,505	$1,633	$(167)
Total assets	26,794	29,133	26,923	369,578
Partners’/Owner’s equity	25,822	27,954	25,719	309,430
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$9,394	$11,604	$10,919
Investing activities	(1,810)	(2,180)	(1,036)
Financing activities	(7,584)	(9,424)	(9,883)

Non-GAAP Financial Measures

We include in this prospectus the non-GAAP financial measure EBITDAX and provide reconciliations of EBITDAX to net income and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. We define EBITDAX as net income (loss) plus:

•	Interest expense;

•	Depletion, depreciation and amortization;

•	Unrealized loss (gain) on hedging;

•	Loss (gain) on sale of assets;

•	Non-cash unit-based compensation expenses;

•	Cumulative effect of accounting change;

•	Income tax provision;

•	Exploration and dry hole cost; and

•	Impairment of oil and natural gas properties.

We are required to report consolidated EBITDAX to our lenders under our revolving credit facility, and to use consolidated EBITDAX to determine our compliance with the consolidated leverage test thereunder.

EBITDAX is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies and partnerships in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDAX in the same manner. The following table presents a reconciliation of EBITDAX to net income and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

				Encore Energy
				Partners LP
	Encore Energy Partners LP			(Pro Forma)
	Predecessor			Year Ended
	Year Ended December 31,			December 31,
	2004	2005	2006	2006
	(In thousands)

Reconciliation of net income to EBITDAX:
Net income	$8,361	$11,556	$7,648	$18,135
Deferred income tax provision	—	—	(122)	(122)
Depletion, depreciation, and amortization	1,394	1,286	1,200	32,518
Interest expense	—	—	—	2,837

EBITDAX	$9,755	$12,842	$8,970	$53,612

Reconciliation of net cash from operating activities to EBITDAX:
Net cash from operating activities	$9,394	$11,604	$10,919
Add:
Increase (decrease) in working capital	367	1,248	(1,933)
Other non-cash expense	(6)	(10)	(16)

EBITDAX	$9,755	$12,842	$8,970

Summary Historical and Pro Forma Reserve and Operating Data

The following tables show estimated net proved oil and natural gas reserves for Encore Energy Partners LP Predecessor and pro forma estimated net proved oil and natural gas reserves for Encore Energy Partners LP based on a reserve report prepared by our independent petroleum engineers and certain summary unaudited information regarding production and sales of oil and natural gas with respect to such properties. You should refer to “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business — Our Pro Forma Oil and Natural Gas Data — Estimated Pro Forma Proved Reserves” in evaluating the material presented below.

				Encore Energy
				Partners LP
	Encore Energy Partners LP			(Pro Forma)
	Predecessor			As of
	As of December 31,			December 31,
	2004	2005	2006	2006(3)

Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	43	45	68	14,538
Natural gas (MMcf)	40,966	44,190	42,440	46,166
Total (MBOE)	6,871	7,410	7,141	22,232
Proved developed (MBOE)	4,881	5,372	5,156	18,441
Proved undeveloped (MBOE)	1,990	2,038	1,985	3,791
Proved developed reserves as % of total proved reserves	71%	72%	72%	83%
Standardized Measure (in thousands)(1)	$82,722	$126,605	$54,705	$301,609
Representative Oil and Natural Gas Prices(2):
Oil-spot per Bbl	$43.46	$61.04	$61.06	$61.06
Natural gas-spot per MMBtu	$6.19	$9.44	$5.48	$5.48

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to federal income taxes, although we have provided for the payment of Texas franchise taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risk.”

(2)	The spot prices above are representative of market prices at December 31, 2004, 2005 and 2006. Our estimated net proved reserves as of December 31, 2006 were determined using $61.06 per Bbl of oil and $5.48 per MMBtu of natural gas.

(3)	Includes reserves attributable to our Elk Basin acquisition in March 2007.

				Encore Energy
				Partners LP
	Encore Energy Partners LP			(Pro Forma)
	Predecessor			Year Ended
	Year Ended December 31,			December 31,
	2004	2005	2006	2006

Net Production:
Total production (MBOE)	357	344	306	1,632
Average daily production (BOE/D)	978	942	838	4,471
Average Sales Prices per BOE	$37.05	$49.13	$41.67	$48.31

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient cash flow from operations to pay the initial quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner and Encore Operating, L.P.

We may not have sufficient available cash each quarter to pay the initial quarterly distribution of $0.35 per unit or any other amount.

Under the terms of our partnership agreement, the amount of cash otherwise available for distribution will be reduced by our operating expenses and the amount of any cash reserve that our general partner establishes to provide for future operations, capital expenditures, debt service requirements and cash distributions to our unitholders. We intend to reserve a substantial portion of our cash generated from operations to develop our oil and natural gas properties and to acquire additional oil and natural gas properties and related assets in order to maintain and grow our level of oil and natural gas reserves.

The amount of cash we actually generate will depend upon numerous factors related to our business that may be beyond our control, including among other things:

•	the amount of oil and natural gas we produce;

•	demand for and price of our oil and natural gas and NGLs;

•	continued development of oil and natural gas wells and proved undeveloped properties;

•	the level of our operating costs, including reimbursement of expenses to our general partner;

•	transportation and processing fees on our facilities;

•	prevailing economic conditions;

•	the level of competition we face;

•	fuel conservation measures;

•	alternate fuel requirements;

•	government regulation and taxation; and

•	technical advances in fuel economy and energy generation devices.

In addition, the actual amount of cash that we will have available for distribution will depend on other factors, including:

•	the level of our capital expenditures;

•	our ability to make borrowings under our revolving credit facility to pay distributions;

•	sources of cash used to fund acquisitions;

•	debt service requirements and restrictions on distributions contained in our revolving credit facility or future debt agreements;

•	interest payments;

•	fluctuations in our working capital needs;

•	general and administrative expenses, including expenses we will incur as a result of being a public company;

•	cash settlement of hedging positions;

•	timing and collectibility of receivables; and

•	the amount of cash reserves, which we expect to be substantial, established by our general partner for the proper conduct of our business.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Our estimate of the minimum EBITDAX necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending June 30, 2008 is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated.

Our estimate of the minimum EBITDAX necessary for us to make a distribution on all units at the initial distribution rate for each of the four quarters ending June 30, 2008, as set forth in “Our Cash Distribution Policy and Restrictions on Distributions,” is based on our management’s calculations, and we have not received an opinion or report on it from any independent accountants. This estimate is based on assumptions about development, production, oil and natural gas prices, hedging activities, capital expenditures, expenses, borrowings and other matters that are inherently uncertain and are subject to significant business, economic, financial, legal, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If any of these assumptions prove to have been inaccurate, our actual results may differ materially from those set forth in our estimates, and we may be unable to pay all or part of the initial quarterly distribution on our common units and general partner units.

None of the proceeds of this offering will be used to maintain or grow our asset base or be reserved for future distributions.

None of the proceeds of this offering will be used to maintain or grow our asset base, which may be necessary to cover future distributions, and none of the proceeds will be reserved for future distributions. The proceeds of the offering will be used to repay debt, including debt owed to one of EAC’s affiliates.

We are unlikely to be able to sustain distributions at the level of our estimated initial quarterly distribution without making accretive acquisitions or capital expenditures that maintain or grow our asset base. If we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain or grow our asset base, we will be unable to pay distributions at the level of our estimated initial quarterly distribution from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

Producing oil and natural gas reservoirs are characterized by declining production rates that vary based on reservoir characteristics and other factors. The rate of decline of our reserves and production included in our reserve report at December 31, 2006 will change if production from our existing wells declines in a different manner than we have estimated and may change when we drill additional wells, make acquisitions and under other circumstances. Our future oil and natural gas reserves, production volumes, cash flow and ability to make distributions depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations and reduce cash available for distribution.

We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. We will need to make substantial capital expenditures to maintain and grow our asset base, which will reduce our cash available for distribution. Because the timing and amount of these capital expenditures fluctuate each quarter, we expect to reserve substantial amounts of cash each quarter to finance these expenditures over time. We may use the reserved cash to reduce indebtedness until we make the capital expenditures. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient expenditures to maintain our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. If we do not make sufficient growth capital expenditures, we will be unable to sustain our business operations and therefore will be unable to maintain our proposed or current level of distributions.

If our reserves decrease and we do not reduce our distribution, then a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. Also, if we do not make sufficient growth capital expenditures, we will be unable to expand our business operations and will therefore be unable to raise the level of future distributions.

To fund our growth capital expenditures, we will be required to use cash generated from our operations, additional borrowings or the issuance of additional equity or debt securities, or some combination thereof.

Use of cash generated from operations to fund growth capital expenditures will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations, financial condition and ability to pay distributions. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional partnership interests may result in significant unitholder dilution thereby increasing the aggregate amount of cash required to maintain the then-current distribution rate, which could have a material adverse effect on our ability to pay distributions at the then-current distribution rate.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

The amount of cash we have available for distribution depends primarily on our cash flow, including cash from financial reserves, working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

Oil and natural gas prices are very volatile. A decline in commodity prices will cause a decline in our cash flow from operations, which may force us to reduce our distributions or cease paying distributions altogether.

The oil and natural gas markets are very volatile, and we cannot predict future oil and natural gas prices. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	domestic and foreign supply of and demand for oil and natural gas;

•	weather conditions;

•	overall domestic and global economic conditions;

•	political and economic conditions in oil and natural gas producing countries, including those in the Middle East and South America;

•	actions of the Organization of Petroleum Exporting Countries, or OPEC, and other state-controlled oil companies relating to oil price and production controls;

•	impact of the U.S. dollar exchange rates on oil and natural gas prices;

•	technological advances affecting energy consumption and energy supply;

•	domestic and foreign governmental regulations and taxation;

•	the impact of energy conservation efforts;

•	the proximity, capacity, cost and availability of oil and natural gas pipelines and other transportation facilities;

•	the availability of refining capacity; and

•	the price and availability of alternative fuels.

In the past, prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2006, the NYMEX oil price ranged from a high of $77.03 per Bbl to a low of $55.81 per Bbl, while the NYMEX Henry Hub natural gas price ranged from a high of $9.87 per MMBtu to a low of $3.63 per MMBtu. For the five years ended December 31, 2006, the NYMEX oil price ranged from a high of $77.03 per Bbl to a low of $17.97 per Bbl, while the NYMEX Henry Hub natural gas price ranged from a high of $19.38 per MMBtu to a low of $1.98 per MMBtu.

Our revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices will:

•	negatively impact the value of our reserves, because declines in oil and natural gas prices would reduce the amount of oil and natural gas that we can produce economically;

•	reduce the amount of cash flow available for capital expenditures;

•	limit our ability to borrow money or raise additional capital; and

•	impair our ability to pay distributions.

If we raise our distribution levels in response to increased cash flow during periods of relatively high commodity prices, we may not be able to sustain those distribution levels during subsequent periods of lower commodity prices.

The differential between the NYMEX or other benchmark price of oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

The prices that we receive for our oil and natural gas production sometimes trade at a discount to the relevant benchmark prices, such as NYMEX, that are used for calculating hedge positions. The difference between the benchmark price and the price we receive is called a differential. We cannot accurately predict oil and natural gas differentials. In recent years, production increases from competing Canadian and Rocky Mountain producers, in conjunction with limited refining and pipeline capacity from the Rocky Mountain area, have gradually widened this differential. Increases in the differential between the benchmark price for oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

Future price declines may result in a write-down of our asset carrying values.

Declines in oil and natural gas prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change or development results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable and therefore require a write-down. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our revolving credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.

Our hedging activities could result in financial losses or could reduce our income, which may adversely affect our ability to pay distributions to our unitholders.

To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas, we currently and may in the future enter into derivative arrangements for a significant portion of our oil and natural gas production that could result in both realized and unrealized hedging losses. The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. For example, the derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual crude oil, natural gas and NGL prices we realize in our operations. Furthermore, our revolving credit facility requires that we limit derivative transactions that cap the price we will receive from expected production volumes and, as a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.”

Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the nominal amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our derivative activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our derivative activities are subject to the following risks:

•	a counterparty may not perform its obligation under the applicable derivative instrument; and

•	there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received, which may result in payments to our derivative counterparty that are not accompanied by our receipt of higher prices from our production in the field.

Our estimated proved reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

It is not possible to measure underground accumulations of oil or natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, future production levels and operating and development costs. In estimating our level of oil and natural gas reserves, we and our independent reserve engineers make certain assumptions that may prove to be incorrect, including assumptions relating to:

•	the level of oil and natural gas prices;

•	future production levels;

•	capital expenditures;

•	operating and development costs;

•	the effects of regulation; and

•	availability of funds.

If these assumptions prove to be incorrect, our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and our estimates of the future net cash flows from our reserves could change significantly.

Our standardized measure is calculated using unhedged oil prices and is determined in accordance with the rules and regulations of the SEC. Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual development and production.

The reserve estimates we make for fields that do not have a lengthy production history are less reliable than estimates for fields with lengthy production histories. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates and the timing of development expenditures.

The standardized measure of our estimated proved reserves is not necessarily the same as the current market value of our estimated proved oil and natural gas reserves. We base the estimated discounted future net cash flows from our estimated proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	the actual prices we receive for oil and natural gas;

•	our actual operating costs in producing oil and natural gas;

•	the amount and timing of actual production;

•	the amount and timing of our capital expenditures;

•	supply of and demand for our oil and natural gas; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the Financial Accounting Standards Board’s, or FASB, Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities,” may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Developing and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

The cost of developing, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomical if we drill dry holes or wells that are productive but do not produce as much oil and natural gas as we had estimated. Furthermore, our development and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•	high costs, shortages or delivery delays of rigs, equipment, labor or other services;

•	unexpected operational events and/or conditions;

•	reductions in oil and natural gas prices;

•	increases in severance taxes;

•	limitations in the market for oil and natural gas;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	equipment failures or accidents;

•	title problems;

•	pipe or cement failures;

•	casing collapses;

•	compliance with environmental and other governmental requirements;

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•	lost or damaged oilfield development and service tools;

•	unusual or unexpected geological formations;

•	loss of drilling fluid circulation;

•	pressure or irregularities in formations;

•	fires;

•	natural disasters;

•	blowouts, surface craterings and explosions;

•	uncontrollable flows of oil, natural gas or well fluids; and

•	loss of leases due to incorrect payment of royalties.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

Secondary and tertiary recovery techniques may not be successful, which could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

Much of our production, reserves and development relies on secondary and tertiary recovery techniques, which include waterfloods and injecting natural gases into producing formations to enhance hydrocarbon recovery. If production response is less than forecast for a particular project, then the project may be uneconomic or generate less cash flow and reserves than we had estimated prior to investing capital. Risks associated with secondary and tertiary recovery techniques include, but are not limited to, the following:

•	lower-than-expected production;

•	longer response times;

•	higher capital costs;

•	shortages of equipment; and

•	lack of technical expertise.

If any of these risks occur, it could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

Shortages of rigs, equipment and crews could delay our operations and reduce our cash available for distribution.

Higher oil and natural gas prices generally increase the demand for rigs, equipment and crews and can lead to shortages of, and increasing costs for, development equipment, services and personnel. Shortages of, or increasing costs for, experienced development crews and oil field equipment and services could restrict our ability to drill the wells and conduct the operations that we currently have planned. Any delay in the development of new wells or a significant increase in development costs could reduce our revenues.

If we do not make acquisitions on economically acceptable terms, our future growth and ability to pay or increase distributions will be limited.

Our ability to grow and to increase distributions to unitholders depends in part on our ability to make acquisitions that result in an increase in pro forma available cash per unit. We may be unable to make such acquisitions because we are:

•	unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	unable to obtain financing for these acquisitions on economically acceptable terms; or

•	outbid by competitors.

If we are unable to acquire properties containing proved reserves, our total level of proved reserves will decline as a result of our production, and we will be limited in our ability to increase or possibly even to maintain our level of cash distributions.

Any acquisitions we complete are subject to substantial risks that could reduce our ability to make distributions to unitholders.

Even if we do make acquisitions that we believe will increase pro forma available cash per unit, these acquisitions may nevertheless result in a decrease in pro forma available cash per unit. Any acquisition involves potential risks, including, among other things:

•	the validity of our assumptions about reserves, future production, revenues, capital, operating expenses and costs, including synergies;

•	an inability to integrate the businesses we acquire successfully;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which our indemnity is inadequate;

•	the diversion of management’s attention from other business concerns;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•	natural disasters;

•	the incurrences of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges;

•	unforeseen difficulties encountered in operating in new geographic areas; and

•	customer or key employee losses at the acquired businesses.

Our decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations.

Also, our reviews of acquired properties are inherently incomplete because it generally is not feasible to perform an in-depth review of the individual properties involved in each acquisition given time constraints imposed by sellers. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.

If our acquisitions do not generate expected increases in pro forma available cash per unit, we will be less able to make distributions to our unitholders.

Many of our leases are in mature fields that have produced large quantities of oil and natural gas to date.

Our assets are primarily located in established fields in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas. As a result, many of our leases are in, or directly offset, areas that have produced large quantities of oil and natural gas to date. As such, the primary risk to infill development is partial depletion by offsetting wells.

Due to our lack of asset and geographic diversification, adverse developments in our operating areas would reduce our ability to make distributions to our unitholders.

We only own oil and natural gas properties and related assets. All of our assets are located in Wyoming, Montana and Texas. Due to our lack of diversification in asset type and location, an adverse development in the oil and natural gas business of these geographic areas would have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we maintained more diverse assets and locations.

We depend on two customers for a substantial amount of our sales. If these customers reduce the volumes of oil and natural gas they purchase from us, our revenue and cash available for distribution will decline to the extent we are not able to find new customers for our production.

On a pro forma basis for the year ended December 31, 2006, Marathon Oil Corporation and ConocoPhilips accounted for approximately 36% and 25% of our total sales volumes, respectively. If either of these customers were to reduce the volume of oil it purchases from us, our revenue and cash available for distribution will decline to the extent we are not able to find new customers for our production.

We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenue to allow us to pay distributions to our unitholders.

The oil and natural gas industry is intensely competitive with respect to acquiring prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel, and we compete with other companies that have greater resources. Many of our competitors are major and large independent oil and natural gas companies, and possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only drill for and produce oil and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and natural gas properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, there is substantial competition for investment capital in the oil and natural gas industry. These larger companies may have a greater ability to continue development activities during periods of low oil and natural gas prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations.

We may incur substantial additional debt to enable us to pay our quarterly distributions, which may negatively affect our ability to execute our business plan.

Our business requires a significant amount of capital expenditures to maintain and grow production levels. In addition, volatility in commodity prices or other factors may reduce the amount of cash we actually generate in any particular quarter. As a consequence, we may be unable to pay a distribution at the initial distribution rate or the then-current distribution rate without borrowing under our revolving credit facility.

When we borrow to pay distributions, we are distributing more cash than we are generating from our operations on a current basis. This means that we are using a portion of our borrowing capacity under our revolving credit facility to pay distributions rather than to maintain or expand our operations. If we use borrowings under our revolving credit facility to pay distributions for an extended period of time rather than toward funding capital expenditures and other matters relating to our operations, we may be unable to support or grow our business. Such a curtailment of our business activities, combined with our payment of principal and interest on our future indebtedness to pay these distributions, will reduce our cash available for distribution on our units and will have a material adverse effect on our business, financial condition and results of operations. If we borrow to pay distributions during periods of low commodity prices and commodity prices remain low, we may have to reduce our distribution in order to avoid excessive leverage.

Our future debt levels may limit our flexibility to obtain additional financing and pursue other business opportunities.

After giving effect to this offering and the related transactions, we estimate that we will have $51.7 million of debt. Following this offering, we estimate we will have the ability to incur debt, including under our revolving credit facility, subject to borrowing base limitations in our revolving credit facility. Our future indebtedness could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisition or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our existing and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders; and

•	our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

Our revolving credit facility has substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions.

The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements may restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities or to pay distributions. Our revolving credit facility and any future credit facility may restrict our ability to:

•	incur indebtedness;

•	grant liens;

•	make certain acquisitions and investments;

•	lease equipment;

•	make capital expenditures above specified amounts;

•	redeem or prepay other debt;

•	make distributions to unitholders or repurchase units;

•	enter into transactions with affiliates; and

•	enter into a merger, consolidation or sale of assets.

We also will be required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions will be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our revolving credit facility will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our revolving credit facility, the lenders could seek to foreclose on our assets.

Our revolving credit facility will limit the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion. Outstanding borrowings in excess of the borrowing base will be required to be repaid immediately, or we will be required to pledge other oil and natural gas properties as additional collateral.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are a variety of operating risks inherent in our wells, gathering systems, pipelines and other facilities, such as leaks, explosions, mechanical problems and natural disasters, all of which could cause substantial financial losses. Any of these or other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial revenue losses. The location of our wells, gathering systems, pipelines and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks.

We currently possess property and general liability insurance at levels we believe are appropriate; however, insurance against all operational risk is not available to us. We are not fully insured against all risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable costs and on commercially reasonable terms. Changes in the insurance markets subsequent to the terrorist attacks on September 11, 2001 and the hurricanes in 2005 have made it more difficult for us to obtain certain types of coverage. There can be no assurance that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain hazards or cover all potential losses. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders.

Our business depends in part on gathering and transportation facilities owned by others. Any limitation in the availability of those facilities could interfere with our ability to market our oil and natural gas production and could harm our business.

The marketability of our oil and natural gas production depends in part on the availability, proximity and capacity of pipelines, oil and natural gas gathering systems and processing facilities. The amount of oil and natural gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of available capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we are provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or pipeline capacity could reduce our ability to market our oil and natural gas production and harm our business.

We have limited control over the activities on properties we do not operate.

Other companies operated approximately 27% of our properties (measured by total reserves) and approximately 36% of our wells on a pro forma basis as of December 31, 2006. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our oil and natural gas exploration and production operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations.

Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and production of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to you. Please read “Business — Environmental Matters and Regulation” and “Business — Other Regulation of the Oil and Natural Gas Industry” for a description of the laws and regulations that affect us.

Our operations expose us to significant costs and liabilities with respect to environmental and operational safety matters.

We may incur significant costs and liabilities as a result of environmental and safety requirements applicable to our oil and natural gas exploration and production activities. In addition, we often indemnify sellers of oil and natural gas properties for environmental liabilities they or their predecessors may have created. These costs and liabilities could arise under a wide range of federal, state and local environmental and safety laws and regulations, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs, liens and to a lesser extent, issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property may result from environmental and other impacts of our operations.

Strict, joint and several liability may be imposed under certain environmental laws, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. New laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. If we are not able to recover the resulting costs through insurance or increased revenues, our ability to make distributions to you could be adversely affected. Please read “Business — Environmental Matters and Regulation” for more information.

Certain of our facilities and activities are subject to regulation by the Federal Energy Regulatory Commission, which could take actions that could result in a material adverse effect on our financial condition.

The rates and terms and conditions of service on our Clearfork crude oil pipeline are subject to regulation by the Federal Energy Regulatory Commission, or FERC, pursuant to the Interstate Commerce Act of 1887, as amended, or ICA. To be lawful under the ICA, interstate rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC. In addition, pipelines may not confer any undue preference upon any shipper. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured. The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach as it considers proposals by natural gas pipelines to allow negotiated rates that are not limited by rate ceilings, as well as pipeline rate case proposals and revisions to rules and policies that may affect our shippers’ rights of access to interstate natural gas transportation capacity, it could have an adverse effect on the rates we are able to charge in the future. In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures and increased costs.

Although our natural gas sales activities are not currently subject to rate regulation by FERC, if FERC finds that in connection with making such sales, we (i) failed to comply with any applicable FERC administered statutes, rules, regulations or orders, (ii) engaged certain fraudulent acts, or (iii) engaged in market manipulation, we could be subject to substantial penalties and fines of up to $1,000,000 per day per violation.

The amount of cash distributions that we will be able to distribute to unitholders will be reduced by the costs associated with being a public company, other general and administrative expenses and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.

Before we can pay distributions to our unitholders, we must first pay or reserve cash for our expenses, including capital expenditures and the costs of being a public company and other operating expenses, and we may reserve cash for future distributions during periods of limited cash flows. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. The amount of cash we have available for distribution to our unitholders will be affected by our level of reserves and expenses, including the costs associated with being a public company.

Risks Inherent in an Investment in Us

Our general partner and its affiliates own a controlling interest in us and may have conflicts of interest with us and limited fiduciary duties to us, which may permit them to favor their own interests to your detriment.

Following the offering, affiliates of EAC will own 60.9% of our common units and control our general partner, which controls us. The directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to EAC. Furthermore, certain directors and officers of our general partner may be directors or officers of affiliates of our general partner, including EAC. Conflicts of interest may arise between EAC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Please read “— Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.” These potential conflicts include, among others, the following situations:

•	we have agreed that EAC and its affiliates will have a preferential right to acquire any third-party oil and natural gas properties located in the United States;

•	neither our partnership agreement nor any other agreement requires EAC or its affiliates (other than our general partner) to pursue a business strategy that favors us. EAC’s directors and officers have a fiduciary duty to make these decisions in the best interests of its shareholders, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as EAC and its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	EAC is not limited in its ability to compete with us and is under no obligation to offer assets to us. In addition, EAC may compete with us with respect to any future acquisition opportunities. Please read “— EAC is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses”;

•	some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliates;

•	our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines which costs, including allocated overhead, incurred by it and its affiliates are reimbursable by us. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us;

•	we intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

EAC is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses.

Neither our partnership agreement nor the omnibus agreement between us and EAC will prohibit EAC from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, EAC may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets. EAC is a large, established participant in the oil and natural gas industry, and has significantly greater resources and experience than we have, which factors may make it more difficult for us to compete with EAC with respect to commercial activities as well as for acquisition candidates. As a result, competition from EAC could adversely impact our results of operations and cash available for distribution. Please read “Conflicts of Interest and Fiduciary Duties.”

EAC, as the owner of our general partner, will have the power to appoint and remove our directors and management.

Since EAC owns our general partner, it will have the ability to elect all the members of the board of directors of our general partner. Our general partner will have control over all decisions related to our operations. Since EAC also holds 60.9% of our common units, the public unitholders will not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Furthermore, the goals and objectives of EAC and our general partner relating to us may not be consistent with those of a majority of the public unitholders.

We do not have any officers or employees and rely solely on officers of our general partner and employees of Encore Operating, L.P., a wholly owned subsidiary of EAC.

None of the officers of our general partner are employees of our general partner and we do not have any employees. We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf. Affiliates of our general partner and Encore Operating, L.P. conduct businesses and activities of their own in which we have no economic interest, including businesses and activities relating to EAC. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner, Encore Operating, L.P. and their affiliates. If the officers of our general partner and the employees of Encore Operating, L.P. and their affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner will be chosen by EAC. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Following the closing of this offering, our general partner and its affiliates will own 60.9% of our aggregate outstanding common units.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of EAC, the owner of our general partner, from transferring all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby influence the decisions made by the board of directors and officers.

We may issue additional units without your approval, which would dilute your ownership interests.

Our partnership agreement does not limit the number of additional partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any common units held by a person, entity or group that owns 20% or more of any class of common units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such common units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting unitholders’ ability to influence the manner or direction of management.

Affiliates of our general partner may sell common units in the public markets, which sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered hereby, EAC will hold an aggregate of 14,035,902 common units. The sale of these units in the public markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You also may incur a tax liability upon a sale of your common units. At the completion of this offering, our general partner and its affiliates will own 60.9% of the common units. For additional information about this call right, please read “The Partnership Agreement — Limited Call Right.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please read “The Partnership Agreement — Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Unitholders who are not Eligible Holders will not be entitled to receive distributions on or allocations of income or loss on their common units and their common units will be subject to redemption.

In order to comply with U.S. laws with respect to the ownership of interests in oil and natural gas leases on federal lands, we have adopted certain requirements regarding those investors who may own our common units. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. As of the date hereof, Eligible Holder means:

•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body, including a municipality; or

•	an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. Unitholders who are not persons or entities who meet the requirements to be an Eligible Holder, will not receive distributions or allocations of income and loss on their common units and they run the risk of having their common units redeemed by us at the lower of their purchase price cost or the then-current market price. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “Description of the Common Units — Transfer of Common Units” and “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Unitholders may have limited liquidity for their common units, a trading market may not develop for the common units and you may not be able to resell your common units at or above the initial public offering price.

Prior to the offering, there has been no public market for the common units. After the offering, there will be 9,000,000 publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

If our common unit price declines after the initial public offering, you could lose a significant part of your investment.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

•	changes in securities analysts’ recommendations and their estimates of our financial performance;

•	public reaction to our press releases, announcements and our filings with the SEC;

•	fluctuations in broader securities market prices and volumes, particularly among securities of publicly traded oil and natural gas companies, limited partnerships and limited liability companies;

•	fluctuations in the U.S. dollar as compared to other currencies;

•	changes in market valuations of similar companies;

•	departures of key personnel;

•	commencement of or involvement in litigation;

•	variations in our quarterly results of operations or those of other oil and natural gas companies;

•	variations in the amount of our quarterly cash distributions;

•	future issuances and sales of our common units; and

•	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry.

In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our common units.

An increase in interest rates may cause the market price of our common units to decline.

Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

You will experience immediate and substantial dilution of $10.06 per common unit.

At an assumed initial public offering price of $23.00 per common unit, our common unit price would exceed our pro forma net tangible book value of $12.94 per common unit. Based on the assumed initial public offering price, you would incur immediate and substantial dilution of $10.06 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read “Dilution.”

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this or any other tax matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to a new entity-level tax, the Texas margin tax, at an effective rate of up to 0.7% on the portion of our income that is generated in Texas beginning with tax reports due on or after January 1, 2008. Imposition of such a tax on us by Texas or any other state, will reduce the cash available for distribution to you.

If the IRS contests any of the federal income tax positions we take, the market for our common units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and other retirement plans, and non-United States persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-United States persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-United States persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depletion, depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences — Uniformity of Units” for a further discussion of the effect of the depletion, depreciation and amortization positions we will adopt.

You likely will be subject to state and local taxes and return filing requirements as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We initially will own property and conduct business in Wyoming, Montana and Texas. Of those states, Texas and Wyoming do not currently impose a state income tax on individuals. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and unitholders receiving two schedule K-1s) for one fiscal year and require a unitholder who uses a different taxable year than us to include more than twelve moths of our taxable income or loss in his taxable income for the year of our termination. Please read “Material Tax Consequences — Disposition of Common Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of our common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our current valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

USE OF PROCEEDS

We intend to use the estimated net proceeds of approximately $190.1 million from this offering, after deducting underwriting discounts of $14.5 million and estimated offering expenses of approximately $2.5 million, to:

•	repay $64.9 million of indebtedness under our revolving credit facility; and

•	repay all $120 million of indebtedness, together with accrued interest of $5.2 million, under a subordinated secured term loan agreement with one of EAC’s subsidiaries.

A $1.00 increase or decrease in the assumed initial public offering price of $23.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses, to increase or decrease by approximately $8.4 million.

On March 7, 2007, we acquired oil and natural gas properties and related assets in the Elk Basin for approximately $328.7 million, including estimated transaction costs of approximately $0.3 million. We partially financed the acquisition and related costs with borrowings of $115 million under our revolving credit facility and proceeds from a $120 million subordinated secured term loan from EAP Operating, Inc., a wholly owned subsidiary of EAC. As of March 31, 2007, the interest rate was 7.1% under the revolving credit facility and 10.3% under the subordinated secured term loan. The revolving credit facility matures on March 7, 2012, and the subordinated secured term loan matures on March 7, 2013. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Revolving Credit Facility” and “— Subordinated Term Loan.”

We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to repay additional indebtedness under our revolving credit facility.

CAPITALIZATION

The following table shows:

•	the historical capitalization of Encore Energy Partners LP Predecessor as of December 31, 2006;

•	our pro forma capitalization as of December 31, 2006 to reflect the acquisition of the Elk Basin assets and related financings as though they occurred on December 31, 2006; and

•	our pro forma, as adjusted capitalization as of December 31, 2006, adjusted to reflect this offering and the application of the net proceeds we expect to receive as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a description of the pro forma adjustments, please read our Unaudited Pro Forma Balance Sheet.

	As of December 31, 2006
			Pro Forma, as
	Historical	Pro Forma	Adjusted(1)
	(In thousands)

Long-term debt:
Revolving credit facility	$—	$116,617	$51,715
Subordinated secured term loan	—	120,000	—

Total long-term debt	—	236,617	51,715

Partners’ capital:
Predecessor business	25,719	25,719	—
Common units-public	—	34,364	113,419
Common units-EAC	—	57,422	189,823
Management incentive units	—	—	—
General partner’s interest	—	1,873	6,188

Total partners’ capital	25,719	119,378	309,430

Total capitalization	$25,719	$355,995	$361,145

(1)	Assumes an initial public offering price of our common units of $23.00 per unit and reflects partner capital of common unitholders from the net proceeds of this offering of approximately $190.1 million, including approximately $14.5 million of underwriting discounts and estimated offering expenses of approximately $2.5 million, and the application of the proceeds as described in “Use of Proceeds.” A $1.00 increase or decrease in the assumed initial public offering price per common unit would increase or decrease, respectively, the net proceeds by approximately $8.4 million. The pro forma information discussed above is illustrative only and following completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

This table does not reflect the issuance of up to an additional 1,350,000 common units that may be sold to the underwriters upon exercise of their option to purchase additional common units.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Net tangible book value is our total tangible assets less total liabilities. Assuming an initial public offering price of $23.00 per common unit, on a pro forma basis as of December 31, 2006, after giving effect to the offering of common units and the application of the related net proceeds, our net tangible book value was $304.3 million, or $12.94 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$23.00
Pro forma net tangible book value per common unit before the offering(1)	$7.87
Increase in net tangible book value per common unit attributable to purchasers in the offering	5.07

Less: Pro forma net tangible book value per common unit after the offering(2)		12.94

Immediate dilution in net tangible book value per common unit to new investors(3)		$10.06

(1)	Determined by dividing the net tangible book value of our properties by the number of units (14,035,902 common units and 481,345 general partner units) to be issued to our general partner and its affiliates for their contribution of our properties to us. Does not include 550,000 management incentive units, which will not have any liquidation value immediately following the completion of this offering.

(2)	Determined by dividing the total number of units to be outstanding after this offering (23,035,902 common units and 491,078 general partner units) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of this offering. Does not include 550,000 management incentive units, which will not have any liquidation value immediately following the completion of this offering.

(3)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $10.71 or $9.42, respectively.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	$	Percent
		(In millions)

General partner and its affiliates(1)(2)	14,517,247	61.7%	$93.7	31.2%
New investors	9,000,000	38.3%	207.0	68.8%

Total	23,517,247	100%	$300.7	100%

(1)	Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 14,035,902 common units and 481,345 general partner units. Does not include 550,000 management incentive units, which will not have any liquidation value immediately following the completion of this offering. We did not receive any cash consideration in exchange for the issuance of management incentive units.

(2)	The assets contributed by affiliates of the general partner were recorded at historical cost in accordance with GAAP. Total consideration provided by affiliates of the general partner is equal to the net tangible book value of such assets as of December 31, 2006.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read “— Assumptions and Considerations” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma operating results, you should refer to our historical financial statements for the years ended December 31, 2004, 2005 and 2006 and our unaudited pro forma financial statements for the year ended December 31, 2006, included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy.  Our partnership agreement requires us to distribute all of our available cash quarterly. Our available cash is our cash on hand at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs, including cash from borrowings. We intend to fund a portion of our capital expenditures with additional borrowings or issuances of additional units. We may also borrow to make distributions to unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long term, but short-term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash, after expenses and reserves, rather than retaining it. Also, because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to federal income tax.

Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.  There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our cash distribution policy is subject to restrictions on distributions under our revolving credit facility. Specifically, our revolving credit facility contains material financial tests and covenants that we must satisfy. These financial tests and covenants include a requirement that our ratio (1) of consolidated funded debt to consolidated EBITDAX be not more than 3.5 to 1.0, (2) of consolidated EBITDAX to the sum of consolidated net interest expense plus letter of credit fees be not less than 2.5 to 1.0 and (3) of current assets to current liabilities be equal to or greater than 1.0 to 1.0. These financial ratios and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Revolving Credit Facility.” Should we be unable to satisfy these restrictions under our revolving credit facility or if we are otherwise in default under our revolving credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. Any future indebtedness may contain similar or more stringent restrictions.

•	Our general partner will have the authority to establish reserves for the conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish reserves made by our general partner in good faith will be binding on the unitholders. We intend to reserve a substantial portion of our cash generated from operations to fund our exploitation and development capital expenditures and to acquire additional oil and natural gas properties and related assets. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain or grow our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. Decreases in commodity prices from current levels will also adversely affect our ability to pay distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of your investment in us as opposed to a return on your investment.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended by a vote of the holders of a majority of our common units. At the closing of this offering, EAC will own our general partner and approximately 60.9% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reduced demand for oil and natural gas, increases in our operating expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

Our Ability to Grow Depends on Our Ability to Access External Growth Capital.  We expect that we will distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, rather than cash reserves established by our general partner, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement and our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

Upon completion of this offering, the board of directors of our general partner will adopt a cash distribution policy that will require us to pay distributions at an initial distribution rate of $0.35 per unit per complete quarter, or $1.40 per unit per year, on all common units, management incentive units and general partner units no later than 45 days after the end of each fiscal quarter to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. This equates to an aggregate cash distribution of $8.4 million per quarter or $33.7 million per year, in each case based on the number of common units, management incentive units and general partner units outstanding immediately after completion of this offering. If the underwriters exercise their option to purchase additional common units in full, 24,385,902 common units, 550,000 management incentive units and 508,896 general partner units will be outstanding. Accordingly, the exercise of the underwriters’ option will increase the total amount of units outstanding and the amount of cash needed to pay the initial distribution rate on all units. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption “— General — Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the assumed number of outstanding common units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $0.35 per common unit per quarter ($1.40 per common unit on an annualized basis).

	Number of	Distributions
	Units	One Quarter	Four Quarters

Common units held by the public	9,000,000	$3,150,000	$12,600,000
Common units held by EAC subsidiaries	14,035,902	4,912,566	19,650,263
Management incentive units	550,000	192,500	770,000
General partner units	481,345	168,471	673,883

Total	24,067,247	$8,423,537	$33,694,146

We do not have a legal obligation to pay distributions at our initial distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of expenses and the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters.

Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or imposed at equity. Holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above; however, our partnership agreement provides that our general partner is entitled to make the determinations described above without regard to any standard other than the requirement to act in good faith. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. Our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended by a vote of the holders of a majority of our common units. At the closing of this offering, EAC will own our general partner and approximately 60.9% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders.

The distributions will not be cumulative. If distributions on our units are not paid with respect to any fiscal quarter at the initial distribution rate, our unitholders, including our general partner, will not be entitled to receive such payments in the future. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. Assuming that we become a publicly traded partnership before September 30, 2007, we will pay unitholders a prorated distribution for the period from the first day our common units are publicly traded to and including September 30, 2007.

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.35 per unit each quarter through the quarter ending June 30, 2008. In those sections, we present two tables, consisting of:

•	Our “Unaudited Pro Forma Available Cash,” in which we present the amount of cash we would have had available for the year ended December 31, 2006, based on our unaudited pro forma financial statements. Our calculation of pro forma available cash in this table should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed in an earlier period.

•	Our “Estimated Cash Available for Distribution,” in which we present how we calculate the estimated minimum EBITDAX necessary for us to have sufficient cash available for distribution to pay the full initial quarterly distribution on all the outstanding units for each quarter through June 30, 2008. In “— Assumptions and Considerations” below, we also present our assumptions underlying our belief that we will generate sufficient EBITDAX to pay the initial quarterly distribution on all units for each quarter through June 30, 2008.

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2006

If we had completed the transactions contemplated in this prospectus on January 1, 2006, our pro forma available cash for the year ended December 31, 2006 would have been approximately $48.4 million. This amount would have been sufficient to make a cash distribution for the year ended December 31, 2006 at the initial distribution rate of $0.35 per unit per quarter (or $1.40 per unit on an annualized basis) on all of the common units, management incentive units and general partner units.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma available cash only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in an earlier period.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2006, the amount of available cash that would have been available for distributions to our unitholders, assuming that the formation transactions and this offering had been consummated on January 1, 2006. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Encore Energy Partners LP
Unaudited Pro Forma Available Cash

Pro Forma
Year Ended
December 31, 2006
(In thousands,
except per unit
data)

Net income	$18,135
Plus:
Interest expense	2,837
Depletion, depreciation and amortization expense	32,518
Income taxes	122

EBITDAX(1)	53,612
Less:
Cash interest expense(2)	2,514
Capital expenditures(3)	2,707

Pro forma available cash	$48,391

Distributions per unit	$1.40

Pro forma cash distributions:
Distribution to our general partner	$674
Distribution to public common unitholders	12,600
Distribution to common units held by our general partner and its affiliates	19,650
Distribution to management incentive units	770

Total distributions	$33,694

Excess	$14,697

(1)	Please read “Prospectus Summary — Non-GAAP Financial Measures.”

(2)	Reflects the interest expense related to $46.6 million in borrowings under our revolving credit facility at an assumed annual interest rate of 5.4%. If the interest rate used to calculate this interest were 1.0% higher or lower, our annual cash interest cost would increase or decrease, respectively, by approximately $0.5 million.

(3)	Represents pro forma capital expenditures for the Elk Basin properties and the Permian Basin properties for the year ended December 31, 2006.

Estimated Cash Available for Distribution for the Twelve Months Ending June 30, 2008

In order to pay the initial quarterly distribution on all our common units and general partner units of $0.35 per unit per complete quarter for four quarters, we estimate that our EBITDAX for the twelve months ending June 30, 2008 must be at least $45.7 million. EBITDAX should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure our operating performance, liquidity or ability to service debt obligations. Please read “Prospectus Summary — Summary Historical and Pro Forma Financial Data” and “— Non-GAAP Financial Measures” for an explanation of EBITDAX and reconciliations of EBITDAX to net income and net cash from operating activities, its most directly comparable financial performance and liquidity measure calculated in and presented in accordance with GAAP.

We also anticipate that if our EBITDAX for such period is at or above our estimate, we would be permitted to make the quarterly distributions on all the common units, management incentive units and general partner units at the initial distribution rate under the applicable covenants under our revolving credit facility.

We believe that we will be able to generate the estimated minimum EBITDAX of $45.7 million for the twelve months ending June 30, 2008. You should read “— Assumptions and Considerations” below for a discussion of the material assumptions underlying this belief, which reflect our judgment of conditions we expect to exist and the course of action we expect to take. If our estimate is not achieved, we may not be able to pay the initial quarterly distribution on all of our units. We can give you no assurance that our assumptions will be realized or that we will generate the $45.7 million in EBITDAX required to pay the initial quarterly distribution on all our common units and general partner units. There will likely be differences between our estimates and the actual results we will achieve and those differences could be material. If we do not generate the estimated minimum EBITDAX or if our capital expenditures or interest expense are higher than estimated, we may not be able to pay the initial quarterly distribution on all units.

When considering our ability to generate the estimated minimum EBITDAX of $45.7 million, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and cash available for distribution to our unitholders to vary significantly from those set forth below.

We do not as a matter of course make public projections as to future sales, earnings or other results. However, our management has prepared the prospective financial information set forth below to present the estimated cash available for distribution for the twelve months ending June 30, 2008. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of our management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the date in this prospectus. In light of the above, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full initial quarterly distribution on all of our outstanding common units, management incentive units and general partner units for each quarter through June 30, 2008 should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

The following table shows how we calculate the estimated EBITDAX necessary to pay the initial quarterly distribution on all our common units and general partner units for the twelve months ending June 30, 2008. Our estimated EBITDAX is based on the projected results of operations from all of our operating subsidiaries for the twelve months ending June 30, 2008. The assumptions that we have made that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes set forth in “— Assumptions and Considerations.”

Encore Energy Partners LP
Estimated Cash Available for Distribution

Twelve Months Ending
June 30, 2008
(In thousands,
except per unit
data)

Operating revenues	$76,268
Hedging gain	2,390

Total operating revenues	78,658
Production taxes	8,263
Lease operations expenses	10,587
Other operating expenses	6,011
General and administrative expense	4,765
Depletion, depreciation and amortization expense	32,335
Interest expense	3,592

Net income	13,105
Adjustments to reconcile net income to estimated EBITDAX:
Add:
Depletion, depreciation and amortization expense	32,335
Interest expense	3,592

Estimated EBITDAX(1)	49,032
Adjustments to reconcile estimated EBITDAX to estimated cash available for distribution:
Less:
Cash interest expense	3,268
Capital expenditures(2)	8,700

Estimated cash available for distribution	$37,064

Per unit annual cash distribution	$1.40

Distributions to our general partner	$674
Distributions to public common unitholders	12,600
Distributions to common units held by our general partner and its affiliates	19,650
Distributions to management incentive units	770

Total annual cash distributions	33,694

Excess of cash available for distribution over annual cash distributions	$3,370

Estimated EBITDAX	$49,032
Less:
Excess of cash available for distribution over annual cash distributions	3,370

Minimum estimated EBITDAX necessary to pay annual cash distributions	$45,662

(1)	Please read “Prospectus Summary — Non-GAAP Financial Measures.”

(2)	We expect to incur approximately $6.3 million of actual capital expenditures for the twelve months ending June 30, 2008. Over the three-year period ending June 30, 2010, we expect that our capital expenditures will average approximately $8.7 million.

Assumptions and Considerations

Based upon the specific assumptions outlined below with respect to the twelve months ending June 30, 2008, we expect to generate cash flow from operations in an amount sufficient to fund our budgeted capital expenditures, establish cash reserves and pay the initial quarterly distribution on all units through June 30, 2008.

While we believe that these assumptions are reasonable in light of management’s current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions do not materialize, the amount of actual cash available to pay distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to permit us to pay the full initial quarterly distribution (absent borrowings under our revolving credit facility), or any amount, on all units, in which event the market price of our common units may decline substantially. We are unlikely to be able to sustain our current level of distributions without making accretive acquisitions or capital expenditures that maintain or grow our asset base. Over a longer period of time, if we do not set aside sufficient cash reserves or make sufficient cash expenditures to maintain or grow our asset base, we will be unable to pay distributions at the current level from cash generated from operations and would therefore expect to reduce our distributions. Decreases in commodity prices from current levels will adversely affect our ability to pay distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distribution may be considered a return of part of your investment in us as opposed to a return on your investment. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings “Risk Factors,” and “Forward-Looking Statements.” Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

Operations and Revenue

Production.  The following table sets forth information regarding net production of oil and natural gas on a pro forma basis for the year ended December 31, 2006 and on a forecasted basis for the twelve months ending June 30, 2008:

				Forecasted for
	Pro Forma for Year			Twelve Months Ending
	Ended December 31, 2006			June 30, 2008
	Elk Basin	Permian Basin	Total	Total

Oil (MBbl)	1,266	7	1,273	1,190
Natural gas (MMcf)	362	1,796	2,158	2,358
Combined (MBOE)	1,326	306	1,632	1,583

Oil (Bbl/D)	3,470	18	3,488	3,251
Natural gas (Mcf/D)	992	4,922	5,912	6,443
Combined (BOE/D)	3,633	838	4,471	4,325

We expect that our production will stay relatively flat for the twelve months ending June 30, 2008 as compared to the pro forma year ended December 31, 2006. The natural decline in production will be offset by the increase in production from new wells and other capital projects.

We estimate that our oil and natural gas production for the twelve months ending June 30, 2008 will be 1,583 MBOE as compared to 1,632 MBOE on a pro forma basis for the year ended December 31, 2006. The 3.0% decline in forecasted production for the twelve months ending June 30, 2008 from our pro forma production for the year ended December 31, 2006 is due in part to limited capital expenditures in the Elk

Basin field during the year ended December 31, 2006 and subsequent periods prior to our ownership. The forecast reflects an estimated 4.5% natural proved developed producing production decline rate of the Elk Basin field and a 10.0% natural proved developed producing production decline rate of our Permian Basin properties, which is offset by increased production resulting from our 2006 drilling program. Our weighted average proved developed producing production decline rate is approximately 5.5% per year.

During 2007, an additional 2 gross (1 net) non-operated wells commenced production in the Permian Basin, and we expect that one additional non-operated well, net, will commence production by June 30, 2008. We expect to drill 13 gross (13 net) additional operated wells in the Elk Basin during the twelve months ending June 30, 2008. All of the wells drilled and completed to date in 2007 are producing in paying quantities. We have assumed that we will be successful in producing crude oil and natural gas in commercial quantities for all additional wells based on past drilling performance in our fields.

Prices.  The table below illustrates the relationship between oil and natural gas wellhead prices as a percentage of average NYMEX prices on a pro forma basis for the year ended December 31, 2006 as compared to our forecast for the twelve months ending June 30, 2008:

				Forecasted for
	Pro Forma for Year			Twelve Months Ending
	Ended December 31, 2006			June 30, 2008
	Elk Basin	Permian Basin	Total	Total

Oil:
Average NYMEX oil ($/Bbl)	$66.22	$66.22	$66.22	$63.00
Differential to NYMEX	(15.91)	(4.04)	(15.86)	(12.74)

Wellhead price	$50.31	$62.18	$50.36	$50.26

Differential percentage to NYMEX	(24)%	(6)%	(24)%	(20)%

Natural Gas:
Average NYMEX natural gas ($/Mcf)	$6.99	$6.99	$6.99	$7.75
Differential to NYMEX	(0.37)	(0.12)	(0.16)	(0.77)

Wellhead price	$6.62	$6.87	$6.83	$6.98

Differential percentage to NYMEX	(5)%	(2)%	(2)%	(10)%

Total combined wellhead price ($/BOE)	$49.83	$41.67	$48.31	$48.18

Our oil wellhead price as a percentage of the average NYMEX price is expected to average 20% for the twelve months ending June 30, 2008 as compared to 24% on a pro forma basis for the year ended December 31, 2006. Our natural gas wellhead price as a percentage of the average NYMEX price is expected to average 10% for the twelve months ending June 30, 2008 as compared to 2% on a pro forma basis for the year ended December 31, 2006. The increase in our forecasted natural gas differential is due primarily to recent market conditions in the Rockies and Elk Basin resulting from limited take-away capacity constraints.

Hedging.  The following table summarizes our realized oil and natural gas prices on a pro forma basis for the year ended December 31, 2006 and on a forecasted basis for the twelve months ending June 30, 2008:

				Forecasted for
	Pro Forma for Year			Twelve Months Ending
	Ended December 31, 2006			June 30, 2008
	Elk Basin	Permian Basin	Total	Total

Oil:
Oil wellhead price ($/Bbl)	$50.31	$62.18	$50.36	$50.26
Oil hedges gain ($/Bbl)	—	—	—	1.54

Oil realized price ($/Bbl)	$50.31	$62.18	$50.36	$51.80

Natural Gas:
Natural gas wellhead price ($/Mcf)	$6.62	$6.87	$6.83	$6.98
Natural gas hedges gain ($/Mcf)	—	—	—	0.23

Natural gas realized price ($/Mcf)	$6.62	$6.87	$6.83	$7.21

As described in the table above, we did not have any hedging arrangements on a pro forma basis for the year ended December 31, 2006.

The following table summarizes our oil derivative contracts covering forecasted production through the end of December 2009:

	Swaps		Floors
		Weighted		Weighted
		Average		Average
	Bbl/D	Price	Bbl/D	Price

Oil derivative contracts at May 11, 2007:
April 2007 — December 2008	—	$—	2,500	$65.00
January 2009 — December 2009	1,000	$68.70	1,000	$63.00

The 2,500 Bbl/D oil derivative floor contracts described in the table above cover 76.9% of our forecasted oil production for the twelve months ending June 30, 2008.

The following table summarizes our natural gas derivative contracts covering forecasted production through December 2009:

	Floor		Ceiling
		Weighted		Weighted
		Average		Average
	Mcf/D	Price	Mcf/D	Price

Natural gas derivative contracts at May 11, 2007:
July 2007 — December 2009	4,000	$7.70	2,000	$9.85

The 4,000 Mcf/D natural gas derivative floor and ceiling described in the table above cover 62% and 31%, respectively, of our natural gas forecasted production for the twelve months ending June 30, 2008.

Oil and Natural Gas Revenues.  The following table illustrates the primary components of revenues on a pro forma basis for the year ended December 31, 2006 and on a forecasted basis for the twelve months ending June 30, 2008 (in thousands):

				Forecasted for
	Pro Forma for Year			Twelve Months Ending
	Ended December 31, 2006			June 30, 2008
	Elk Basin	Permian Basin	Total	Total

Oil:
Oil wellhead revenues	$63,695	$409	$64,104	$59,812
Oil hedges gain	—	—	—	1,835

Total oil revenues	$63,695	$409	$64,104	$61,647

Natural Gas:
Natural gas wellhead revenues	$2,395	$12,337	$14,732	$16,456
Natural gas hedges gain	—	—	—	555

Total natural gas revenues	$2,395	$12,337	$14,732	$17,011

The following table shows estimated EBITDAX sensitivities under various assumed NYMEX oil and natural gas prices for the twelve months ending June 30, 2008. In addition, the estimated EBITDAX amounts shown below are based on realized oil prices that take into account our average NYMEX oil and natural gas price differential assumptions of 24% and 6% of NYMEX for our Elk Basin and Permian Basin production. We have assumed no changes in our production based on changes in prices and that our hedging counterparties will perform as expected (in thousands, except per unit, per day amounts and percentages).

Oil NYMEX price ($/Bbl)	$30.00	$40.00	$50.00	$60.00
Natural gas NYMEX price ($/Mcf)	$4.00	$5.00	$6.00	$7.00
Combined daily production (BOE/D)	4,325	4,325	4,325	4,325
Percentage oil	75%	75%	75%	75%
Total revenues	$76,289	$76,930	$77,571	$78,211
Operating costs	14,742	15,237	15,732	16,227
Production taxes	4,142	5,359	6,576	7,818
General and administrative expenses	4,765	4,765	4,765	4,765

EBITDAX	$52,640	$51,569	$50,498	$49,402

As NYMEX prices decline, our estimated EBITDAX is projected to increase due to hedging gains attributable to hedged oil and natural gas production and lower production taxes and price differentials, which are calculated based on a percentage of wellhead prices as opposed to hedged prices.

Capital Expenditures and Expenses

Capital Expenditures.  We estimate that our capital expenditures for the twelve months ending June 30, 2008 will be approximately $6.3 million as compared to $2.7 million on a pro forma basis for the year ended December 31, 2006. We expect that our capital expenditures will average approximately $8.7 million over the three-year period ending June 30, 2010. The increased capital expenditures for the twelve months ending June 30, 2008 are expected to consist of the following:

•	approximately $4.8 million for the drilling of 13 gross (13 net) operated development wells in the Elk Basin and less than one net non-operated development well in the Permian Basin;

•	approximately $1.3 million for equipment and facilities; and

•	approximately $0.2 million for potential costs that we may incur for acquiring leases and similar expenditures that will enable us to maintain our capital asset base.

We expect to finance these capital expenditures with cash flow from operations.

Lease Operations Expense and Other Operating Expenses.  The following table summarizes lease operations expenses and other operating expenses on an aggregate basis and on a per BOE basis for the pro forma year ended December 31, 2006 and on a forecasted basis for the twelve months ending June 30, 2008 (in thousands, except per BOE amounts):

				Forecasted for
	Pro Forma for Year			the Twelve
	Ended December 31, 2006			Months Ending June 30, 2008
	Elk Basin	Permian Basin	Total	Total

Lease operations expenses	$7,435	$1,673	$9,108	$10,587
Other operating expenses	5,598	246	5,844	6,011

Total	$13,033	$1,919	$14,952	$16,598

Lease operations expenses ($/BOE)	$5.61	$5.47	$5.58	$6.69
Other operating expenses($/BOE)	4.22	0.80	3.58	3.80

Total operating expenses ($/BOE)	$9.83	$6.27	$9.16	$10.49

We estimate that our lease operations expenses for the twelve months ending June 30, 2008 will be approximately $10.6 million as compared to $9.1 million on a pro forma basis for the year ended December 31, 2006. The $1.5 million increase in forecasted lease operations expenses is primarily attributable to the following:

•	expected increases in prices paid to oilfield service companies and suppliers due to a current higher price environment; and

•	increased operational activity to maximize production and revenues.

Our other operating expenses consist primarily of gathering, transportation and processing expenses associated with our oil and natural gas production. We estimate that our other operating expenses projected for the twelve months ending June 30, 2008 will be approximately $6.0 million as compared to $5.8 million of pro forma other operating expenses for the year ended December 31, 2006. A significant portion of our other operating expenses are associated with our Elk Basin natural gas processing plant, whereby hydrocarbon liquids are produced as a byproduct of the flue gas tertiary recovery project.

Production Taxes.  The following table summarizes production taxes on an aggregate pro forma basis and as a percentage of wellhead revenues for the year ended December 31, 2006 and for the twelve months ending June 30, 2008 (in thousands, except percentages):

				Forecasted for
				the Twelve
				Months
	Pro Forma for Year Ended			Ending
	December 31, 2006			June 30, 2008
	Elk Basin	Permian Basin	Total	Total

Wellhead revenues	$66,090	$12,746	$78,836	$76,268
Production taxes	7,839	1,226	9,065	8,263
Production taxes as a percentage of wellhead	11.9%	9.6%	11.5%	10.8%

Our production taxes are calculated as a percentage of our oil and natural gas wellhead revenues. In general, as prices and volumes increase, our production taxes increase and as prices and volumes decrease, our production taxes decrease. Additionally, production tax percentages vary by state and as revenues by state vary, it can cause increases or decreases in our overall rate.

General and Administrative Expenses.  We estimate that our general and administrative expenses projected for the twelve months ending June 30, 2008 will be approximately $4.6 million as compared to approximately $4.9 million on a pro forma basis for the twelve months ended December 31, 2006. Our forecasted general and administrative expenses include $2.0 million of incremental general and administrative expenses that we expect to incur as a result of being a public company. These expenses will include costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. At the closing of this offering, we expect to enter into an amended and restated administrative services agreement with Encore Operating, L.P. whereby Encore Operating, L.P. will operate our assets and perform other administrative services for us in exchange for an initial fixed fee of $1.75 per BOE of our production and reimbursement of certain other expenses incurred on our behalf. We have not included any non-cash unit based compensation expense in our forecast of general and administrative expenses.

Interest Expense.  We estimate that our interest expense projected for the twelve months ending June 30, 2008 will be approximately $3.6 million as compared to $2.8 million on a pro forma basis for the year ended December 31, 2006. During the twelve months ending June 30, 2008, we expect to have approximately $51.7 million in debt outstanding under our revolving credit facility.

Regulatory, Industry and Economic Factors.  Our forecast for the twelve months ending June 30, 2008 is based on the following significant assumptions related to regulatory, industry and economic factors:

•	there will not be any new federal, state or local regulation of portions of the energy industry in which we operate, or an interpretation of existing regulation, that will be materially adverse to our business;

•	there will not be any major adverse change in the portions of the energy industry or in general economic conditions; and

•	market, insurance and overall economic conditions will not change substantially.

Distributions

•	Forecasted Distributions. Distributions on the common units, management incentive units and general partner units for the twelve months ending June 30, 2008 are forecasted to be $33.7 million in the aggregate. Quarterly distributions will be paid within 45 days after the close of each quarter.

HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending September 30, 2007, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the initial quarterly distribution for the period from the closing of the offering through September 30, 2007 based on the actual length of the period.

The term “available cash,” for any quarter, means all cash and cash equivalents on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter including cash from working capital borrowings. Working capital borrowings are borrowings used solely for working capital purposes or to pay distributions to unitholders.

We will distribute 98% of our available cash to our unitholders, pro rata, and 2% of our available cash to our general partner. In distributing available cash, we will assume that the holders of management incentive units own the equivalent number of common units into which such units are convertible on the date of distribution.

Management Incentive Units

In May 2007, the board of directors of our general partner (with the approval of EAC’s Board of Directors and its compensation committee) granted management incentive units to our executive officers. A management incentive unit is a limited partner interest in our partnership that entitles the holder to an initial quarterly distribution of $0.35 (or $1.40 on an annualized basis) and to increasing distributions upon the achievement of 10% compounding increases in our annualized distribution rate to common unitholders. If we make distributions per common unit of at least $2.74 over a period of four consecutive quarters, then the management incentive units may be converted into common units at a conversion ratio of 4.7684 common units per management incentive unit. After such conversion, we will be entitled to issue an additional 550,000 management incentive units to persons selected by the conflicts committee.

The following table sets forth the annualized distribution rate per management incentive unit for each target of common unit distribution growth and total distributions to management at each target:

Annualized Management Incentive Distributions
Distribution Summary

		Approximate
	Approximate	Annualized
	Annualized	Distribution Rate	Approximate
	Distribution Rate	per Management	Distributions to
Target	per Common Unit	Incentive Unit	Management
(a)	(b)	(c)	(d)(1)

0	$1.40	$1.40	$770,000
1	$1.54	$1.93	$1,058,750
2	$1.69	$2.64	$1,452,344
3	$1.86	$3.63	$1,998,047
4	$2.05	$5.00	$2,752,687
5	$2.25	$6.90	$3,793,338
6	$2.49	$9.50	$5,224,232
7	$2.74	$13.07	$7,185,940

(1)	Calculated by multiplying the annualized distribution rate per management incentive unit (column (c) above) by 550,000.

For more information on our management incentive units, including conversion rights, please read “Management — Management Incentive Units” beginning on page 115.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table shows selected historical financial data of Encore Energy Partners LP Predecessor, our predecessor, and pro forma financial data of Encore Energy Partners LP for the periods and as of the dates presented. The audited carve out financial statements of Encore Energy Partners LP Predecessor are comprised of certain of EAC’s oil and natural gas assets, liabilities and operations located in the Permian Basin of West Texas, which we refer to as the Permian Basin assets and which EAC will contribute to us on or prior to the completion of this offering. Due to the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability of Future Results,” our future results of operations will not be comparable to our predecessor’s historical results. The selected historical financial data as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 are derived from the audited carve out financial statements of our predecessor included elsewhere in this prospectus. The selected historical financial data as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003 are derived from the unaudited carve out financial statements of our predecessor.

The summary pro forma financial data as of and for the year ended December 31, 2006 are derived from the unaudited pro forma financial statements of Encore Energy Partners LP included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected prior to the closing of this offering had taken place on December 31, 2006, in the case of the pro forma balance sheet, or as of January 1, 2006, in the case of the pro forma statement of operations. These transactions include:

•	the borrowing by us of $120 million under a subordinated term loan agreement with a wholly owned subsidiary of EAC and $116.6 million under our revolving credit facility;

•	a $93.7 million capital contribution by EAC to us;

•	the acquisition of the Elk Basin assets for $328.7 million (including estimated transaction costs of approximately $0.3 million);

•	the contribution of the Permian Basin assets to us in exchange for the issuance of additional common units and additional general partner units to enable our general partner to maintain its 2% general partner interest;

•	the sale by us of 9,000,000 common units to the public in this offering; and

•	the completion of this offering and the use of proceeds from this offering as described in “Use of Proceeds.”

We have also given pro forma effect to the $2.0 million of incremental general and administrative expenses that we expect to incur as a result of being a public company. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table includes the non-GAAP financial measure of EBITDAX. For a definition of EBITDAX and reconciliations to our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP, please read “Prospectus Summary — Non-GAAP Financial Measures.”

						Encore Energy
						Partners LP
						(Pro Forma)
	Encore Energy Partners LP Predecessor					Year Ended
	Year Ended December 31,					December 31,
	2002	2003	2004	2005	2006	2006
	(In thousands)

Statements of Operations Data:
Revenues:
Oil	$383	$366	$442	$535	$409	$64,104
Natural gas	8,368	12,708	12,791	16,366	12,337	14,732
Other	—	—	—	—	—	3,649

Total revenues	8,751	13,074	13,233	16,901	12,746	82,485

Expenses:
Production:
Lease operations	1,465	1,431	1,604	1,751	1,673	9,108
Production, ad valorem, and severance taxes	902	1,174	1,195	1,473	1,226	9,065
Depletion, depreciation, and amortization	1,741	1,544	1,394	1,286	1,200	32,518
General and administrative	371	441	477	572	631	4,856
Other operating	83	120	202	263	246	5,844

Total expenses	4,562	4,710	4,872	5,345	4,976	61,391

Operating income	4,189	8,364	8,361	11,556	7,770	21,094

Interest expense	—	—	—	—	—	(2,837)

Income before income taxes	4,189	8,364	8,361	11,556	7,770	18,257
Deferred income tax provision	—	—	—	—	(122)	(122)

Net income	$4,189	$8,364	$8,361	$11,556	$7,648	$18,135

EBITDAX			$9,755	$12,842	$8,970	$53,612
Balance Sheet Data (at period end):
Working capital	$1,749	$1,890	$2,257	$3,505	$1,633	$(167)
Total assets	25,188	25,641	26,794	29,133	26,923	369,578
Partners’/Owner’s equity	24,659	25,045	25,822	27,954	25,719	309,430
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$5,558	$9,715	$9,394	$11,604	$10,919
Investing activities	(401)	(1,737)	(1,810)	(2,180)	(1,036)
Financing activities	(5,157)	(7,978)	(7,584)	(9,424)	(9,883)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical and Pro Forma Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and natural gas, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

We are a growth-oriented Delaware limited partnership recently formed by Encore Acquisition Company (NYSE: EAC) to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. Our primary business objective is to make quarterly cash distributions to our unitholders at our initial distribution rate and, over time, increase our quarterly cash distributions. Our assets consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas.

Our properties in the Permian Basin were acquired by our predecessor, which we refer to as Encore Energy Partners LP Predecessor, in March 2000 and are located in Crockett County, Texas. For the year ended December 31, 2006, production from our Permian Basin properties was approximately 838 BOE/D, substantially all of which was natural gas. Our Permian Basin properties had estimated proved reserves at December 31, 2006 of 7,141 MBOE, of which 3,733 MBOE was proved developed producing, 1,423 MBOE was proved developed non-producing and 1,985 MBOE was proved undeveloped. Our Permian Basin properties consist of 25,115 gross acres and 10,384 net acres located in Crockett County, Texas.

Our properties in the Elk Basin were acquired from subsidiaries of Anadarko Petroleum Corporation in March 2007 for approximately $328.4 million. For the year ended December 31, 2006, production from our Elk Basin properties was approximately 3,633 BOE/D, of which approximately 95% was oil and 5% was natural gas. Our Elk Basin properties had estimated proved reserves at December 31, 2006 of 15,091 MBOE, of which 13,285 MBOE was proved developed and 1,806 MBOE was proved undeveloped.

The historical financial statements of Encore Energy Partners LP Predecessor as of and for the years ended December 31, 2004, 2005 and 2006 do not include the results of operations of our Elk Basin assets.

How We Evaluate Our Operations

We use a variety of financial and operational measures to assess our performance. Among these measures are the following:

•	Volumes of oil and natural gas produced;

•	Realized prices;

•	Production expenses;

•	General and administrative (“G&A”) expenses; and

•	EBITDAX.

Volumes of Oil and Natural Gas Produced

The following table presents historical and pro forma production volumes for our properties for the year ended December 31, 2006:

	Year Ended December 31,
	Historical (a)	Pro Forma (b)
	2006	2006

Total combined production (MBOE)	306	1,632
Average daily combined production (BOE/D)	838	4,471

(a)	Represents results of Encore Energy Partners LP Predecessor.

(b)	Pro forma results as if the Elk Basin properties had been acquired January 1, 2006.

Realized Prices

Factors Affecting the Price of Crude Oil and Natural Gas at the Wellhead.  We market our oil and natural gas production to a variety of purchasers based on regional pricing. The relative value of crude oil and natural gas at the wellhead is determined by two main factors: quality and location relative to consuming and refining markets.

•	Crude Oil Prices. The NYMEX futures price of crude oil is a widely used benchmark in the pricing of domestic and imported oil in the United States. Crude oils differ from one another due to their different molecular makeup, which plays an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly impact crude oil quality differentials: (1) the API gravity and (2) the percentage of sulfur content by weight. In general, lighter crudes (with higher API) produce a larger number of lighter products, such as gasoline, which have higher resale value and, therefore, lighter crudes are expected to sell at a premium over heavier crude oil. Crude oil produced in close proximity to major consuming and refining markets will require less transportation and therefore will be more attractive and command a premium over oil produced farther from the market, which requires greater transportation costs to get to the market. Crudes with lower sulfur content are more desirable and less expensive to refine and, as a result, receive a higher price than high-sulfur crudes. The crude oil in the Elk Basin is considered a high sulfur crude.

•	Natural Gas Prices. The NYMEX futures price of natural gas is a widely used benchmark in the pricing of natural gas in the United States. Among other things, there are three characteristics that commonly impact natural gas prices: (1) the Btu content of natural gas, which measures its heating value, (2) the percentage of sulfur content by volume, and (3) the proximity of the natural gas to major consuming markets. Our Permian Basin properties produce natural gas with a high Btu content.

Differentials.  The prices that we receive for our crude oil and natural gas production sometimes trade at a discount to the relevant benchmark prices, such as NYMEX. The difference between the NYMEX price and the price we receive is called a differential.

•	Elk Basin. In recent years, production increases from competing Canadian and Rocky Mountain producers, in conjunction with limited refining and pipeline capacity from the Rocky Mountain area, have gradually widened the differential for crude oil produced in Wyoming. For example, for the year ended December 31, 2006, the average discount to NYMEX for our Elk Basin crude oil was approximately $15.91 per Bbl as compared to $13.91 per Bbl for the year ended December 31, 2005.

•	Permian Basin. Natural gas production in the Permian Basin is also often sold at a slight discount to benchmark prices due primarily to its remote location from consuming areas. For the year ended December 31, 2006, the average discount to NYMEX for our Permian Basin natural gas was approximately $0.12 per Mcf as compared to $0.79 per Mcf for the December 31, 2005.

Derivative Transactions.  We enter into derivative transactions to reduce the impact of crude oil and natural gas price volatility on our cash flow from operations. For the remainder of 2007, we have puts and swaps covering 78% and 0%, respectively, of our production. For 2008 and 2009, we have puts covering 76% and 40%, respectively, of our production and swap contracts covering 0% and 24%, respectively, of our production.

We currently intend to enter into put contracts for approximately one-third of our future production and fixed-price hedges (such as swaps or costless collars) for an additional one-third of our future production. Using this approach, we will have a fixed floor price for two-thirds of our future production, but a fixed ceiling price for only one-third of our future production, which will enable us to participate in price increases for our oil and natural gas. We will maintain the flexibility to hedge the remaining one-third of our future production. When we enter into new hedges, we expect that we will hedge future production for approximately 24 months.

By removing the price volatility from a significant portion of our crude oil production, we have mitigated, but not eliminated, the potential effects of changing crude oil prices on our cash flow from operations for those periods. Please read “— Quantitative and Qualitative Disclosure About Market Risk.”

Production and General and Administrative Expenses

In evaluating our production operations, we frequently monitor and assess our production expenses and G&A expenses per BOE produced. This measure allows us to better evaluate our operating efficiency and is used by us in reviewing the economic feasibility of a potential acquisition or development project.

Production Expenses.  Production expenses are the costs incurred in the operation of producing properties. Expenses for utilities, direct labor, water injection and disposal, production taxes and materials and supplies comprise the most significant portion of our operating expenses. Production expenses do not include G&A costs. A majority of our operating cost components are variable and increase or decrease along with our levels of production. For example, we incur power costs in connection with various production related activities such as pumping to recover oil and natural gas, separation and treatment of water produced in connection with our oil and natural gas production, and re-injection of water produced into the oil producing formation to maintain reservoir pressure. Although these costs typically vary with production volumes, they are driven not only by volumes of oil produced but also volumes of water produced. Consequently, fields that have a high percentage of water production relative to oil production, also known as a high water cut, will experience higher levels of power costs for each Bbl of oil produced. Certain items, however, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities result in increased expenses in periods during which they are performed.

The various states regulate the development, production, gathering and sale of oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Wyoming currently imposes a severance tax on oil and natural gas producers at the rate of 6% of the value of the gross product extracted. Texas currently imposes an oil production tax at the greater of 4.6% of the market value of the oil produced or 4.6¢ per Bbl. In addition, producers of crude petroleum in Texas pay a tax of 3/16 of one cent per Bbl produced. Texas currently imposes a natural gas production tax of 7.5% of the market value of the gas, with a minimum rate of 121/1,500¢ per Mcf. Montana currently imposes a severance tax on oil and natural gas producers. The owners of nonworking interests in Montana are taxed at a rate of 15.06% of the gross value of all oil and natural gas production. The owners of working interests in Montana are taxed at a maximum rate of 12.76% of the gross value of oil production and 15.06% of the gross value of natural gas production. Reduced rates or credits may apply to certain types of wells and production methods.

In addition to production taxes, Montana and Texas each impose ad valorem taxes on oil and natural gas properties and production equipment. Wyoming imposes an ad valorem tax on the gross value of oil and natural gas production in lieu of an ad valorem tax on the underlying oil and gas properties. Wyoming also imposes an ad valorem tax on production equipment.

G&A Expenses.  We expect to incur $2.0 million of incremental G&A expenses as a result of being a publicly traded limited partnership. We also intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P., a wholly owned subsidiary of EAC, pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf.

EBITDAX

We define EBITDAX as net income (loss) plus:

•	Interest expense;

•	Depletion, depreciation and amortization (“DD&A”);

•	Unrealized loss (gain) on hedging;

•	Loss (gain) on sale of assets;

•	Non-cash unit-based compensation expenses;

•	Cumulative effect of accounting change;

•	Income tax provision;

•	Exploration and dry hole cost; and

•	Impairment of oil and natural gas properties.

We use EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies and partnerships in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDAX in the same manner.

Outlook

Oil and natural gas prices have increased significantly since the beginning of 2004. Rising prices contributed to an increase in our oil and natural gas sales in both 2006 compared to 2005 and 2005 compared to 2004. We anticipate a continued favorable commodity price environment in 2007 and 2008. Significant factors that will impact near-term commodity prices include the following:

•	political developments in Iraq, Iran, Venezuela and other oil-producing countries;

•	the extent to which members of OPEC and other oil exporting nations are able to manage oil supply through export quotas;

•	Russia’s increasing position as a major supplier of natural gas to world markets;

•	continued economic growth in China, India and other developing countries;

•	concerns that major oil fields throughout the world have reached peak production;

•	low interest rates that are fueling continued economic expansion;

•	rising oilfield service costs;

•	the potential for terrorist activity; and

•	a fall in the value of the U.S. dollar relative to other currencies.

A substantial portion of our estimated production is currently hedged through December 2009, and we intend to continue to enter into commodity derivative transactions to mitigate the impact of price volatility on our oil and natural gas revenues.

The increase in commodity prices has resulted in increased drilling activity and demand for drilling and operating services and equipment in North America. Due to the expected continued high commodity price environment and related demand pressures, we anticipate drilling service and labor costs, as well as costs of equipment and raw materials, to remain at or exceed the levels experienced in 2006.

We expect to fund our 2007 and 2008 capital expenditures with cash flow from operations. We also estimate that we will have sufficient cash flow from operations after funding capital expenditures to enable us to make our initial quarterly distribution to unitholders for each quarter for the twelve months ending June 30, 2008. Please read “— Liquidity and Capital Resources” below and “Our Cash Distribution Policy and Restrictions on Distributions.”

We expect to continue to pursue asset acquisition opportunities in 2007 and 2008, but expect to confront intense competition for these assets. We believe that our structure as a pass-through vehicle for tax purposes will allow us to have a lower cost of capital for acquisition opportunities than many of our taxable competitors.

Factors Affecting Comparability of Future Results

You should read the discussion of our financial condition and results of operations in conjunction with our historical and pro forma financial statements included elsewhere in this prospectus. Our future results could differ materially from our historical results due to a variety of factors, including the following:

No Comparative Results for Our Elk Basin Assets for the Three Years Ended December 31, 2006.  The discussion of our historical results that follows does not reflect any operations related to our Elk Basin assets, which we acquired in March 2007 from subsidiaries of Anadarko Petroleum Corporation for approximately $328.4 million. The following table sets forth historical revenues and direct operating expenses attributable to the Elk Basin assets for the periods indicated:

	Year Ended December 31,
	2004	2005	2006
	(In thousands)

Revenues:
Oil	$39,491	$47,606	$56,824
Natural gas liquids	5,348	6,986	6,871
Gas	2,026	1,828	2,395
Other	1,197	1,745	3,649

Total revenues	48,062	58,165	69,739

Direct operating expenses:
Lease operating expenses	5,757	6,263	7,435
Gathering and processing expenses	2,134	3,909	5,598
Production and other taxes	5,619	6,769	7,839

Total direct operating expenses	13,510	16,941	20,872

Excess of revenues over direct operating expenses	$34,552	$41,224	$48,867

The statements of revenues less direct operating expenses for the Elk Basin assets may not be indicative of future results.

The following table displays pro forma revenues, direct operating expenses and operating data attributable to the oil and natural gas production activities of the Permian Basin assets and the Elk Basin assets for the year ended December 31, 2006.

Year Ended
December 31,
2006
(In thousands,
except per unit
and per day
amounts)

Revenues:
Oil wellhead	$64,104
Natural gas wellhead	14,732

Total combined oil and natural gas revenues	78,836

Direct Operating Expenses:
Lease operations	9,108
Production, ad valorem, and severance taxes	9,065

Total direct operating expenses	18,173

Revenues in Excess of Direct Operating Expenses	$60,663

Total production volumes:
Oil (Bbls)	1,273
Natural gas (Mcf)	2,158
Combined (BOE)	1,632
Average Daily production volumes:
Oil (Bbl/D)	3,488
Natural gas (Mcf/D)	5,912
Combined (BOE/D)	4,471
Revenues ($/Unit):
Oil wellhead	$50.36
Natural gas wellhead	$6.83
Total combined oil and natural gas revenues	$48.31
Direct Operating Expenses ($/Unit):
Lease operations	$5.58
Production, ad valorem, and severance taxes	5.55

Total direct operating expenses	11.13

Revenues in Excess of Direct Operating Expenses ($/Unit)	$37.18

The pro forma revenues and direct operating expenses attributable to the oil and natural gas production activities of the Permian Basin assets and the Elk Basin assets are not indicative of future results. These statements should be read in conjunction with our unaudited pro forma financial statements and related notes included elsewhere in this prospectus.

Increase in Outstanding Indebtedness.  Historically, we have not had any indebtedness and, therefore, we have not had interest expense. In order to fund a portion of the purchase price for the Elk Basin assets in March 2007, we borrowed $120 million from a subsidiary of EAC pursuant to a subordinated term loan and $115 million under our revolving credit facility. As of March 31, 2007, our subordinated term loan bore interest at a rate of 10.3% per annum, and our revolving credit facility bore interest at a rate of 7.1% per annum. We plan to use a portion of the net proceeds from this offering to repay all $120 million of outstanding borrowings under the subordinated term loan, together with accrued interest of $5.2 million, and approximately $64.9 million of outstanding borrowings under our revolving credit facility. We expect to have approximately $51.7 outstanding under our revolving credit facility immediately after completion of this offering. In addition, any additional borrowings will increase interest expense during the period they are outstanding.

Purchase of Derivatives.  Neither the historical financial statements of the Permian Basin assets nor the Elk Basin assets contain any costs related to derivative transactions. In connection with the Elk Basin acquisition, our partners contributed floor contracts for 2,500 Bbl/D of production at $65.00 per Bbl for the remainder of 2007 and all of 2008, floor contracts for 1,000 Bbl/D at $63.00 for 2009, and swap contracts for 1,000 Bbl/D at $68.70 for 2009. In addition, in April 2007, we purchased floor contracts for 2,000 Mcf/D of production at a NYMEX equivalent price of $8.50 per Mcf for July 2007 through the end of 2009. We also entered into a costless collar transaction. We purchased floor contracts for 2,000 Mcf/D of production at a NYMEX equivalent price of $7.50 per Mcf and sold ceiling contracts for 2,000 Mcf/D of production at a NYMEX equivalent price of $10.15 per Mcf for July 2007 through the end of 2009.

Increase in Equity-Based Compensation Expense.  In May 2007, the board of directors of our general partner (with the approval of EAC’s Board of Directors and its compensation committee) granted management incentive units to our executive officers. A management incentive unit is a limited partner interest in our partnership that entitles the holder to an initial quarterly distribution of $0.35 (or $1.40 on an annualized basis) and to increasing distributions upon the achievement of 10% compounding increases in our annualized distribution rate to common unitholders. As a result of this grant, our future results will include an additional expense related to unit-based compensation.

Additional General and Administrative Expenses.  We expect to incur approximately $2.0 million per year in incremental general and administrative expenses as a result of becoming a publicly traded entity. These costs include fees associated with annual and quarterly reports to unitholders, tax returns and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, accounting and legal services.

Results of Operations for Encore Energy Partners LP Predecessor

The discussion of the results of operations and period-to-period comparisons presented below covers the historical results of Encore Energy Partners LP Predecessor. The following discussion does not include the results of operations of our Elk Basin assets, which we acquired in March 2007, and may not be indicative of our future results.

Comparison of 2006 to 2005

Revenues and production.  The following table illustrates the primary components of revenues for 2006 and 2005, as well as each year’s respective oil and natural gas production volumes:

	Year Ended
	December 31,
	2006	2005	Increase/ (Decrease)
	(In thousands, except per unit and
	per day amounts)

Revenues:
Oil wellhead	$409	$535	$(126)	(24)%
Natural gas wellhead	12,337	16,366	(4,029)	(25)%

Total combined oil and natural gas revenues	$12,746	$16,901	$(4,155)	(25)%

Revenues ($/Unit):
Oil wellhead	$62.18	$53.29	$8.89	17%
Natural gas wellhead	$6.87	$8.17	$(1.30)	(16)%
Total combined oil and natural gas revenues	$41.67	$49.13	$(7.46)	(15)%
Total production volumes:
Oil (Bbls)	7	10	(3)	(30)%
Natural gas (Mcf)	1,796	2,004	(208)	(10)%
Combined (BOE)	306	344	(38)	(11)%
Daily production volumes:
Oil (Bbl/D)	18	28	(10)	(36)%
Natural gas (Mcf/D)	4,920	5,490	(570)	(10)%
Combined (BOE/D)	838	942	(104)	(11)%
Average NYMEX prices:
Oil (per Bbl)	$66.22	$56.56	$9.66	17%
Natural gas (per Mcf)	$6.99	$8.96	$(1.97)	(22)%

Oil revenues decreased $0.1 million from $0.5 million in 2005 to $0.4 million in 2006. The decrease is due primarily to lower oil production volumes of 3 MBbls, which reduced revenues by approximately $0.2 million, partially offset by higher realized average oil prices, which contributed approximately $0.1 million in additional oil revenues. The decrease in production volumes is the result of normal production declines. The increase in revenues attributable to higher realized average oil price is the result of higher average wellhead oil price of $8.89 per Bbl. Our predecessor’s average oil wellhead price increased $8.89 per Bbl in 2006 over 2005 as a result of increases in the overall market price for oil as reflected in the increase in the average NYMEX price from $56.56 per Bbl in 2005 to $66.22 per Bbl in 2006.

Natural gas revenues decreased $4.0 million from $16.4 million in 2005 to $12.4 million in 2006. The decrease is primarily due to lower realized average natural gas prices, which reduced revenues by approximately $2.3 million, and lower natural gas production volumes of 208 MMcf, which reduced revenues by approximately $1.7 million. The decrease in production volumes is the result of normal production declines. The decrease in revenues from lower realized average natural gas prices is the result of lower average wellhead natural gas price of $1.30 per Mcf. Our predecessor’s average natural gas wellhead price decreased $1.30 per Mcf in 2006 from 2005 due to a decrease in the overall market price of natural gas as reflected in the decrease in the average NYMEX price from $8.96 per Mcf in 2005 to $6.99 per Mcf in 2006.

The table below illustrates the relationship between oil and natural gas wellhead prices as a percentage of average NYMEX prices for 2006 and 2005. Management uses the wellhead to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Year Ended December 31,
	2006	2005

Oil wellhead ($/Bbl)	$62.18	$53.29
Average NYMEX ($/Bbl)	$66.22	$56.56
Differential to NYMEX	$(4.04)	$(3.27)
Oil wellhead to NYMEX percentage	94%	94%

Natural gas wellhead ($/Mcf)	$6.87	$8.17
Average NYMEX ($/Mcf)	$6.99	$8.96
Differential to NYMEX	$(0.12)	$(0.79)
Natural gas wellhead to NYMEX percentage	98%	91%

Expenses.  The following table summarizes our expenses for 2006 and 2005:

	Year Ended December 31,		Increase/
	2006	2005	(Decrease)

Expenses (in thousands):
Production:
Lease operations	$1,673	$1,751	$(78)
Production, ad valorem, and severance taxes	1,226	1,473	(247)

Total production expenses	2,899	3,224	(325)	(10)%
Other:
Depletion, depreciation, and amortization	1,200	1,286	(86)
General and administrative	631	572	59
Other operating	246	263	(17)

Total operating	4,976	5,345	(369)	(7)%
Deferred income tax provision	122	—	122

Total expenses	$5,098	$5,345	$(247)	(5)%

Expenses (per BOE):
Production:
Lease operations	$5.47	$5.09	$0.38
Production, ad valorem, and severance taxes	4.01	4.28	(0.27)

Total production expenses	9.48	9.37	0.11	1%
Other:
Depletion, depreciation, and amortization	3.92	3.74	0.18
General and administrative	2.06	1.66	0.40
Other operating	0.80	0.76	0.04

Total operating	16.26	15.53	0.73	5%
Deferred income tax provision	0.40	—	0.40

Total expenses	$16.66	$15.53	$1.13	7%

Production expenses.  Total production expenses decreased $0.3 million from $3.2 million in 2005 to $2.9 million in 2006. This decrease resulted from lower total production volumes. Total production expenses per BOE remained virtually unchanged while total oil and natural gas revenues per BOE decreased approximately 15 percent. As a result of these changes, our predecessor’s production margin (defined as oil and natural gas revenues less production expenses) for 2006 decreased 19 percent to $32.19 per BOE as compared to $39.76 per BOE for 2005.

The production expense attributable to lease operations expense (“LOE”) for 2006 decreased $0.1 million from $1.8 million in 2005 to $1.7 million in 2006. The decrease is due to lower production volumes, which reduced LOE by approximately $0.2 million, partially offset by an increase in the per BOE rate which contributed approximately $0.1 million of additional LOE. The increase in our predecessor’s average LOE per BOE rate of $0.38 was attributable to:

•	increases in prices paid to oilfield service companies and suppliers due to a current higher price environment;

•	increased operational activity to enhance production;

•	the operation of higher operating cost wells (which have offered acceptable rates of return due to increases in oil and natural gas prices);

•	higher salary levels for engineers and other technical professionals; and

•	increased stock-based compensation expense relating to equity grants to employees of EAC.

The production expense attributable to production, ad valorem and severance taxes (“production taxes”) decreased $0.3 million from $1.5 million in 2005 to $1.2 million in 2006. The decrease is due to lower production volumes, which reduced production taxes by approximately $0.3 million. As a percentage of oil and natural gas revenues, production taxes increased approximately one percent in 2006 as compared to 2005.

DD&A expense.  DD&A expense decreased $0.1 million from $1.3 million in 2005 to $1.2 million in 2006 due to lower production volumes.

G&A expense.  G&A expense remained virtually unchanged in 2006 as compared to 2005. The $0.40 increase in the per BOE rate, is primarily the result of expensing equity instruments granted to employees of EAC beginning January 1, 2006.

Income taxes.  Income tax expense for 2006 increased $0.1 million over 2005. This is due changes to the Texas franchise tax, which caused us to adjust our net deferred tax balances using the new higher marginal tax rate we expect to be effective when those deferred taxes become current. This resulted in a charge of $0.1 million during 2006.

Comparison of 2005 to 2004

Revenues and production.  The following table illustrates the primary components of oil and natural gas revenues for 2005 and 2004, as well as each year’s respective oil and natural gas volumes:

	Year Ended December 31,		Increase/
	2005	2004	(Decrease)
	(In thousands, except per unit and
	per day amounts)

Revenues:
Oil wellhead	$535	$442	$93	21%
Natural gas wellhead	16,366	12,791	3,575	28%

Total combined oil and natural gas revenues	$16,901	$13,233	$3,668	28%

Revenues ($/Unit):
Oil wellhead	$53.29	$38.26	$15.03	39%
Natural gas wellhead	$8.17	$6.17	$2.00	32%
Total combined oil and natural gas revenues	$49.13	$37.05	$12.08	33%
Total production volumes:
Oil (Bbls)	10	12	(2)	(17)%
Natural gas (Mcf)	2,004	2,074	(70)	(3)%
Combined (BOE)	344	357	(13)	(4)%
Average Daily production volumes:
Oil (Bbl/D)	28	32	(4)	(13)%
Natural gas (Mcf/D)	5,490	5,666	(176)	(3)%
Combined (BOE/D)	942	976	(34)	(3)%
Average NYMEX prices:
Oil (per Bbl)	$56.56	$41.26	$15.30	37%
Natural gas (per Mcf)	$8.96	$6.11	$2.85	47%

Oil revenues increased $0.1 million from $0.4 million in 2004 to $0.5 million in 2005. The increase is due primarily to higher realized average oil prices. The increase in oil revenues from higher realized average oil prices, which contributed approximately $0.2 million in additional oil revenues, was partially offset by lower oil production volumes of 2 MBbls, which reduced oil revenues by approximately $0.1 million. The decrease in production volumes is the result of normal production declines. Our predecessor’s average oil wellhead price increased $15.03 per Bbl in 2005 over 2004 as a result of increases in the overall market price for oil, which is reflected in the increase in the average NYMEX price from $41.26 per Bbl in 2004 to $56.56 per Bbl in 2005.

Natural gas revenues increased $3.6 million from $12.8 million in 2004 to $16.4 million in 2005. The increase is due primarily to higher realized average natural gas prices, which contributed approximately $4.0 million in additional natural gas revenues, offset by lower natural gas production volumes of 70 MMcf, which reduced revenues by approximately $0.4 million. The increase in natural gas revenues from higher realized average natural gas prices is a result of higher average natural gas wellhead prices of $2.00 per Mcf. The decrease in production volumes is the result of normal production declines. Our predecessor’s average natural gas wellhead price increased $2.00 per Mcf in 2005 over 2004 due to an increase in the overall market price of natural gas, which is reflected in the increase in the average NYMEX price from $6.11 per Mcf in 2004 to $8.96 per Mcf in 2005.

The table below illustrates the relationship between oil and natural gas wellhead prices as a percentage of average NYMEX prices for 2005 and 2004. Management uses the wellhead to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Year Ended December 31,
	2005	2004

Oil wellhead ($/Bbl)	$53.29	$38.26
Average NYMEX ($/Bbl)	$56.56	$41.26
Differential to NYMEX	$(3.27)	$(3.00)
Oil wellhead to NYMEX percentage	94%	93%
Natural gas wellhead ($/Mcf)	$8.17	$6.17
Average NYMEX ($/Mcf)	$8.96	$6.11
Differential to NYMEX	$(0.79)	$0.06
Natural gas wellhead to NYMEX percentage	91%	101%

Expenses.  The following table summarizes our predecessor’s expenses for 2005 and 2004:

	Year Ended December 31,		Increase/
	2005	2004	(Decrease)

Expenses (in thousands):
Production:
Lease operations	$1,751	$1,604	$147
Production, ad valorem, and severance taxes	1,473	1,195	278

Total production expenses	3,224	2,799	425	15%
Other:
Depletion, depreciation, and amortization	1,286	1,394	(108)
General and administrative	572	477	95
Other operating	263	202	61

Total expenses	$5,345	$4,872	$473	10%

Expenses (per BOE):
Production:
Lease operations	$5.09	$4.49	$0.60
Production, ad valorem, and severance taxes	4.28	3.35	0.93

Total production expenses	9.37	7.84	1.53	20%
Other:
Depletion, depreciation, and amortization	3.74	3.90	(0.16)
General and administrative	1.66	1.34	0.32
Other operating	0.76	0.57	0.19

Total expenses	$15.53	$13.65	$1.88	14%

Production expenses.  Total production expenses increased $0.4 million from $2.8 million in 2004 to $3.2 million in 2005 primarily due to a $1.53 increase in production expenses per BOE. The 20 percent increase in total production expenses per BOE compares to a 33 percent increase in revenues per BOE due to a higher production margin (defined as revenues less production expenses) in 2005 as compared to 2004.

The production expense attributable to LOE for 2005 increased by $0.1 million as compared to 2004 due to an increase in the average per BOE rate. The increase in our predecessor’s average expense per BOE was attributable to increases in prices paid to oilfield service companies and suppliers due to a higher price environment, increased operational activity to maximize production, and the operation of higher operating cost wells, which became more attractive due to increases in oil and natural gas prices. This increased average per BOE rate resulted in approximately $0.2 million of additional LOE for price escalation for services, offset by lower production volumes, which reduced LOE by approximately $0.1 million.

The production expense attributable to production taxes for 2005 increased $0.3 million from $1.2 million in 2004 to $1.5 million in 2005. This increase is due to an increase in the average wellhead price our predecessor received for oil and natural gas production. The average wellhead price our predecessor received for oil and natural gas revenues increased $12.08 per BOE, resulting in additional production taxes of approximately $0.3 million in 2005. As a percentage of oil and natural gas revenues, production taxes remained constant at approximately nine percent in 2005 and 2004.

DD&A expense.  DD&A expense decreased $0.1 million from $1.4 million in 2004 to $1.3 million in 2005 due to the decrease in production volumes of 13 MBOE over 2004.

G&A expense.  G&A expense increased $0.1 million from $0.5 million in 2004 to $0.6 million in 2005. The overall increase, as well as the $0.32 increase in the per BOE rate, is a result of increased staffing to manage our predecessor’s larger asset base, higher activity levels and increased personnel costs due to intense competition for human resources within the industry.

Liquidity and Capital Resources

Our primary sources of liquidity are expected to be cash generated from our operations, amounts available under our revolving credit facility described below and funds from future private and public equity and debt offerings.

Our partnership agreement requires that we distribute our available cash. In making cash distributions, our general partner will attempt to avoid large variations in the amount we distribute from quarter to quarter. In order to facilitate this, our partnership agreement permits our general partner to establish cash reserves to be used to pay distributions for any one or more of the next four quarters. In addition, our partnership agreement allows our general partner to borrow funds to make distributions.

Because of the seasonal nature of oil and natural gas prices, we may make short-term working capital borrowings in order to level out our distributions during the year. In addition, a substantial portion of our production is hedged. We are generally required to settle our commodity hedges within 5 days of the end of the month. As is typical in the oil and gas business, we do not generally receive the proceeds from the sale of the hedged production until 60 days following the end of the month. As a result, when oil and natural gas prices increase and are above the prices fixed in our hedges, we will be required to pay the hedge counterparty the difference between the fixed price in the hedge and the market price before we receive the proceeds from the sale of the hedged production. If this were to occur, we may make working capital borrowings to fund our distributions. Because we will distribute our available cash, we will not have those amounts available to reinvest in our business to increase our reserves and production. Because we will distribute a substantial portion of our cash flows rather than reinvest those cash flows in our business, we may not grow as quickly as other companies or at all.

We plan to make substantial capital expenditures in the future for the acquisition, exploitation and development of oil and natural gas properties. In estimating the minimum amount of EBITDAX that we must generate to pay our initial quarterly distribution to unitholders for each quarter for the twelve months ending June 30, 2008, we have assumed that our capital expenditure budget for the twelve months ending June 30, 2008 will be approximately $8.7 million. We intend to finance these capital expenditures with cash flow from operations. We intend to finance our acquisition and future development and exploitation activities with a combination of cash flow from operations and issuances of debt and equity.

If cash flow from operations does not meet our expectations, we may reduce the expected level of capital expenditures and/or fund a portion of the expenditures using borrowings under our revolving credit facility, issuances of debt and equity securities or from other sources. Funding our capital program from sources other than cash flow from operations could limit our ability to make acquisitions. In the event we make one or more acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we would reduce the expected level of capital expenditures and/or seek additional capital. If we seek additional capital for that or other reasons, we may do so through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt or equity securities or other means. We cannot assure you that needed capital will be available on acceptable terms or at all. Our ability to raise funds through the incurrence of additional indebtedness will be limited by covenants in our revolving credit facility. If we are unable to obtain funds when needed or on acceptable terms, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to replace our reserves.

Cash Flows

Cash Flows from Operating Activities.  Cash provided by operating activities decreased $0.7 million from $11.6 million in 2005 to $10.9 million in 2006. Total oil and natural gas revenues in 2006 decreased $4.2 million, or 25 percent, from 2005, which was offset by an increase of $3.2 million in changes in operating assets and liabilities.

For 2005 as compared to 2004, cash provided by operating activities increased $2.2 million from $9.4 million in 2004 to $11.6 million in 2005. This increase resulted mainly from an increase in revenues of $3.7 million, which outpaced the increase in total operating expenses of $0.5 million. Revenues increased in 2005 as commodity prices were higher than in 2004. Our average realized oil price increased $15.03 per Bbl from $38.26 per Bbl in 2004 to $53.29 per Bbl in 2005. Our average realized natural gas price increased $2.00 per Mcf from $6.17 per Mcf in 2004 to $8.17 per Mcf in 2005.

Cash Flows Used in Investing Activities.  Cash used in investing activities decreased $1.1 million from $2.2 million in 2005 to $1.0 million in 2006, which is wholly attributed to lower costs incurred for the development of oil and natural gas properties.

For 2005 as compared to 2004, cash used in investing activities increased $0.4 million from $1.8 million in 2004 to $2.2 million in 2005, which is due to an increase in costs incurred for the development of oil and natural gas properties.

Cash Flows Used in Financing Activities.  Cash used in financing activities increased $0.5 million from $9.4 million in 2005 to $9.9 million in 2006, which is wholly attributed to an increase in distributions of earnings to members.

For 2005 as compared to 2004, cash used in financing activities increased $1.8 million from $7.6 million in 2004 to $9.4 million in 2005, which is wholly due to an increase in distributions of earnings to members.

Revolving Credit Facility

On March 7, 2007, our operating company entered into a five-year credit agreement with Bank of America, N.A. The credit agreement provides for revolving credit loans to be made to our operating company from time to time and letters of credit to be issued from time to time for the account of the operating company or any of its restricted subsidiaries.

The aggregate amount of the commitments of the lenders under the credit agreement is $300 million. Availability under the credit agreement is subject to a borrowing base, provided that our operating company has the option of borrowing up to $10 million in excess of the borrowing base for a certain period of time following the closing date. The initial borrowing base is $115 million. The borrowing base is redetermined semi-annually and upon requested special redeterminations.

The credit agreement matures on March 7, 2012. The operating company’s obligations under the credit agreement are secured by a first-priority security interest in the operating company’s and its restricted subsidiaries’ proved oil and natural gas reserves and in the equity interests of the operating company and its restricted subsidiaries. In addition, the operating company’s obligations under the credit agreement are guaranteed by us and the operating company’s restricted subsidiaries.

Loans under the credit agreement are subject to varying rates of interest based on (1) the total amount outstanding under the credit agreement in relation to the borrowing base and (2) whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans bear interest at the base rate plus the applicable margin indicated in the following table:

	Applicable Margin for	Applicable Margin for
Ratio of Total Outstandings to Borrowing Base	Eurodollar Loans	Base Rate Loans

less than .50 to 1	1.000%	0.000%
greater than or equal to .50 to 1 but less than .75 to 1	1.250%	0.000%
greater than or equal to .75 to 1 but less than .90 to 1	1.500%	0.250%
greater than or equal to .90 to 1	1.750%	0.500%

The “Eurodollar rate” for any interest period (either one, two, three or six months, as selected by the operating company) is the rate per annum equal to the British Bankers Association London Interbank Offered Rate, or the LIBOR rate, as published by Reuters or another source designated by Bank of America, N.A., for deposits in dollars for a similar interest period. The “base rate” is calculated as the higher of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5%.

As of May 4, 2007, the aggregate principal amount of loans outstanding under the credit agreement was $116.6 million, and there were no outstanding letters of credit. Borrowings under the credit agreement may be repaid from time to time without penalty.

The credit agreement contains covenants that include, among others:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against paying dividends or making distributions, purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on our assets and the assets of our subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, change of principal business;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75% of anticipated production from proved producing reserves;

•	a requirement that the operating company maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

•	a requirement that the operating company maintain a ratio of consolidated EBITDA (as defined in the credit agreement) to the sum of consolidated net interest expense plus letter of credit fees of not less than 2.5 to 1.0; and

•	a requirement that the operating company maintain a ratio of consolidated funded debt to consolidated EBITDA (as defined in the credit agreement) of credit fees of not more than 3.5 to 1.0.

The credit agreement contains customary events of default. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the credit agreement to be immediately due and payable.

Subordinated Term Loan

On March 7, 2007, our operating company entered into a six-year subordinated credit agreement with EAP Operating, Inc., an indirect wholly owned subsidiary of EAC. Pursuant to the subordinated credit agreement, a single subordinated term loan was made on March 7, 2007 to the operating company in the aggregate amount of $120 million.

The subordinated term loan matures on March 7, 2013. The operating company’s obligations under the subordinated credit agreement are subordinated in right of payment to the payment in full of its obligations under the revolving credit facility and other related obligations on the terms and conditions set forth in an intercreditor agreement dated as of March 7, 2007.

The operating company’s obligations under the subordinated credit agreement are secured by a second-priority security interest in the operating company’s and its restricted subsidiaries’ proved oil and natural gas reserves and in the equity interests of the operating company and its restricted subsidiaries. In addition, the operating company’s obligations under the subordinated credit agreement are guaranteed by us and the operating company’s restricted subsidiaries. Obligations under the subordinated credit agreement are non-recourse to EAC and its restricted subsidiaries.

The subordinated term loan is subject to varying rates of interest based on whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans bear interest at the Eurodollar rate plus 5.00%, and base rate loans bear interest at the base rate plus 3.75%. The operating company has the option to defer payment of any accrued interest that is due and payable by adding the interest to the principal amount of the subordinated term loan.

The “Eurodollar rate” for any interest period (either one, two, three or six months, as selected by the operating company) is the rate per annum equal to the LIBOR Rate, as published by Reuters or another source designated by EAP Operating, Inc., for deposits in dollars for a similar interest period. The “base rate” is calculated as the higher of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5%.

The subordinated term loan may be prepaid from time to time in whole or in part without penalty. However, under the terms of the revolving credit facility, the operating company is prohibited from prepaying the subordinated term loan until the closing of this offering, at which time it can prepay all or a portion of the subordinated term loan so long as the amounts outstanding under the revolving credit facility at the time of prepayment are less than or equal to $100 million or 90% of the borrowing base, whichever is lower.

The subordinated credit agreement contains covenants that are customary for secured financings provided by lenders that are not affiliated with the borrower, including, among others:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against paying dividends or making distributions, purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on our assets and the assets of our subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, change of principal business;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75% of anticipated production from proved producing reserves;

•	a requirement that the operating company maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

•	a requirement that the operating company maintain a ratio of consolidated EBITDA (as defined in the subordinated credit agreement) to the sum of consolidated net interest expense plus letter of credit fees of not less than 2.25 to 1.0; and

•	a requirement that the operating company maintain a ratio of consolidated funded debt (excluding certain related party debt) to consolidated adjusted EBITDA (as defined in the subordinated credit agreement) of credit fees of not more than 3.85 to 1.0.

The subordinated credit agreement contains customary events of default. EAP Operating, Inc.’s rights to accelerate amounts due under the subordinated credit agreement and institute enforcement actions with respect to the collateral upon the occurrence and during the continuance of an event of default are governed by the terms of the intercreditor agreement, which provides for, among other things, a standstill period of 180 days.

Contractual Obligations

In addition to the revolving credit facility and subordinated loan described above, we intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf.

Critical Accounting Policies and Estimates

The discussion and analysis of our historical financial condition and results of operations are based upon the consolidated financial statements of Encore Energy Partners LP Predecessor, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of the financial statements of Encore Energy Partners LP Predecessor. We provide an expanded discussion of the more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect the more significant estimates and assumptions used in preparation of the financial statements of Encore Energy Partners LP Predecessor and those that will be used in the preparation of our financial statements in the foreseeable future.

Oil and Natural Gas Properties

Successful efforts method.  We use the successful efforts method of accounting for our oil and natural gas properties under Statement of Financial Accounting Standards No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.

If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs would be expensed in the Statement of Operations and shown as a non-cash adjustment to net income in the “Operating activities” section of the Statement of Cash Flows in the period in which the determination was made. If a determination cannot be made within one year of the exploration well being drilled and no other drilling or exploration activities to evaluate the discovery are firmly planned, all previously capitalized costs associated with the exploratory well would be expensed and shown as a non-cash adjustment to net income in the “Operating activities” section of the Statement of Cash Flows in the period in which the determination was made. Re-drilling or directional drilling in a previously abandoned well would be classified as development or exploratory based on whether it is in a proved or unproved reservoir for determination of capital or expense. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures would be charged to expense.

DD&A expense is directly affected by our reserve estimates. Any change in reserves directly impacts the amount of DD&A expense that we recognize in a given period. Assuming no other changes, such as an increase in depreciable base, as our reserves increase, the amount of DD&A expense in a given period decreases and vice versa. Changes in future commodity prices would likely result in increases or decreases in estimated recoverable reserves. DD&A expense associated with lease and well equipment and intangible drilling costs are based upon only proved developed reserves, while DD&A expense for capitalized leasehold costs is based upon total proved reserves. As a result, changes in the classification of our reserves could have a material impact on our DD&A expense. Additionally, Miller and Lents, Ltd., our independent petroleum engineers, estimate our reserves once a year at December 31.

Significant tangible equipment added or replaced is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reserves are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of total proved developed reserves or proved reserves, as applicable. Natural gas volumes are converted to equivalent barrels of oil at the rate of six Mcf to one Bbl of oil. Significant revisions to reserve estimates can be and are made by our reserve engineers each year. Mostly these are the result of changes in price, but as reserve quantities are estimates, they can also change as more or better information is collected, especially in the case of estimates in newer fields. Downward revisions have the effect of increasing our DD&A rate, while upward revisions have the effect of decreasing our DD&A rate.

The costs of retired, sold or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to the accumulated DD&A reserve. Gains or losses from the disposal of other properties are recognized in the current period.

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” an impairment of capitalized costs of long-lived assets to be held and used, including proved oil and natural gas properties, must be assessed whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then it is recognized to the extent that the carrying value exceeds fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Any impairment charge incurred is expensed and reduces our recorded basis in the asset pool. Management currently aggregates proved property for impairment testing for Encore Energy Partners LP Predecessor using only one pool of assets due to the geologic similarity and proximity of the properties. The price assumptions used to calculate undiscounted cash flows is based on judgment. We use prices consistent with the prices used in bidding on acquisitions and/or assessing capital projects. These price assumptions are critical to the impairment analysis as lower prices could trigger impairment while higher prices would have the opposite effect.

Oil and natural gas reserves.  Our estimates of proved reserves are based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Miller and Lents, Ltd., our independent reserve engineer, prepares a reserve and economic evaluation of all of our properties on a well-by-well basis. Assumptions used by the independent reserve engineers in calculating reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. The accuracy of reserve estimates is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the independent reserve engineer.

Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of calculating reserve estimates. We may not be able to develop proved reserves within the periods estimated. Furthermore, prices and costs will not remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. As these estimates change, the amount of calculated reserves changes. Any change in reserves directly impacts our estimate of future cash flows from the property, the property’s fair value and our depletion rate.

Asset retirement obligations.  We are required to estimate our eventual obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of our oil and natural gas wells and related facilities. We recognize the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of our oil and natural gas properties at its discounted fair value. The liability is then accreted up by recording expense each period until it is settled or the well is sold, at which time the liability is reversed.

The fair value of the liability associated with the asset retirement obligation is determined using significant assumptions, including current estimates of the plugging and abandonment costs, annual expected inflation of these costs, the productive life of the asset and our credit-adjusted risk-free interest rate used to discount the expected future cash flows. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Revisions to the obligation are recorded with an offsetting change to the carrying amount of the related oil and natural gas properties, resulting in prospective changes to DD&A and accretion expense. Because of the subjectivity of assumptions and the relatively long life of most of our oil and natural gas properties, the costs to ultimately retire these assets may vary significantly from our estimates.

Revenue Recognition

Revenues are recognized for jointly owned properties as oil and natural gas is produced and sold, net of royalties. Natural gas revenues are also reduced by any processing and other fees paid except for transportation costs paid to third parties, which are recorded as expense. Natural gas revenues are recorded using the sales method of accounting whereby revenue is recognized based on our actual sales of natural gas rather than our share of natural gas production. Royalties and severance taxes are paid based upon the actual price received from the sales. To the extent actual quantities and values of oil and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and price for those properties are estimated and recorded. If our underproduced imbalance position (i.e., we have cumulatively been under-allocated production) is greater than our share of remaining reserves, we record a liability for the excess at year-end prices. We also do not recognize revenue for the production in tanks, oil marketed on behalf of joint interest owners in our properties or oil that resides in pipelines prior to delivery to the purchaser.

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” (“SFAS 157”)

In September 2006, the FASB issued SFAS 157. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under SFAS 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not yet determined the impact, if any, that the implementation of SFAS 157 will have on our results of operations or financial condition.

Quantitative and Qualitative Disclosure About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Due to the historical volatility of crude oil and natural gas prices, we have entered into various derivative instruments to manage our exposure to volatility in the market price of crude oil. We intend to use options (including floors and collars) and fixed price swaps to mitigate the impact of downward swings in prices on our cash available for distribution. All contracts are settled with cash and do not require the delivery of physical volumes to satisfy settlement. While this strategy may result in us having lower revenues than we would otherwise have if we had not utilized these instruments in times of higher oil and natural gas prices, management believes that the resulting reduced volatility of cash flow is beneficial.

Cumulative Effect of Derivative Transactions

Oil.  As of May 11, 2007, we had outstanding swap and floor contracts as summarized below. Location and quality differentials attributable to our properties are not reflected in the prices. The agreements provide for monthly settlement based on the differential between the fixed price per the contract and the actual average closing NYMEX price for a given month for West Texas Intermediate for near month delivery.

	Swaps		Floors
		Weighted		Weighted
		Average		Average
	Bbl/D	Price	Bbl/D	Price

Oil derivative contracts at May 11, 2007:
April 2007 — December 2008	—	$—	2,500	$65.00
January 2009 — December 2009	1,000	$68.70	1,000	$63.00

Natural Gas.  As of May 11, 2007, we had entered into floors and collars with respect to our properties based on the average NYMEX Houston Ship Channel near month prices as summarized below. Location and quality differentials attributable to our properties are not reflected in the prices. The agreements provide for monthly settlement based on the differential between the fixed price per the contract and the actual average closing NYMEX price for a given month for Houston Ship Channel near month delivery.

	Floor		Ceiling
		Weighted		Weighted
		Average		Average
	Mcf/D	Price	Mcf/D	Price

Natural gas contracts at May 11, 2007:
July 2007 — December 2009	4,000	$7.70	2,000	$9.85

We enter into derivative contracts, primarily collars, swaps and floor contracts in order to mitigate the impact of downward swings in prices on our cash available for distribution. While the use of swaps and collars limits the downside risk of adverse price movements, it also limits increases to future revenues from favorable price movements. The use of derivatives also involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.

All derivative instruments are recorded on the balance sheet at fair value. Fair value is generally determined based on the difference between the fixed contract price and the underlying forward price at the determination date. Due to high cost of compliance and reduced financial statement clarity that we feel results from the use of hedge accounting, we do not intend to use hedge accounting for these instruments. As a result, net income will be subject to increased volatility as all the outstanding contracts will be marked to market though earnings each quarter.

Changes in Fair Value

The fair value of our outstanding oil commodity derivative instruments and the change in fair value that would be expected from a $5.00 per Bbl increase in the price of oil and a $1.00 per Mcf increase in the price of natural gas is shown in the table below (in thousands):

	April 5, 2007
		Effect of
		$5.00/Bbl
	Fair	$1/Mcf
	Value	Increase

Derivatives not designated as hedging instruments	$3,094	$(1,750)

The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the agreement, and approximate the cash gain or loss that would have been realized if the contracts had been closed out at period end. All derivative positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming across-the-board increases in price of $5.00 per Bbl for oil and $1.00 per Mcf for natural gas regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of actual changes in prompt month prices equal to the assumptions, the fair value of our derivative portfolio would typically change by less than the amount shown in the table due to lower volatility in out-month prices.

BUSINESS

Overview

We are a growth-oriented Delaware limited partnership recently formed by Encore Acquisition Company to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. Our assets consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas. As of December 31, 2006, on a pro forma basis after giving effect to the acquisition of the Elk Basin assets from subsidiaries of Anadarko Petroleum Corporation, our total estimated proved reserves were 22.2 MMBOE, 65% of which were oil and 83% of which were proved developed.

Our primary business objective is to make quarterly cash distributions to our unitholders at our initial distribution rate and, over time, increase our quarterly cash distributions. In order to achieve this objective, we intend to leverage our relationship with EAC to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. We also intend to use the significant experience of EAC’s management team to execute our growth strategy. EAC is a publicly traded oil and natural gas company engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since its inception in 1998, EAC has sought to acquire long-lived and mature producing properties that have predictable production decline profiles. EAC’s fields are further characterized by large accumulations of original oil in place. Original oil in place is not an indication of how much oil is likely to be produced, but it is an indication of the estimated size of the reservoir. As of December 31, 2006, on a pro forma basis after giving effect to the Elk Basin acquisition, EAC’s total estimated proved reserves were 220 MMBOE, 76% of which were oil and 67% of which were proved developed.

Our properties are located in mature fields and have a long reserve-to-production ratio of approximately 14 years. We believe our properties are well suited for our partnership because they have predictable production profiles, low decline rates, long reserve lives and modest capital requirements. In addition, we and EAC believe that many of EAC’s oil and natural gas properties are or, after additional capital is invested may become, well suited for our partnership. Part of EAC’s strategy is to acquire and re-engineer oil fields with large amounts of original oil in place and to redevelop the fields to increase the recovery of the original oil in place, thus increasing recoverable reserves. We believe that we will have opportunities to acquire oil or natural gas properties and related assets from EAC. Although EAC has no obligation to sell any of its properties to us, we believe EAC will have a strong incentive to do so given its significant ownership of limited and general partner interests in us.

The following table summarizes information about our oil and natural gas reserves as of December 31, 2006 and our net production for 2006 on a pro forma basis to reflect the Elk Basin acquisition:

							Average	Estimated
							Reserve-to-	Production
	Estimated Net Proved Reserves at December 31, 2006(1)			2006 Net Production			Production	Decline
	Developed	Undeveloped	Total	Oil	Natural Gas	Total	Ratio(2)	Rate(3)
		(MBOE)		(MBbls)	(MMcf)	(MBOE)	(Years)

Elk Basin	13,285	1,806	15,091	1,266	362	1,326	11.4	4.5%
Permian Basin	5,156	1,985	7,141	7	1,796	306	23.3	10.0%

Total	18,441	3,791	22,232	1,273	2,158	1,632	13.6	5.5%

(1)	The estimates of our proved oil and natural gas reserves are based on estimates prepared by Miller and Lents, Ltd., independent petroleum engineers.

(2)	The average reserve-to-production ratio is calculated by dividing estimated net proved reserves as of December 31, 2006 by pro forma production for 2006.

(3)	Represents percentage decrease in production from our proved developed producing properties from 2007 to 2008 as estimated by Miller and Lents, Ltd.

Our Relationship with Encore Acquisition Company

One of our principal attributes is our relationship with EAC. Since EAC’s inception in 1998, EAC has sought to acquire long-lived and mature producing properties with potential for upside through development, waterflood and tertiary projects. EAC’s properties, many of which we believe are or may become well suited for our partnership, are currently located in four core areas:

•	CCA in the Williston Basin of Montana and North Dakota;

•	Permian Basin of West Texas and southeastern New Mexico;

•	Rockies, which includes non-CCA assets in the Big Horn, Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah; and

•	Mid-Continent, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale of North Texas.

The following table summarizes information about EAC’s oil and natural gas reserves as of December 31, 2006 and EAC’s net production for 2006 on a pro forma basis to reflect the Elk Basin acquisition:

							Average
	Estimated Net Proved Reserves at						Reserve-to-
	December 31, 2006(1)			2006 Net Production			Production
	Oil	Natural Gas	Total	Oil	Natural Gas	Total	Ratio
	(MBbls)	(MMcf)	(MBOE)	(MBbls)	(MMcf)	(MBOE)	(Years)(2)

CCA	117,868	15,750	120,493	4,851	1,330	5,073	23.8
Permian Basin	23,105	106,693	40,887	1,277	5,841	2,250	18.2
Rockies	8,716	2,895	9,198	732	360	792	11.6
Mid-Continent	3,745	181,426	33,983	475	15,925	3,129	10.9

Total	153,434	306,764	204,561	7,335	23,456	11,244	18.2
Elk Basin acquisition	14,470	3,726	15,091	1,266	362	1,326	11.4

Total pro forma	167,904	310,490	219,652	8,601	23,818	12,570	17.5

(1)	The estimates of EAC’s proved oil and natural gas reserves are based on estimates prepared by Miller and Lents, Ltd., independent petroleum engineers. EAC’s pro forma oil and natural gas reserves do not include any oil and natural gas reserves from its Gooseberry field in the Big Horn Basin of Wyoming and Montana or from its Williston Basin properties in Montana and North Dakota, which were acquired from subsidiaries of Anadarko Petroleum Corporation on March 7, 2007 and April 11, 2007, respectively.

(2)	The average reserve-to-production ratio is calculated by dividing EAC’s estimated net proved reserves as of December 31, 2006 by its net production for 2006.

While EAC believes it may be in its best interest to contribute or sell additional assets to us due to its significant ownership of limited and general partner interests in us, EAC constantly evaluates acquisitions and dispositions and may elect to acquire or dispose of oil and natural gas properties in the future without offering us the opportunity to purchase those assets. EAC has retained such flexibility because it believes it is in the best interests of its shareholders to do so. We cannot say with any certainty which, if any, opportunities to acquire assets from EAC may be made available to us or if we will choose to pursue any such opportunity. Moreover, EAC is not prohibited from competing with us and constantly evaluates acquisitions and dispositions that do not involve us.

EAC currently has a staff of approximately 288 persons, including 32 engineers, 11 geologists and 10 landmen. Through our relationship with EAC, we will have access to EAC’s personnel and senior management team, strong commercial relationships throughout the oil and natural gas industry and access to EAC’s broad operational, commercial, technical, risk management and administrative infrastructure.

Business Strategy

Our primary business objective is to make quarterly cash distributions to our unitholders at our initial distribution rate and, over time, increase our quarterly cash distributions. Our strategy for achieving this objective is to:

•	Purchase assets from EAC through negotiated transactions. We expect to have the opportunity to make acquisitions of oil and natural gas properties and midstream assets directly from EAC in the future. We will seek to acquire from EAC oil and natural gas properties with predictable production profiles, low decline rates, long reserve lives and modest capital requirements. EAC has indicated that it intends to use us as a growth vehicle to pursue the acquisition of producing oil and natural gas properties and midstream assets. Because we are not subject to federal income taxation at the entity level, we believe that we will have a lower cost of capital than EAC and our corporate competitors that will enhance our ability to acquire oil and natural gas properties and midstream assets. Although we will purchase assets from EAC at fair market value, we believe that we will do so in negotiated transactions and not through an auction process. Although EAC is not under any obligation to sell properties to us, we believe EAC will have a strong incentive to do so given its significant ownership of limited and general partner interests in us.

•	Purchase assets through joint efforts with EAC. We expect to have the opportunity to participate with EAC in jointly pursuing oil and natural gas properties and midstream assets that may not be attractive acquisition candidates for either of us individually or that we would not be able to pursue on our own. For example, a package of oil and natural gas properties may include both long-lived assets with low-risk exploitation and development opportunities that would be of interest to us and upside opportunities requiring more capital that would be of interest to EAC. We intend to jointly pursue these and other acquisitions with EAC to the extent they would be well suited for our partnership. We believe this arrangement will provide us with a competitive advantage in the acquisition of oil and natural gas properties and midstream assets. Because we are not subject to federal income taxation at the entity level, we believe that we will have a lower cost of capital than our corporate competitors that will enhance our ability to acquire oil and natural gas properties.

•	Purchase assets independently of EAC. We plan to implement a growth strategy of pursuing accretive acquisitions of oil and natural gas assets and midstream businesses, and we intend to target longer-lived, low-decline reserves. Such reserves typically exhibit more sustainable production profiles, thereby better enabling us to grow reserves and production and increasing the likelihood that acquired assets will benefit from enhanced recovery techniques. In addition, we also intend to seek to acquire large and mature oil and natural gas fields with opportunities for incremental improvements in hydrocarbon recovery through secondary and tertiary recovery techniques, which will offer us the most potential to increase efficiency, add value and increase cash flows. We believe that we will have a cost of capital advantage relative to our corporate competitors that will enhance our ability to acquire oil and natural gas properties.

•	Use the benefits of our relationship with EAC and the leadership of I. Jon Brumley and Jon S. Brumley. EAC has a long history of pursuing and consummating acquisitions of oil and natural gas properties in North America. Through our relationship with EAC, we will have access to a significant pool of management talent and strong industry relationships that we intend to use in implementing our strategies. I. Jon Brumley, EAC’s founder and current Chairman of the Board, and Jon S. Brumley, EAC’s current Chief Executive Officer and President, will be actively involved in our business.

•	Use EAC’s technical expertise to identify and implement successful exploitation techniques to achieve optimum production and reserve recovery. Through our relationship with EAC, we have significant technical expertise in secondary and tertiary recovery methods, which differentiates us from many of our competitors. In order to be successful in achieving our primary objective of making quarterly cash distributions to our unitholders at our initial distribution rate, it is important that our production either remains relatively flat or increases over time. In order to ensure that our decline rate remains low, our budget must not have a large proportion of development drilling. New wells not associated with primary or secondary recovery often have a high initial decline rate. Therefore, with too large of a development budget, our decline rate may become higher than desirable. We intend to use EAC’s technical expertise to achieve optimum production and reserve recovery.

•	Mitigate negative effects of falling commodity prices through hedging. When appropriate, we will enter into hedging transactions with unaffiliated third parties in order to mitigate the effects of falling commodity prices. We currently intend to enter into put contracts for approximately one-third of our forecasted production and fixed-price hedges (such as swaps or costless collars) for an additional one-third of our future production. Using this approach, we will have a fixed floor price for two-thirds of our forecasted production, but a fixed ceiling price for only one-third of our forecasted production, which will enable us to participate in commodity price increases for our oil and natural gas while protecting two-thirds of our future production if prices fall. We plan to maintain the flexibility to hedge the remaining one-third of our future production or leave the production unhedged for approximately 24 months, depending on various factors including commodity prices, budget requirements and cash reserves. For the remainder of 2007, we have puts and swaps covering 78% and 0%, respectively, of our future production. For 2008 and 2009, we have puts covering 76% and 40%, respectively, of our future production and swap contracts covering 0% and 24% of our future production.

•	Maintain a conservative balance sheet. We intend to maintain relatively low levels of indebtedness in relation to our cash flows from operations over time to permit us to be opportunistic with future acquisitions of oil and natural gas properties.

Competitive Strengths

We believe the following competitive strengths will allow us to achieve our objectives of generating and growing cash available for distribution:

•	Our relationship with EAC. We believe that our relationship with EAC will provide us with certain advantages, including:

•	the ability to acquire assets directly from EAC;

•	the ability to acquire assets jointly with EAC;

•	the ability to use EAC’s technical expertise to identify and implement successful exploitation techniques to maximize production and reserve recovery;

•	strong commercial relationships throughout the oil and natural gas industry, including major oil companies; and

•	access to EAC’s broad operational, commercial, technical, risk management and administrative infrastructure.

•	Our relatively high-quality asset base is characterized by low declining, stable and long-lived production. Our properties have well understood geologic features, predictable production profiles and modest capital requirements that make them well suited to our objective of making regular cash distributions to our unitholders. We have identified an inventory of enhanced recovery projects, which we believe will enable us to maintain our current production levels from these assets for several years.

•	Our Chairman, I. Jon Brumley, and our Chief Executive Officer and President, Jon S. Brumley, and our experienced management, operating and technical teams share a long working history at EAC and in the oil and natural gas industry. Our management team, which includes I. Jon Brumley and Jon S. Brumley, has a proven track record of enhancing value through the investment in and the acquisition, exploitation and integration of oil and natural gas properties and related assets. Our team’s extensive experience and contacts within the oil and natural gas industry provide a strong foundation and focus for managing and enhancing our operations, for accessing strategic acquisition opportunities and for developing our assets.

•	Our technical expertise, particularly in enhanced recovery methods, should enable us to efficiently produce and maximize the profitability of our assets. We believe our technical expertise in secondary and tertiary recovery methods is ideally suited to enhance the value of the core properties in our portfolio. Due to the mature nature of our assets and the significant amount of hydrocarbons in place, enhancing the recovery and improving the efficiency of the operations could add considerable value.

•	Our operational control of our properties permits us to manage our operating costs and better control capital expenditures as well as the timing of development activities. We operate properties representing 73% of our proved reserves, which allows us to control capital allocation and expenses. For the year ended December 31, 2006, our pro forma LOE consisted of direct lifting costs of $5.58 per BOE and production, ad valorem and severance taxes of $5.55 per BOE. Our pro forma general and administrative costs averaged $2.98 per BOE for the year ended December 31, 2006.

•	Our cost of capital and financial flexibility should provide us with a competitive advantage in pursuing acquisitions. Unlike our corporate competitors, we are not subject to federal income taxation at the entity level. We believe that this attribute should provide us with a lower cost of capital, thereby enhancing our ability to compete for future acquisitions both individually and jointly with EAC. In addition, on a pro forma basis after giving effect to this offering, we will have a relatively low level of indebtedness, which will enable us to be opportunistic with future acquisitions of oil and natural gas properties.

Hydrocarbon Recovery

Through our relationship with EAC, we will have access to significant technical expertise in all methods of hydrocarbon recovery, which differentiates us from many of our competitors. We intend to use this expertise to maximize our production and reserve recovery.

In general, there are three stages of hydrocarbon production. In the first stage, called primary recovery, a well is drilled and completed in a hydrocarbon-bearing zone and the natural pressure of the reservoir forces hydrocarbons into the wellbore and up to the surface. As hydrocarbons are produced, the reservoir pressure declines. Eventually, primary recovery reaches its limit either because the reservoir pressure is so low that further production is not economical or the proportion of gas or water in the production stream is too high. During primary recovery, only a small percentage of the original oil in place is produced.

In the second stage of hydrocarbon production, an external volume such as water or gas is injected into the reservoir through injection wells in order to increase the pressure in the reservoir. The most common secondary recovery technique is waterflooding, which uses injector wells to introduce large volumes of water into the reservoir. As the water flows through the formation toward the producing wellbore, it sweeps additional oil it encounters along with it. Upon reaching the surface, the oil is separated out and the water is reinjected. EAC has been using waterfloods in numerous fields, particularly in the CCA and Permian Basin, for many years. EAC’s engineers, which will be available to us, have significant experience in optimizing waterflood patterns and maximizing production through waterfloods. Through our relationship with EAC, we believe that we will have an opportunity to improve the waterfloods in the Madison formation in the Elk Basin field. While somewhat more expensive than primary production, the successive use of primary recovery and secondary recovery in an oil reservoir typically recovers about 15% to 40% of the original oil in place.

The third stage of hydrocarbon production is called tertiary recovery, or enhanced oil recovery. Tertiary recovery can begin after a secondary recovery process or at any time during the productive life of an oil reservoir. The purpose of tertiary recovery is not only to maintain or restore formation pressure, but also to improve oil displacement or fluid flow in the reservoir. The three major types of tertiary recovery operations are chemical flooding (including alkaline flooding or micellar-polymer flooding), gas flooding (including carbon dioxide, natural gas or nitrogen injection) and thermal recovery (including steamflood or high-pressure air injection). We are currently using a gas-based tertiary recovery technique in the Embar-Tensleep formation in the Elk Basin field where we inject flue gas from our Elk Basin natural gas processing plant into the reservoir. This technique has resulted in relatively flat production from the Embar-Tensleep formation for several years, and we expect only a modest decline rate in the near future. In recent years, EAC has employed high-pressure air injection, or HPAI, as a tertiary recovery process in the CCA. HPAI involves using compressors to inject air into previously produced oil and natural gas formations in order to displace remaining resident hydrocarbons and force them under pressure to a common lifting point for production. The optimal application of each type of recovery process depends on reservoir characteristics.

Our Areas of Operation

All of our properties are located in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas, which are mature producing regions with well known geologic characteristics. These properties are located within fields that exhibit long-lived production. Most of our properties have been producing for more than 32 years, and one field has been producing continuously for more than 62 years.

Elk Basin Properties

Our Elk Basin properties are located in the Big Horn Basin in northwestern Wyoming and south central Montana. The Big Horn Basin is formed by the Big Horn Mountains to the east, the Absaroka Mountains to the west, the Owl Creek Mountains to the south and the Ny-Bowler Lineament to the north. The Big Horn Basin is located in Park, Wyoming and Carbon County in Montana. The Big Horn Basin is characterized by oil and natural gas fields with long production histories and multiple producing formations. The Big Horn Basin is a prolific basin and has produced over 1.8 billion Bbls of oil since its discovery in 1906.

Our properties in the Elk Basin were acquired from subsidiaries of Anadarko Petroleum Corporation in March 2007 for approximately $328.4 million. For the year ended December 31, 2006, production from our Elk Basin properties was approximately 3,633 BOE/D, of which approximately 95% was oil and 5% was natural gas. Our Elk Basin properties had estimated proved reserves at December 31, 2006 of 15,091 MBOE, of which 13,285 MBOE was proved developed and 1,806 MBOE was proved undeveloped. Approximately 79% of proved reserves in the Elk Basin are located in the Embar-Tensleep, Madison and Frontier formations. Our oil and natural gas properties in the Elk Basin include 21,925 gross acres and 13,699 net acres located in Park County, Wyoming and Carbon County, Montana. All of our production in the Elk Basin is operated, and over 77% of our oil and natural gas properties in the Elk Basin are federal leases. Our Elk Basin properties have a proved developed producing production decline rate of approximately 4.5% per year and a reserve-to-production ratio of approximately 11 years.

We also own and operate (1) the Elk Basin natural gas processing plant near Powell, Wyoming, (2) the Clearfork crude oil pipeline extending from the South Elk Basin field to the Elk Basin field in Wyoming, (3) the Wildhorse natural gas gathering system that transports low sulfur natural gas from the Elk Basin and South Elk Basin fields to our Elk Basin natural gas processing plant and (4) a small natural gas gathering system that transports higher sulfur natural gas from the Elk Basin field to our Elk Basin natural gas processing facility.

Oil and Natural Gas Properties

Embar-Tensleep Formation in the Elk Basin Field.  We operate 118 gross wells that produce from the Embar-Tensleep formation in the Elk Basin field. These wells are drilled to a depth of 4,200 to 5,400 feet. We hold a 62% working interest and a 56% net revenue interest in our wells in the Embar-Tensleep formation.

Production in the Embar-Tensleep formation is currently being enhanced through a tertiary recovery technique involving effluent gas, or flue gas, from a natural gas processing facility located in the Elk Basin field. From 1949 to 1974, flue gas was injected into the Embar-Tensleep formation to increase pressure and improve production of resident hydrocarbons. Flue gas injection was re-established in 1998, and pressure monitoring wells indicate that the reservoir pressure continues to increase.

Madison Formation in the Elk Basin Field.  We operate 187 wells that produce from the Madison formation in the Elk Basin field. These wells are drilled to a depth of 4,800 to 5,800 feet. We hold a 67% working interest and a 61% net revenue interest in our wells in the Madison formation.

Production in the Madison formation is being enhanced through a waterflood, which is a secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells. We believe that we can enhance production in the Madison formation by, among other things, reestablishing optimal injection and producing well patterns.

Frontier Formation in the Elk Basin Field.  We operate 4 wells that produce from the Frontier formation in the Elk Basin field. These wells are typically drilled to a depth of 1,600 to 2,900 feet. We hold a 93% working interest and a 82% net revenue interest in our wells in the Frontier unit. The Frontier formation is being produced through primary recovery techniques.

Other Oil and Natural Gas Properties.  We also operate wells in the Big Horn, Northwest Embar-Tensleep and Northwest Madison formations in the Elk Basin field and in the Embar-Tensleep, Middle Frontier, Torchlight and Peay Sand formations in the South Elk Basin field. We hold significant working interests and net revenue interests in these wells.

Natural Gas Processing Plant

We operate and own a 62% interest in the Elk Basin natural gas processing plant near Powell, Wyoming, which was first placed into operation in the 1940s. ExxonMobil Corporation, or ExxonMobil, owns a 35% interest in the Elk Basin natural gas processing plant and other parties own the remaining 3% interest.

The Elk Basin natural gas processing plant is a refrigeration natural gas processing plant that receives natural gas supplies through a natural gas gathering system from fields in the Elk Basin and the South Elk Basin fields. The Elk Basin natural gas processing plant currently produces approximately 380 Bbls of NGLs per day, primarily propane, normal butane and natural gasoline.

A by-product of our natural gas processing is flue gas. From 1949 to 1974, flue gas was injected into the Embar-Tensleep formation to increase pressure and improve production of resident hydrocarbons. Flue gas injection was re-established in 1998 to increase the pressure in this formation.

Pipelines

We own and operate one crude oil pipeline system and two natural gas gathering pipeline systems.

The Clearfork pipeline is regulated by the Federal Energy Regulatory Commission, or FERC, and transports approximately 4,000 Bbl/D of crude oil from the Elk Basin field and South Elk Basin field to a pipeline operated by Marathon Oil Corporation for further delivery to other markets. Most of the crude oil transported by the Clearfork pipeline is eventually sold to refineries in Billings, Montana. The Clearfork pipeline receives crude oil from various interconnections with local gathering systems.

The Wildhorse pipeline system is an approximately 12-mile natural gas gathering system that transports approximately 10.6 MMcfe/D of low-sulfur natural gas from the Elk Basin and South Elk Basin fields to our Elk Basin natural gas processing plant. The natural gas transported by the Wildhorse gathering system is sold into the WBI Pipeline.

We also own a small natural gas gathering system that transports approximately 11.4 MMcfe/D of higher sulfur natural gas from the Elk Basin field to our Elk Basin natural gas processing plant.

Permian Basin Crockett Properties

The Permian Basin is one of the largest and most prolific oil and natural gas producing basins in the United States. The Permian Basin extends over 100,000 square miles in West Texas and southeast New Mexico and has produced over 24 billion Bbls of oil since its discovery in 1921. The Permian Basin is characterized by oil and natural gas fields with long production histories and multiple producing formations.

Our properties in the Permian Basin were acquired by our predecessor in March 2000 and are located in Crockett County, Texas. For the year ended December 31, 2006, production from our Permian Basin properties was approximately 838 BOE/D, substantially all of which was natural gas. Our Permian Basin properties had estimated proved reserves at December 31, 2006 of 7,141 MBOE, of which 3,733 MBOE was proved developed producing, 1,423 MBOE was proved developed non-producing and 1,985 MBOE was proved undeveloped. Our Permian Basin properties consist of 25,115 gross acres and 10,384 net acres located in Crockett County, Texas.

Operated Properties

We operate 50 gross wells in the Angus and Henderson fields in the Ozona area in Crockett County, Texas. The wells are typically drilled to a depth of approximately 8,000 feet. These wells produce from the Canyon Sand formation. The Canyon Sand produces from several sands over a gross interval of 400 to 500 feet. The wells have been drilled to the allowable 40-acre spacing. We have a limited number of locations that can be drilled by obtaining spacing exceptions, which is a common practice in the Ozona area. We have not booked any reserves beyond the proved producing category for these leases. We hold an average working interest of 55% and net revenue interests of 48% in these wells.

Non-Operated Properties

We own non-operated interests in the Davidson Ranch, Hunt-Baggett, Live Oak Draw and Ozona fields in Crockett County, Texas. We hold an average working interest of 29% and an average net revenue interest of 21% in the wells currently developed in this area.

These wells produce from the Canyon Sand and Strawn formations at depths of 8,000 to 9,000 feet. The Canyon Sand produces from several sands over a gross interval of 400 to 500 feet. Many of the wells were not completed in all of the known producing intervals. We have identified 1,423 MBOE of proved non-producing reserves in these wells.

The Canyon Sand formation in Crockett County is drilled to 40-acre spacing and many of our non-operated leases have quality drilling locations remaining to be developed. We have identified 1,985 MBOE of proved undeveloped reserves on these properties.

Our properties in Crockett County are operated by several companies, but a majority of the wells are operated by a private oil and gas company that has a strong history of development in this area. In addition, there remain many quality infill locations to be developed on this company’s leases. Historically, we have participated with this company in drilling 2 to 4 wells per year and hold an average working interest of approximately 46%.

We are currently participating with a major oil company to drill 8 to 10 lease line wells in 2007. Drilling on this project began in April 2007 and is expected to be completed in July 2007. Our working interest in these wells ranges from 2.4% to 6.8%.

EAC’s Areas of Operation

We and EAC believe that many of EAC’s oil and natural gas properties are or, after additional capital is invested, may become well suited for our partnership. EAC has indicated that it intends to use us as a growth vehicle to pursue the acquisition of producing oil and natural gas properties. We believe that many of EAC’s fields are, or after additional capital is invested may become, well suited for our partnership because of their predictable production profiles, low decline rates, long reserve lives and modest capital requirements. We believe that we will have an opportunity to acquire oil or natural gas properties from EAC, including opportunities to acquire certain portions of, or interests in, fields owned or operated by EAC. Although EAC is not under any obligation to sell its properties to us, we believe EAC will have a strong incentive to do so given its significant ownership of limited and general partner interests in us. We cannot say with any certainty which, if any, opportunities to acquire assets from EAC may be made available to us or if we will choose to pursue any such opportunity.

EAC’s properties currently are located in the following core areas:

•	Cedar Creek Anticline: The CCA is a major structural feature of the Williston Basin in southeastern Montana and northwestern North Dakota. EAC’s acreage is concentrated on the two- to six-mile-wide “crest” of the CCA, giving it access to the greatest accumulation of oil in the structure. EAC’s holdings extend for approximately 120 continuous miles along the crest of the CCA across five counties in two states. Primary producing reservoirs are the Red River, Stony Mountain, Interlake and Lodgepole formations at depths of between 7,000 and 9,000 feet. EAC’s fields in the CCA include the North Pine, South Pine, Cabin Creek, Coral Creek, Little Beaver, Monarch, Glendive North, Glendive, Gas City and Pennel fields. EAC is producing the CCA through a combination of waterfloods and high-pressure air injection. Since taking over operations, EAC’s net production from the CCA has increased by approximately 80% from 7,807 BOE/D (average for June 1999) to 14,032 BOE/D (average for the fourth quarter of 2006). As of December 31, 2006, EAC’s total estimated proved reserves in the CCA were 120.5 MMBOE, 98% of which were oil and 58% of which were proved developed.

•	Permian Basin: EAC’s Permian Basin properties include fields in West Texas and New Mexico:

•	West Texas: EAC’s West Texas properties include seventeen operated fields, including the East Cowden Grayburg Unit, Fuhrman-Mascho, Crockett County, Sand Hills, Howard Glasscock, Nolley, Deep Rock and others; and seven non-operated fields. Production from the central portion of the Permian Basin comes from multiple reservoirs, including the Grayburg, San Andres, Glorietta, Clearfork, Wolfcamp and Pennsylvanian zones. Production from the southern portion of the Permian Basin comes mainly from the Canyon and Strawn formations with multiple pay intervals.

In March 2006, EAC entered into a joint development agreement with ExxonMobil to develop legacy natural gas fields in West Texas. The ExxonMobil agreement covers certain formations in the Parks, Pegasus and Wilshire Fields in Midland and Upton Counties, the Brown Bassett Field in Terrell County, and Block 16, Coyanosa and Waha Fields in Ward, Pecos and Reeves Counties. Targeted formations include the Barnett, Devonian, Ellenberger, Mississippian, Montoya, Silurian, Strawn and Wolfcamp horizons.

•	New Mexico: EAC established the New Mexico region in May 2006 with the strategy of deploying capital to develop low- to medium-risk drilling projects in southeastern New Mexico where multiple reservoir targets are available. Since May 2006, EAC has acquired or farmed-in approximately 10,500 gross acres and identified and secured approximately 30 low-risk infill locations.

Average daily production for EAC’s Permian Basin properties in the fourth quarter of 2006 was 5,940 BOE/D. As of December 31, 2006, EAC’s total estimated proved reserves in the Permian Basin were 40.9 MMBOE, 57% of which were oil and 73% of which were proved developed. For a discussion of EAC’s Permian Basin properties that will be contributed to us in connection with this offering, please read “— Our Areas of Operation — Permian Basin Crockett Properties.”

•	Rockies: The Rockies area includes non-CCA assets in the Big Horn, Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah.

•	Big Horn Basin — Wyoming and Montana: In March 2007, EAC acquired oil properties and related assets in the Gooseberry field in Park County, Wyoming at the same time that we acquired the Elk Basin properties. For a discussion of our Elk Basin properties, please read “— Our Areas of Operation — Elk Basin Properties” beginning on page 86.

•	Williston Basin — North Dakota and Montana: EAC’s Williston Basin properties have historically consisted of working and overriding royalty interests in several geographically concentrated fields. The properties are located in the Williston Basin of western North Dakota and eastern Montana, which is the same basin as the CCA properties. The average daily production from the legacy Williston Basin properties was 978 BOE/D for the fourth quarter of 2006. In April 2007, EAC acquired additional properties in the Williston Basin. The properties are comprised of 50 different fields across Montana and North Dakota. EAC’s internal engineers have estimated that total proved reserves from these properties are approximately 21 MMBOE, which are 90% oil and 81% proved developed producing. The Williston Basin properties currently produce approximately 5,000 BOE/D and are 85% operated by EAC. As part of this acquisition, EAC also acquired approximately 70,000 net acres and 800 BOE/D of production in the Bakken play of Montana and North Dakota.

•	Powder River Basin — Montana: The Bell Creek properties are located in the Powder River Basin of southeastern Montana. EAC operates seven production units that comprise the Bell Creek properties, each with a 100% working interest. The shallow (less than 5,000 feet) Cretaceous-aged Muddy Sandstone reservoir produces oil. EAC has initiated a pilot polymer injection program on its Bell Creek properties whereby a polymer is injected into a well to reduce the amount of water injection needed to recover oil. The polymer injection process also redirects the injected water into new pathways to produce oil previously bypassed by the original waterflood. This process, coupled with polymer treatments to oil producers, makes for a more efficient recovery of oil than standard waterflooding. Average daily production from the Bell Creek properties was 453 BOE/D during the fourth quarter of 2006.

•	Paradox Basin — Utah: The Paradox Basin properties, located in southeast Utah’s Paradox Basin, are divided between two prolific oil producing units: the Ratherford Unit and the Aneth Unit both operated by Resolute Natural Resources Company. EAC believes these properties have potential horizontal redevelopment, secondary development and tertiary recovery potential. Average net production from the Paradox Basin properties for the fourth quarter of 2006 was approximately 704 BOE/D.

Average daily production for the Rockies area was 2,145 BOE/D for the fourth quarter of 2006. As of December 31, 2006, EAC’s total estimated proved reserves in the Rockies were 9.2 MMBOE, 95% of which were oil and 78% of which were proved developed.

•	Mid-Continent: The Mid-Continent area includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale of North Texas:

•	Oklahoma, Arkansas, North Texas and Kansas: EAC owns various interests, including operated, non-operated, royalty and mineral interests, on properties located in the Anadarko Basin of western Oklahoma and the Arkoma Basin of eastern Oklahoma and eastern Arkansas. These properties produce primarily natural gas and, to a lesser extent, oil from various horizons. EAC also has operated interests in properties producing in the Barnett Shale in North Texas and the Hugoton Basin in Kansas. Average daily production for these properties was 30,430 Mcfe/D for the fourth quarter of 2006. EAC is evaluating the potential sale of certain natural gas properties in Oklahoma during 2007 that currently produce approximately 3,000 to 4,000 BOE/D and have associated reserves of 15 to 25 MMBOE. If these properties are sold, EAC’s assets in Oklahoma and Arkansas will consist of operated interests in 5 mature waterfloods in Oklahoma, nonoperated interests in the Cleveland formation in northwest Oklahoma, nonoperated interests in the Chismville gas field in northwest Arkansas and royalty interests in Arkansas and Oklahoma.

•	North Louisiana Salt Basin and East Texas Basin: The North Louisiana Salt Basin and East Texas Basin properties consist of operated working interests, non-operated working interests and undeveloped leases acquired primarily in EAC’s Elm Grove and Overton acquisitions in 2004. EAC’s interests acquired in the Elm Grove acquisition are located in the Elm Grove Field in Bossier Parish, Louisiana, and include non-operated working interests ranging from 1% to 47% across 1,800 net acres in 15 sections. The Overton Field assets are in the same core area as EAC’s interests in Elm Grove field and have similar geology. The properties are producing primarily from multiple tight sandstone reservoirs in the Travis Peak and Lower Cotton Valley formations at depths ranging between 8,000 and 11,500 feet. Estimated proved reserves are approximately 94% natural gas, and the properties are 100% operated by EAC. Average daily production for this region was 21,092 Mcfe/D for the fourth quarter of 2006.

Average daily production for the Mid-Continent area was 51,520 Mcfe/D for the fourth quarter of 2006. As of December 31, 2006, EAC’s total estimated proved reserves in the Mid-Continent were 34.0 MMBOE, 89% of which were natural gas and 79% of which were proved developed.

The Lifecycle of an Acquisition

When we acquire oil and natural gas properties, we attempt to maximize our investment by taking the following steps:

•	Re-engineering. We look for opportunities to re-engineer mature oil and natural gas fields to more efficiently and economically produce the remaining hydrocarbons. Many oil and natural gas properties are sold because they are not of strategic importance to the seller. This scenario, more than any other, presents opportunities for increased reserve recovery because non-strategic assets are often undermanned, and these assets can be enhanced by a new and more attentive owner.

•	Identifying Opportunities for Immediate Improvement. As we re-engineer our acquired properties, we identify opportunities to raise production without spending significant capital, such as returning producers back to production.

•	Workovers. After thoroughly evaluating a new acquisition and taking advantage of opportunities for immediate improvement, we identify existing wells that need a workover, which is a process of performing major maintenance or remedial treatments on an oil or natural gas well.

•	Drilling and Waterfloods. After working over existing wells, we evaluate our inventory of potential drilling locations. For fields on waterflood, we also evaluate the feasibility of optimizing waterflood patterns in order to maximize production. We believe that waterflooded fields are well suited for our partnership because of their potential for increased reserve recovery with modest capital requirements.

•	Tertiary Recovery. After waterflooding techniques have been applied, we also evaluate the feasibility of applying tertiary recovery techniques to our existing properties to increase production and proved reserves. We are currently using tertiary recovery techniques in the Embar-Tensleep formation in the Elk Basin field and EAC has employed the HPAI tertiary recovery process in the CCA. We believe that such enhanced recovery projects are well suited for our partnership because we believe they will enable us to maintain our current production levels from these assets for several years with relatively modest capital requirements.

Crude Oil and Natural Gas Prices

Factors Affecting the Price of Crude Oil and Natural Gas at the Wellhead

The relative value of crude oil and natural gas at the wellhead is determined by two main factors: quality and location relative to consuming and refining markets.

•	Crude Oil Prices. The NYMEX futures price of crude oil is a widely used benchmark in the pricing of domestic and imported oil in the United States. Crude oils differ from one another due to their different molecular makeup, which plays an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly impact crude oil quality differentials: (1) the API gravity and (2) the percentage of sulfur content by weight. In general, lighter crudes (with higher API) produce a larger number of lighter products, such as gasoline, which have higher resale value and, therefore, lighter crudes are expected to sell at a premium over heavier crude oil. Crude oil produced in close proximity to major consuming and refining markets will require less transportation and therefore will be more attractive and command a premium over oil produced farther from the market, which requires greater transportation costs to get to the market. Crudes with lower sulfur content are more desirable and less expensive to refine and, as a result, receive a higher price than high-sulfur crudes. The crude oil in the Elk Basin is considered a high sulfur crude.

•	Natural Gas Prices. The NYMEX futures price of natural gas is a widely used benchmark in the pricing of natural gas in the United States. Among other things, there are three characteristics that commonly impact natural gas prices: (1) the Btu content of natural gas, which measures its heating value, (2) the percentage of sulfur content by volume, and (3) the proximity of the natural gas to major consuming markets.

Differentials

The prices that we receive for our crude oil and natural gas production sometimes trade at a discount to the relevant benchmark prices, such as NYMEX. The difference between the NYMEX price and the price we receive is called a differential.

•	Elk Basin. In recent years, production increases from competing Canadian and Rocky Mountain producers, in conjunction with limited refining and pipeline capacity from the Rocky Mountain area, have gradually widened the differential for crude oil produced in Wyoming. For example, for the year ended December 31, 2006, the average discount to NYMEX for our Elk Basin crude oil and NGL production was approximately $15.91 per Bbl.

•	Permian Basin. Natural gas production in the Permian Basin is also often sold at a discount to benchmark prices due primarily to its remote location from consuming areas. For the year ended December 31, 2006, the average discount to NYMEX for our Permian Basin natural gas was approximately $0.12 per Mcf.

Derivative Transactions

We enter into derivative transactions to reduce the impact of crude oil and natural gas price volatility on our cash flow from operations. For the remainder of 2007, we have puts and swaps covering 78% and 0%, respectively, of our future production. For 2008 and 2009, we have puts covering 76% and 40%, respectively, of our future production and swap contracts covering 0% and 24%, respectively, of our future production.

We currently intend to enter into put contracts for approximately one-third of our future production and fixed-price hedges (such as swaps or costless collars) for an additional one-third of our future production. Using this approach, we will have a fixed floor price for two-thirds of our future production, but a fixed ceiling price for only one-third of our future production, which will enable us to participate in price increases for our oil and natural gas. We will maintain the flexibility to hedge the remaining one-third of our future production. When we enter into new hedges, we expect that we will hedge future production for approximately 24 months.

By removing the price volatility from a significant portion of our crude oil production, we have mitigated, but not eliminated, the potential effects of changing crude oil prices on our cash flow from operations for those periods. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risk.”

Our Pro Forma Oil and Natural Gas Data

This section reflects our predecessor’s oil and natural gas data on a pro forma basis after giving effect to the Elk Basin acquisition in March 2007.

Estimated Pro Forma Proved Reserves

The following table presents the estimated net proved oil and natural gas reserves and the present value of estimated proved reserves relating to our properties at December 31, 2006, based on a reserve report prepared by our independent petroleum engineers, Miller and Lents, Ltd.

As of
December 31,
2006

Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	14,538
Natural gas (MMcf)	46,166
Total (MBOE)	22,232
Proved developed (MBOE)	18,441
Proved undeveloped (MBOE)	3,791
Proved developed reserves as % of total proved reserves	83%
Standardized Measure (in millions)(1)	$301.6
Representative Oil and Natural Gas Prices(2):
Oil — spot per Bbl	$61.06
Natural gas — spot per MMBtu	$5.48

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to federal income taxes, although we have provided for the payment of Texas franchise taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risk.”

(2)	The spot prices above are representative of market prices at the as-of date of the respective reports. Our estimated net proved reserves as of December 31, 2006 were determined using $61.06 per Bbl of oil and $5.48 per MMBtu of natural gas.

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production.

The data in the above table represents estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered. Please read “Risk Factors.”

Future prices received for production and paid for costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation) without giving effect to non-property related expenses such as general and administrative expenses, debt service or depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. Because we are a limited partnership which passes through our taxable income to our unitholders, no provisions for federal or state income taxes have been provided for in the calculation of standardized measure, although we have provided for the payment of Texas franchise taxes. Standardized measure does not give effect to derivative transactions. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by FASB pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

Our Pro Forma Production and Price History

The following table sets forth information for our oil and natural gas properties regarding net production of oil and natural gas and certain price and cost information for the year ended December 31, 2006:

Year Ended
December 31,
2006

Net Production:
Total production (MBOE)	1,632
Average daily production (BOE/D)	4,471
Average Sales Prices per BOE	$48.31
Operating Expense per BOE	$37.62

Our Pro Forma Productive Wells

The following table sets forth pro forma information relating to the productive wells in which we owned a working interest as of December 31, 2006. Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which we have a working interest in, regardless of our percentage interest. A net well is not a physical well, but is a concept that reflects the actual total working interest we hold in all wells. We compute the number of net wells we own by totaling the percentage interests we hold in all our gross wells.

Our wells may produce both oil and natural gas. We classify a well as an oil well if the net equivalent production of oil was greater than natural gas for the well.

	Gross Wells			Net Wells
		Natural			Natural
	Oil	Gas	Total	Oil	Gas	Total

Elk Basin
Operated	308	35	343	267	23	290
Non-Operated	—	—	—	—	—	—
Permian Basin
Operated	—	50	50	—	27	27
Non-Operated	—	217	217	—	64	64

Total	308	302	610	267	114	381

Our Pro Forma Developed and Undeveloped Acreage

The following table sets forth pro forma information as of December 31, 2006 relating to our leasehold acreage.

	Developed Acreage(2)		Undeveloped Acreage(3)
	Gross(4)	Net(5)	Gross(4)	Net(5)

Elk Basin
Operated(1)	9,658	6,113	12,267	7,586
Non-Operated	—	—	—	—
Permian Basin
Operated	4,475	2,865	—	—
Non-Operated	19,972	6,851	668	668

Total	34,105	15,829	12,935	8,254

(1)	We also own royalty or overriding royalty interests in 3 wells in the Elk Basin that are operated by Merit Energy Company.

(2)	Developed acres are acres spaced or assigned to productive wells.

(3)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas or oil, regardless of whether such acreage contains proved reserves.

(4)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(5)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Substantially all of our developed and undeveloped acreage is held by production, which means that, as long as our wells on the acreage continue to produce, we will continue to own the leases.

Our Pro Forma Development Activity

We intend to concentrate our development activity and production optimization projects on lower risk, development projects. The number and types of wells we drill or projects we undertake will vary depending on the amount of funds we have available, the cost of those activities, the size of the fractional working interests we acquire in each well and the estimated recoverable reserves attributable to each well.

The following table sets forth information for our properties with respect to wells completed during the year ended December 31, 2006 regardless of when development was initiated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of oil and natural gas, regardless of whether they produce a reasonable rate of return. No exploratory wells were drilled during the periods presented.

Year Ended
December 31,
2006

Gross Development Wells:
Productive	3.0
Dry	—

Total	3.0

Net Development Wells:
Productive	1.4
Dry	—

Total	1.4

Our Predecessor’s Oil and Natural Gas Data

Predecessor Reserves

The following table presents our predecessor’s estimated net proved oil and natural gas reserves and the present value of our predecessor’s estimated proved reserves at December 31, 2006, prepared in accordance with the rules and regulations of the SEC.

	As of December 31,
	2004	2005	2006

Reserve Data:
Estimated net proved reserves:
Oil (MBbls)	43	45	68
Natural gas (MMcf)	40,966	44,190	42,440
Total (MBOE)	6,871	7,410	7,141
Proved developed (MBOE)	4,881	5,372	5,156
Proved undeveloped (MBOE)	1,990	2,038	1,985
Proved developed reserves as % of total proved reserves	71%	72%	72%
Standardized Measure (in millions)(1)	$82,722	$126,605	$54,905
Representative Oil and Natural Gas Prices(2):
Oil — spot per Bbl	$43.46	$61.04	$61.06
Natural gas — spot per MMBtu	$6.19	$9.44	$5.48

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to federal income taxes, although we have provided for the payment of Texas franchise taxes. Standardized measure does not give effect to derivative transactions. For a description of our derivative transactions, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risk.”

(2)	The spot prices above are representative of market prices at the as-of date of the respective reports. Our estimated net proved reserves as of December 31, 2004, 2005 and 2006 were determined using $43.46, $61.04 and $61.06 per Bbl of oil, respectively, and $6.19, $9.44 and $5.48 per MMBtu of natural gas, respectively.

Predecessor Production and Price History

The following table sets forth information regarding net production of oil and natural gas prices and certain price and cost information of our predecessor for each of the periods indicated.

	Year Ended December 31,
	2004	2005	2006

Net Production:
Total production (MBOE)	357	344	306
Average daily production (BOE/D)	976	942	838
Average Sales Prices per BOE	$37.05	$49.13	$41.67
Operating Expense per BOE	$13.65	$15.53	$16.26

Predecessor Productive Wells

The following table sets forth information relating to the productive wells in which our predecessor owned a working interest as of December 31, 2006. Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which our predecessor had a working interest in, regardless of its percentage interest. A net well is not a physical well, but is a concept that reflects the actual total working interest our predecessor held in all wells. The number of net wells our predecessor owned is calculated by totaling the percentage interests it held in all our gross wells.

Our predecessor’s wells may produce both oil and natural gas. A well is classified as an oil well if the net equivalent production of oil was greater than natural gas for the well.

	Gross Wells			Net Wells
		Natural			Natural
	Oil	Gas	Total	Oil	Gas	Total

Permian Basin
Operated	—	50	50	—	27	27
Non-Operated	—	217	217	—	64	64

Total	—	267	267	—	91	91

Predecessor Developed and Undeveloped Acreage

The following table sets forth information as of December 31, 2006 relating to our predecessor’s leasehold acreage.

	Developed Acreage(1)		Undeveloped Acreage(2)
	Gross(3)	Net(4)	Gross(3)	Net(4)

Permian Basin
Operated	4,475	2,865	—	—
Non-Operated	19,972	6,851	668	668

Total	24,447	9,716	668	668

(1)	Developed acres are acres spaced or assigned to productive wells.

(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas or oil, regardless of whether such acreage contains proved reserves.

(3)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Predecessor Development Activity

The following table summarizes our predecessor’s approximate gross and net interest in wells completed during the year ended December 31, 2006 on our properties regardless of when development was initiated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value.

Year Ended
December 31,
2006

Gross Development Wells:
Productive	3.0
Dry	—

Total	3.0

Net Development Wells:
Productive	1.4
Dry	—

Total	1.4

Delivery Commitments

We have no delivery commitments at prices other than market prices or for terms greater than one year.

Operations

Well Operations

We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P., a wholly owned subsidiary of EAC. Under the amended and restated administrative services agreement, Encore Operating, L.P. will act as operator of the oil and natural gas wells and related gathering systems and production facilities in which we own an interest, if our interest entitles us to control the appointment of the operator of the well, gathering system or production facilities. As operator, Encore Operating, L.P. will design and manage the development and completion of a well and manage the day-to-day operating and maintenance activities for our wells.

Under the amended and restated administrative services agreement, Encore Operating, L.P. will establish a joint account for each well in which we have an interest. We will be required to pay our working interest share of amounts charged to the joint account. The joint account will be charged with all direct expenses incurred in the operation of our wells and related gathering systems and production facilities. The determination of which direct expenses can be charged to the joint account and the manner of charging direct expenses to the joint account for our wells will be done in accordance with the Council of Petroleum Accountants Societies, or COPAS, model form of accounting procedure.

Under the COPAS model form, direct expenses include the costs of third-party services performed on our properties and well, gathering and other equipment used on our properties. In addition, direct expenses will include the allocable share of the cost of the EAC employees who perform services on our properties. The allocation of the cost of EAC employees who perform services on our properties will be based on time sheets maintained by EAC’s employees. Direct expenses charged to the joint account will also include an amount determined by EAC to be the fair rental value of facilities owned by EAC and used in the operation of our properties.

During 2006, pro forma lease operating expenses for our wells was $9.1 million.

Natural Gas Gathering

We own and operate a network of natural gas gathering systems in our Elk Basin area of operation. This system gathers and transports our natural gas and a small amount of third-party natural gas to larger gathering systems and intrastate, interstate and local distribution pipelines. Our network of natural gas gathering systems permits us to transport production from our wells with fewer interruptions and also minimizes any delays associated with a gathering company extending its lines to our wells. Our ownership and control of these lines enables us to realize:

•	faster connection of newly drilled wells to the existing system;

•	control pipeline operating pressures and capacity to maximize our production;

•	control compression costs and fuel use;

•	maintain system integrity;

•	control the monthly nominations on the receiving pipelines to prevent imbalances and penalties; and

•	closely track sales volumes and receipts to assure all production values are realized.

Please read “— Our Areas of Operation — Elk Basin Properties.”

Our gas gathering systems will be operated for us by EAC pursuant to the amended and restated administrative services agreement. For a description of this agreement and the fees to be charged thereunder, please read “— Well Operations.”

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any well(s) drilled on the lease premises. In the Elk Basin, this amount is typically 12.5% for oil and natural gas, resulting in a 76.5% net oil revenue interest and a 75.5% net natural gas revenue interest to us for most leases directly acquired by us. In the Permian Basin, this amount is typically 12.5% for oil and natural gas, resulting in a 44.9% net oil revenue interest and a 23.4% net natural gas revenue interest to us for most leases directly acquired by us.

Because the acquisition of oil and natural gas leases is a very competitive process, and involves certain geological and business risks to identify productive areas, prospective leases are often held by other oil and natural gas operators. In order to gain the right to drill these leases, we may elect to farm-in leases and/or purchase leases from other oil and natural gas operators. Typically the assignor of such leases will reserve an overriding royalty interest, ranging from 1/32nd to 1/16th (3.125% to 6.25%), which further reduces the net revenue interest available to us to between 87.5% and 81.25%.

Sometimes these third-party owners of oil and natural gas leases retain the option to participate in the development of wells on leases farmed out or assigned to us. The retained interest normally ranges between a 10% and 50% working interest. In this event, our working interest ownership will be reduced by the amount retained by the third-party operator.

Substantially all of our oil and natural gas leases are held by production, which means that for as long as our wells continue to produce oil or gas, we will continue to own the lease.

Principal Customers and Marketing Arrangements

For 2006, we sold 42% and 30% of our Elk Basin production to Marathon Oil Corporation and ConocoPhillips, respectively.

We currently sell all our operated Permian Basin production to ChevronTexaco. We do not market our own natural gas on our non-operated Permian Basin properties, but receive our net share of revenues from the operator.

Derivative Activity

We enter into derivative transactions with unaffiliated third parties with respect to oil and natural gas in order to mitigate the negative effects of declining commodity prices. In the future, we may enter into interest rate derivative transactions in order to reduce our exposure to short-term fluctuations in interest rates. For a more detailed discussion of our derivative activities, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” and “— Quantitative and Qualitative Disclosures About Market Risk.”

Competition

The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for development equipment and securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than ours. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

We are also affected by competition for rigs and the availability of related equipment. In the past, the oil and natural gas industry has experienced shortages of development rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. We are unable to predict when, or if, such shortages may occur or how they would affect our development and exploitation program.

Competition is also strong for attractive oil and natural gas producing properties, undeveloped leases and development rights, and we cannot assure you that we will be able to compete satisfactorily when attempting to make further acquisitions.

Title to Properties

As is customary in the oil and natural gas industry, we initially conduct only a cursory review of the title to our properties on which we do not have proved reserves. Prior to the commencement of development operations on those properties, we conduct a thorough title examination and perform curative work with respect to significant defects. To the extent title opinions or other investigations reflect title defects on those properties, we are typically responsible for curing any title defects at our expense. We generally will not commence development operations on a property until we have cured any material title defects on such property. Prior to completing an acquisition of producing oil leases, we perform title reviews on the most significant leases and, depending on the materiality of properties, we may obtain a title opinion or review previously obtained title opinions. As a result, we believe that we have satisfactory title to our producing properties in accordance with standards generally accepted in the oil and natural gas industry. Our oil properties are subject to customary royalty and other interests, liens for current taxes and other burdens which we believe do not materially interfere with the use of or affect our carrying value of the properties.

Some of our oil and natural gas leases, easements, rights-of-way, permits, licenses and franchise ordinances require the consent of the current landowner to transfer these rights, which in some instances is a governmental entity. We believe that we have obtained or will obtain sufficient third-party consents, permits and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. Record title to some of our assets will continue to be held by our affiliates until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. With respect to any consents, permits or authorizations that have not been obtained, we believe that these consents, permits or authorizations generally will be obtained after the closing of this offering, or that the failure to obtain these consents, permits or authorizations will have no material adverse effect on the operation of our business.

Seasonal Nature of Business

Seasonal weather conditions and lease stipulations can limit our development activities and other operations and, as a result, we seek to perform the majority of our development during the summer months. These seasonal anomalies can pose challenges for meeting our well development objectives and increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay our operations.

Environmental Matters and Regulation

General

Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection, including air emissions, water quality, wastewater discharges and solid waste management. These laws and regulations may, among other things:

•	require the acquisition of various permits before development commences;

•	require the installation of expensive pollution control equipment;

•	enjoin some or all of the operations of facilities deemed in non-compliance with permits;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas development, production and transportation activities;

•	restrict the way in which wastes are handled and disposed;

•	limit or prohibit development activities on certain lands lying within wilderness, wetlands areas inhabited by threatened or endangered species and other protected areas;

•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells;

•	impose substantial liabilities for pollution resulting from operations; and

•	require preparation of a Resource Management Plan, Environmental Assessment and/or an Environmental Impact Statement for operations affecting federal lands or leases.

These laws, rules and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and the clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Any changes that result in indirect compliance costs or additional operating restrictions, including costly waste handling, disposal and cleanup requirements for the oil and natural gas industry could have a significant impact on our operating costs.

The following is a discussion of all relevant environmental and safety laws and regulations that relate to our operations.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous solid wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA’s non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial condition. Also, in the course of our operations, we generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents and waste oils, that may be regulated as hazardous wastes.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA authorizes the EPA, and in some cases third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We currently own, lease or operate numerous properties that have been used for oil and natural gas exploration and production for many years. Although petroleum, including crude oil, and natural gas are excluded from CERCLA’s definition of “hazardous substance,” in the course of our ordinary operations, we generate wastes that may fall within the definition of a “hazardous substance.” We believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes or hydrocarbons was not under our control. In fact, there is evidence that petroleum spills or releases have occurred in the past at some of the properties owned or leased by us. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

The Elk Basin assets have been used for oil and natural gas exploration and production for many years. There have been known releases of hazardous substances, wastes, or hydrocarbons at the properties that are part of this acquisition, and some of these sites are undergoing active remediation. The risks associated with these environmental conditions, and the cost of remediation, are being assumed by us, subject only to limited indemnity from the seller of the Elk Basin assets. Releases may also have occurred in the past that have not yet been discovered, which could require costly future remediation. In addition, we are assuming the risk of various other unknown or unasserted liabilities associated with the Elk Basin assets that relate to events that occurred prior to our acquisition. If a significant release or event occurred in the past, the liability for which was not retained by the seller or for which indemnification from the seller is not available, it could adversely affect our results of operations, financial position, and cash flows.

The Elk Basin assets include the Elk Basin natural gas processing plant. Previous environmental investigations of the Elk Basin natural gas processing plant indicate historical soil and groundwater contamination by hydrocarbons and the presence of asbestos containing material at the site. Although the environmental investigations did not identify an immediate need for remediation of the suspected historical contamination, the extent of the contamination is not known and, therefore, the potential liability for remediating this contamination may be significant. In the event we were to cease operating the gas plant, the cost of decommissioning it and addressing the previously identified environmental conditions and other conditions, such as waste disposal, could be significant. Due to the significant level of uncertainty associated with the known and unknown environmental liabilities at the gas plant, our estimates include a large contingency. Currently, we do not anticipate ceasing operations at the Elk Basin natural gas processing plant in the near future and do not anticipate a need to commence remedial activities at this time. However, a regulatory agency could require us to begin to investigate and remediate any contamination even while the gas plant remains in operation. We have reserved $7.3 million as future abandonment cost on a pro forma basis for the decommissioning of the Elk Basin natural gas processing plant, and we expect to continue reserving additional amounts based on our estimated timing to cease operations of the natural gas processing plant.

Water Discharges

The Clean Water Act, or CWA, and analogous state laws, impose strict controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

The primary federal law for oil spill liability is the Oil Pollution Act, or OPA, which addresses three principal areas of oil pollution — prevention, containment and cleanup. OPA applies to vessels, offshore facilities and onshore facilities, including exploration and production facilities that may affect waters of the United States. Under OPA, responsible parties, including owners and operators of onshore facilities, may be subject to oil cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills.

Air Emissions

Oil and natural gas exploration and production operations are subject to the federal Clean Air Act, or CAA, and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including oil and natural gas exploration and production facilities, and also impose various monitoring and reporting requirements. Such laws and regulations may require a facility to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations or utilize specific emission control technologies to limit emissions.

Permits and related compliance obligations under the CAA, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, may require oil and natural gas exploration and production operations to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies. In addition, some oil and natural gas facilities may be included within the categories of hazardous air pollutant sources, which are subject to increasing regulation under the CAA. Failure to comply with these requirements could subject a regulated entity to monetary penalties, injunctions, conditions or restrictions on operations and enforcement actions. Oil and natural gas exploration and production facilities may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions.

Congress is currently considering other proposed legislation directed at reducing “greenhouse gas emissions,” and certain states have adopted legislation, regulations and/or initiatives addressing greenhouse gas emissions from various sources, primarily power plants. Additionally, on April 2, 2007, the U.S. Supreme Court ruled in Massachusetts v. EPA that the EPA has authority under the CAA to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks). The Court also held that greenhouse gases fall within the CAA’s definition of “air pollutant,” which could result in future regulation of greenhouse gas emissions from stationary sources, including those used in oil and natural gas exploration and production operations. It is not possible at this time to predict how legislation that may be enacted to address greenhouse gas emissions would impact the oil and natural gas exploration and production business. However, future laws and regulations could result in increased compliance costs or additional operating restrictions and could have a material adverse effect on the business, financial condition, demand for our operations, results of operations and cash flows.

Activities on Federal Lands

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

Occupational Safety and Health Act and Other Laws and Regulation

We are subject to the requirements of the federal Occupational Safety and Health Act, or OSH Act, and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The Occupational Safety and Health Administration’s hazard communication standard, EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements and with other OSH Act and comparable requirements.

We believe that we are in substantial compliance with all existing environmental laws and regulations applicable to our current operations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. For instance, we did not incur any material capital expenditures for remediation or pollution control activities for the year ended December 31, 2006. Additionally, as of the date of this prospectus, we are not aware of any environmental issues or claims that will require material capital expenditures during 2007. However, accidental spills or releases may occur in the course of our operations, and we cannot assure you that we will not incur substantial costs and liabilities as a result of such spills or releases, including those relating to claims for damage to property and persons. Moreover, we cannot assure you that the passage of more stringent laws or regulations in the future will not have a negative impact on our business, financial condition, results of operations or ability to make distributions to you.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

Legislation continues to be introduced in Congress and development of regulations continues in the Department of Homeland Security and other agencies concerning the security of industrial facilities, including oil and natural gas facilities. Our operations may be subject to such laws and regulations. Presently, it is not possible to accurately estimate the costs we could incur to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Development and Production

Our operations are subject to various types of regulation at the federal, state and local levels. These types of regulation include requiring permits for the development of wells, development bonds and reports concerning operations. Most states, and some counties and municipalities, in which we operate also regulate one or more of the following:

•	the location of wells;

•	the method of developing and casing wells;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to surface owners and other third parties.

State laws regulate the size and shape of development and spacing units or proration units governing the pooling of natural gas and oil properties. Some states allow forced pooling or integration of tracts to facilitate exploitation while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from natural gas and oil wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of natural gas and oil we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction.

Interstate Crude Oil Transportation

Our Clearfork crude oil pipeline is an interstate common carrier pipeline, which is subject to regulation by the FERC under the October 1, 1977 version of the Interstate Commerce Act, or ICA, and the Energy Policy Act of 1992, or EP Act 1992. The ICA and its implementing regulations give the FERC authority to regulate the rates we charge for service on that interstate common carrier pipeline and generally require the rates and practices of interstate oil pipelines to be just and reasonable and nondiscriminatory. The ICA also requires us to maintain tariffs on file with the FERC that set forth the rates we charge for providing transportation services on our interstate common carrier liquids pipeline as well as the rules and regulations governing these services. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. EP Act 1992 deemed certain rates in effect prior to its passage to be just and reasonable and limited the circumstances under which a complaint can be made against such “grandfathered” rates. EP Act 1992 and its implementing regulations also allow interstate common carrier oil pipelines to annually index their rates up to a prescribed ceiling level. In addition, the FERC retains cost-of-service ratemaking, market-based rates, and settlement rates as alternatives to the indexing approach.

Natural Gas Gathering

Section 1(b) of the Natural Gas Act, or NGA, exempts natural gas gathering facilities from the jurisdiction of the FERC. We own a number of facilities that we believe would meet the traditional tests the FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. In the states in which we operate, regulation of gathering facilities and intrastate pipeline facilities generally includes various safety, environmental, and in some circumstances, nondiscriminatory take requirement and complaint-based rate regulation.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that the FERC has taken a less stringent approach to regulation of the offshore gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. Our gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Sales of Natural Gas

The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to the FERC’s jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry, and these initiatives generally reflect more light handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of the FERC’s more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action materially differently than other natural gas marketers with which we compete.

The Energy Policy Act of 2005, or EP Act 2005, gave the FERC increased oversight and penalty authority regarding market manipulation and enforcement. EP Act 2005 amended the NGA to prohibit market manipulation and also amended the NGA, and the Natural Gas Policy Act of 1978, or NGPA, to increase civil and criminal penalties for any violations of the NGA, NGPA and any rules, regulations or orders of the FERC to up to $1,000,000 per day, per violation. In addition, the FERC issued a final rule effective January 26, 2006 regarding market manipulation, which makes it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud. This final rule works together with the FERC’s enhanced penalty authority to provide increased oversight of the natural gas marketplace.

State Regulation

The various states regulate the development, production, gathering and sale of oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Wyoming currently imposes a severance tax on oil and natural gas producers at the rate of 6% of the value of the gross product extracted. Texas currently imposes an oil production tax at the greater of 4.6% of the market value of the oil produced or 4.6¢ per Bbl. In addition, producers of crude petroleum in Texas pay a tax of 3/16 of one cent per Bbl produced. Texas currently imposes a natural gas production tax of 7.5% of the market value of the gas, with a minimum rate of 121/1,500¢ per Mcf. Montana currently imposes a severance tax on oil and natural gas producers. The owners of nonworking interests in Montana are taxed at a rate of 15.06% of the gross value of all oil and natural gas production. The owners of working interests in Montana are taxed at a maximum rate of 12.76% of the gross value of oil production and 15.06% of the gross value of natural gas production. Reduced rates or credits may apply to certain types of wells and production methods.

In addition to production taxes, Montana and Texas each impose ad valorem taxes on oil and natural gas properties and production equipment. Wyoming imposes an ad valorem tax on the gross value of oil and natural gas production in lieu of an ad valorem tax on the underlying oil and gas properties. Wyoming also imposes an ad valorem tax on production equipment.

States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of oil and natural gas that may be produced from our wells, and to limit the number of wells or locations we can drill.

Federal, State or Native American Leases

Our operations on federal, state or Native American oil and natural gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the BLM, Minerals Management Service and other agencies.

Employees

Neither we, our subsidiaries, nor our general partner have employees, but we intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us such as accounting, finance, land, legal and engineering. As of December 31, 2006, Encore Operating, L.P. had 236 full time employees, 80 of which were field personnel. In connection with the Elk Basin acquisition, Encore Operating, L.P. hired an additional 62 employees, all of which were field personnel. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that relations with these employees are satisfactory.

Offices

EAC’s principal executive offices are located at 777 Main Street, Suite 1400, Fort Worth, Texas 76102, which is also where our principal executive offices are located.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any material legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

MANAGEMENT

Management of Encore Energy Partners

Encore Energy Partners GP, our general partner, will manage our operations and activities on our behalf. Encore Energy Partners GP is indirectly wholly owned by EAC. All of our executive management personnel are employees of EAC and will devote their time as needed to conduct our business and affairs.

We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P., a wholly owned subsidiary of EAC, pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf. The amended and restated administrative services agreement will provide that employees of Encore Operating, L.P. (including the persons who are executive officers of our general partner) will devote such portion of their time as may be reasonable and necessary for the operation of our business. It is anticipated that the executive officers of our general partner will devote significantly less than a majority of their time to our business for the foreseeable future.

Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will also not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. As owner of our general partner, EAC will have the ability to elect all the members of the board of directors of our general partner. Our general partner owes a fiduciary duty to our unitholders, although our partnership agreement limits such duties and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are nonrecourse to it. Except as described in “The Partnership Agreement — Voting Rights” and subject to its fiduciary duty to act in good faith, our general partner will have exclusive management power over our business and affairs.

Encore Energy Partners GP has a board of directors that oversees its management, operations and activities. We refer to the board of directors of Encore Energy Partners GP as the “board of directors of our general partner.” The board of directors of our general partner will have at least three members who are not officers or employees, and are otherwise independent, of EAC and its affiliates, including our general partner. These directors, to whom we refer as independent directors, must meet the independence standards established by the NYSE and SEC rules. The board of directors of our general partner will have at least one independent director to serve on the audit committee prior to our common units being listed for trading on the NYSE, at least one additional independent director to serve on the audit committee within 90 days after listing of our common units on the NYSE and a third independent director to serve on the audit committee not later than one year following the listing of our common units on the NYSE. The NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating and corporate governance committee.

All three independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board of directors believes may involve conflicts of interest. At the request of the board of directors, the conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including EAC, and must meet the independence and experience standards established by the NYSE Listed Company Manual and the Securities Exchange Act of 1934 to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

In addition, our general partner will have an audit committee of at least three directors who meet the independence and experience standards established by the NYSE Listed Company Manual and the Securities Exchange Act of 1934. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of EAC. The executive officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of EAC. EAC intends to cause the executive officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs although it is anticipated that the executive officers of our general partner will devote significantly less than a majority of their time to our business for the foreseeable future. We will also use a significant number of other employees of Encore Operating, L.P., a wholly owned subsidiary of EAC, to operate our business and provide us with general and administrative services. We will reimburse Encore Operating, L.P. for allocated expenses of operational personnel who perform services for our benefit, allocated general and administrative expenses and certain direct expenses. Please read “Certain Relationships and Related Party Transactions — Amended and Restated Administrative Services Agreement.”

Directors and Executive Officers

The following table sets forth certain information regarding the current directors and executive officers of our general partner. Directors are elected for one-year terms by EAC, the ultimate owner of our general partner.

		Position with Encore Energy
Name	Age	Partners GP LLC

I. Jon Brumley	68	Chairman of the Board
Jon S. Brumley	36	Chief Executive Officer, President and Director
Robert C. Reeves	37	Senior Vice President and Chief Financial Officer
L. Ben Nivens	46	Senior Vice President and Chief Operating Officer
John W. Arms	40	Senior Vice President, Acquisitions
Philip D. Devlin	62	Senior Vice President, General Counsel and Secretary

Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors.

I. Jon Brumley has been Chairman of the Board of our general partner since February 2007. Mr. Brumley is currently Chairman of the Board of EAC, a position he has held since its inception in April 1998. He also served as Chief Executive Officer of EAC from its inception until December 2005 and President of EAC from its inception until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and gas company) until MESA’s merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company (an independent oil and gas company). He served as Chairman and Chief Executive Officer of Pioneer until joining EAC in 1998. Mr. Brumley has also served as Chairman of XTO Energy, Inc. and President and Chief Executive Officer of Southland Royalty Company. Mr. Brumley serves as a director of Hanover Compressor Company. Mr. Brumley received a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

Jon S. Brumley has been the Chief Executive Officer, President and Director of our general partner since February 2007. Mr. Brumley has been Chief Executive Officer of EAC since January 2006, President of EAC since August 2002 and a director of EAC since November 2001. He also held the positions of Executive Vice President — Business Development and Corporate Secretary from EAC’s inception in April 1998 until August 2002 and was a director of EAC from April 1999 until May 2001. Prior to joining EAC, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Prior to August 1997, Mr. Brumley served as Director — Business Development for MESA. Mr. Brumley received a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

Robert C. Reeves has been the Senior Vice President and Chief Financial Officer of our general partner since February 2007. Mr. Reeves has been Senior Vice President, Chief Financial Officer and Treasurer of EAC since November 2006. From November 2006 until January 2007, Mr. Reeves also served as Corporate Secretary of EAC. Mr. Reeves served as Senior Vice President, Chief Accounting Officer, Controller and Assistant Corporate Secretary of EAC from November 2005 until November 2006. He served as EAC’s Vice President, Controller and Assistant Corporate Secretary from August 2000 until October 2005. He served as Assistant Controller of EAC from April 1999 until August 2000. Prior to joining EAC, Mr. Reeves was Assistant Controller for Bristol Resources Corporation from 1998 until 1999. Prior to 1998, Mr. Reeves served as Assistant Controller for Hugoton Energy Corporation. Mr. Reeves received his Bachelor of Science degree in Accounting from the University of Kansas. He is a Certified Public Accountant.

L. Ben Nivens has been the Senior Vice President and Chief Operating Officer of our general partner since February 2007. Mr. Nivens has been Senior Vice President and Chief Operating Officer of EAC since November 2006. From November 2005 until November 2006, Mr. Nivens served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of EAC. Mr. Nivens served as EAC’s Vice President of Corporate Strategy and Treasurer from June 2005 until October 2005. From April 2002 to June 2005, Mr. Nivens served as engineering manager and in other engineering positions for EAC. Prior to joining EAC, he worked as a reservoir engineer for Prize Energy from 1999 to 2002. From 1990 to 1999, Mr. Nivens worked in the corporate planning group at Union Pacific Resources and also served as a reservoir engineer. In addition, he worked as a reservoir engineer for Compass Bank in 1999. Mr. Nivens received a Bachelor of Science in Petroleum Engineering from Texas Tech University and a Masters of Business Administration from Southern Methodist University.

John W. Arms has been the Senior Vice President — Acquisitions of our general partner since February 2007. Mr. Arms has served as Senior Vice President — Acquisitions of EAC since February 2007. Mr. Arms served as Vice President of Business Development of EAC from September 2001 until February 2007. From November 1998 until September 2001, Mr. Arms served in various petroleum engineering positions for EAC. Prior to joining EAC in November 1998, Mr. Arms was a Senior Reservoir Engineer for Union Pacific Resources and an Engineer at XTO Energy, Inc. Mr. Arms received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Philip D. Devlin has been the Senior Vice President, General Counsel and Secretary of our general partner since February 2007. Mr. Devlin has served as Senior Vice President, General Counsel and Corporate Secretary of EAC since January 2007. From March 1997 until January 2007, Mr. Devlin served as Vice President, General Counsel and Secretary of National Energy Group, Inc. From October 1994 through February 1997, he served as President and Chief Executive Officer of Sunrise Energy Services, Inc. From September 1984 through October 1994, he served as Executive Vice President, General Counsel and Secretary of Sunrise Energy Services, Inc. He is licensed by the State Bar of Texas, admitted to practice before the Supreme Court of the United States and is a past President and Director of the Natural Gas and Electric Power Association of North Texas. Mr. Devlin earned a Bachelor of Arts degree and a Master of Arts degree from the University of California, and a Juris Doctor degree with honors from California Western School of Law, San Diego, California.

Reimbursement of Expenses of Our General Partner

Our partnership agreement requires us to reimburse our general partner for all actual direct and indirect expenses it incurs or actual payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business including overhead allocated to our general partner by its affiliates, including EAC. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. We do not expect to incur any additional fees or to make other payments to these entities in connection with operating our business. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Our amended and restated administrative services agreement will require us to reimburse Encore Operating, L.P. for its expenses incurred on our behalf. Please read “Certain Relationships and Related Party Transactions — Amended and Restated Administrative Services Agreement.”

We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us such as accounting, corporate development, finance, land, legal and engineering. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf.

Executive Compensation

We and our general partner were formed on February 13, 2007. We have not paid or accrued any amounts for management or director compensation for the 2007 fiscal year. Pursuant to the amended and restated administrative services agreement, we will be required to reimburse Encore Operating, L.P. for the expenses it determines, in good faith, are allocable to us, including a portion of the compensation and benefits paid to the executive officers of our general partner. We expect that we will reimburse Encore Operating, L.P. for at least a majority of the compensation and benefits paid to the executive officers of our general partner.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business, and we do not have a compensation committee. Encore Energy Partners GP, our general partner, will manage our operations and activities, and its board of directors and officers will make decisions on our behalf. All of the executive officers of our general partner also serve as executive officers of EAC. The compensation of EAC’s employees that perform services on our behalf (other than the long-term incentive plan benefits described below) will be set by the compensation committee of and paid for by EAC. Our reimbursement for the compensation of executive officers will be governed by, and subject to the limitations contained in, the amended and restated administrative services agreement described above and will be based on EAC’s methodology used for allocating general and administrative expenses to us.

We and our general partner were formed in February 2007. As such, our general partner did not accrue any obligations with respect to executive compensation for its directors and executive officers for the fiscal year ended December 31, 2006, or for any prior periods. Accordingly, we are not presenting any compensation for historical periods. For 2007, we expect that our general partner’s named executive officers will include I. Jon Brumley (Chairman of the Board), Jon S. Brumley (Chief Executive Officer and President), Robert C. Reeves (Senior Vice President and Chief Financial Officer), Ben Nivens (Senior Vice President and Chief Operating Officer) and John W. Arms (Senior Vice President, Acquisitions). We expect that the named executive officers will have less than a majority of their total compensation allocated to us as compensation expense in 2007. Compensation paid or awarded by us in 2007 with respect to the named executive officers will reflect only the portion of the total compensation expense that will be allocated to us by Encore Operating, L.P. pursuant to the amended and restated administrative services agreement described above.

EAC’s Compensation Methodology

EAC has the ultimate decision-making authority with respect to the total compensation of the named executive officers, and Encore Operating, L.P. will determine the portion of such compensation that is allocated to us pursuant to the amended and restated administrative services agreement. The following discussion relating to compensation paid by EAC is based on information provided to us by EAC and does not purport to be a complete discussion and analysis of EAC’s executive compensation philosophy and practices. The elements of compensation discussed below, and EAC’s decisions with respect to the levels of such compensation, will not be subject to approval by our general partner’s board of directors, including the audit and conflicts committees thereof. Awards under our general partner’s long-term incentive plan will be made by the board of directors of our general partner or a committee thereof.

Purpose of EAC’s Executive Compensation Program

EAC’s executive compensation program has been designed to accomplish the following long-term objectives:

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance;

•	produce long-term, positive results for EAC’s stockholders;

•	align executive compensation with EAC’s performance and appropriate peer group comparisons;

•	provide market-competitive compensation and benefits that will enable EAC to attract, motivate and retain a talented workforce; and

•	prevent short-term inappropriate behavior to manipulate results for the purpose of increasing compensation.

Role of EAC’s Compensation Committee

EAC’s compensation committee has overall responsibility for the compensation of its named executive officers. The compensation payable to EAC’s Chairman of the Board and Chief Executive Officer is reviewed and approved by EAC’s compensation committee. The compensation payable to EAC’s other named executive officers is recommended by the Chairman of the Board and Chief Executive Officer and reviewed and approved by EAC’s compensation committee.

With respect to compensation objectives and decisions regarding the named executive officers for 2007, EAC’s compensation committee is expected to review market data for determining relevant compensation levels and compensation program elements. In addition, EAC’s compensation committee may review various relevant compensation surveys and consult with a compensation consultant with respect to determining 2007 compensation for the named executive officers. All compensation determinations are discretionary and, as noted above, subject to EAC’s decision-making authority.

Elements of EAC’s Executive Compensation Program

EAC’s executive compensation program consists of the following elements:

•	base salary;

•	annual incentive compensation, which includes (1) an annual cash bonus and (2) long-term incentive compensation (stock option awards and restricted stock awards); and

•	perquisites and other benefits.

EAC provides named executive officers with a base salary that is commensurate with an industry peer group consisting of companies that compete with EAC both for business opportunities and for executive talent. The base salary for each named executive officer reflects his position, responsibilities and contributions relative to other executives and applicable peer group data provided by an outside consultant. Salaries are typically reviewed by EAC’s compensation committee in February of each year as part of its performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning. The base salaries of the named executive officers may or may not be related to our business. As discussed above, a portion of the base salaries of the named executive officers will be allocated to us pursuant to the amended and restated administrative services agreement.

In general, a named executive officer’s annual incentive compensation consists of 25% cash, 50% restricted stock and 25% stock options. EAC believes that making 75% of an executive’s annual incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of EAC’s stockholders. Although the equity component of annual incentive compensation typically consists of 50% restricted stock and 25% stock options, the mix of restricted stock and stock options may vary, however, depending on the individual circumstances of the named executive officer.

The amount of the annual cash bonus is not subject to any maximum or minimum thresholds; instead, annual cash bonus is determined by EAC’s compensation committee on an annual basis after considering corporate performance, individual performance and peer group comparisons. In general, 50% of an executive’s annual cash bonus is based on corporate performance and 50% of an executive’s annual cash bonus is based on individual performance.

EAC’s compensation committee makes stock option and restricted stock awards in amounts intended to result in approximately 75% of the executive’s total annual incentive compensation being paid in stock. EAC’s compensation committee believes that making approximately 75% of an executive’s compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of EAC’s stockholders. Like cash bonuses, stock options and restricted stock awards reflect progress toward EAC’s corporate goals and individual performance.

EAC generally does not pay for perquisites for any of the named executive officers that are not available to all employees generally. EAC seeks to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. EAC’s executive officers are eligible for the same benefit plans provided to other exempt employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. EAC does not have any special insurance plans for executive officers.

The portion of any annual incentive compensation allocable to us will be based on Encore Operating, L.P.’s methodology for allocating expenses as will be provided in the amended and restated administrative services agreement.

Awards of Management Incentive Units

In May 2007, the board of directors of our general partner (with the approval of EAC’s Board of Directors and its compensation committee) granted management incentive units to our executive officers. A management incentive unit is a limited partner interest in our partnership that entitles the holder to an initial quarterly distribution of $0.35 (or $1.40 on an annualized basis) and to increasing distributions upon the achievement of 10% compounding increases in our annualized distribution rate to common unitholders. These grants are intended to align the economic interests of our executives with the interests of our unitholders. For more information on our management incentive units, please read “— Management Incentive Units.”

Awards Under Our Long-Term Incentive Plan

Our general partner has adopted a long-term incentive plan for employees, consultants and directors of our general partner and its affiliates, including EAC, who perform services for us. The long-term incentive plan provides for the grant of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. For a more detailed description of this plan, please read “— Long-Term Incentive Plan.”

Compensation of Directors

Officers or employees of our general partner or its affiliates who also serve as directors will not receive additional compensation for their service as a director of our general partner. Our general partner anticipates that each director who is not an officer or employee of our general partner or its affiliates will receive compensation for attending meetings of the board of directors, as well as committee meetings. The amount of compensation to be paid to non-employee directors has not yet been determined.

In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

Our general partner intends to adopt the Encore Energy Partners GP LLC Long-Term Incentive Plan for employees, consultants and directors of Encore Operating, L.P., our general partner and any of their affiliates who perform services for us. The long-term incentive plan will consist of the following components: options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under the long-term incentive plan is to provide additional incentive compensation to employees providing services to us, and to align the economic interests of such employees with the interests of our unitholders. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 5% of the outstanding units on the effective date of the initial public offering of common units. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator.

The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire on the earliest of (1) the date units are no longer available under the plan for grants, (2) termination of the plan by the plan administrator or (3) the date 10 years following its date of adoption.

Restricted Units.  A restricted unit is a common unit that vests over a six-month period of time and during that time is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives. Restricted units will be entitled to receive quarterly distributions during the vesting period.

Phantom Units.  A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the plan containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives.

Unit Options.  The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. Unit options must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator.

Unit Appreciation Rights.  The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. Unit appreciation rights must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator.

Distribution Equivalent Rights.  The plan administrator may, in its discretion, grant distribution equivalent rights, or DERs, as a stand-alone award or with respect to phantom unit awards or other award under the long-term incentive plan. DERs entitle the participant to receive cash or additional awards equal to the amount of any cash distributions made by us during the period the right is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

Other Unit-Based Awards.  The long-term incentive plan will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

Unit Awards.  The long-term incentive plan will permit the grant of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual.

Change in Control; Termination of Service.  Awards under the long-term incentive plan will vest and/or become exercisable, as applicable, upon a “change in control” of us or our general partner, unless provided otherwise by the plan administrator. The consequences of the termination of a grantee’s employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

Source of Units.  Common units to be delivered pursuant to awards under the long-term incentive plan may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant, vesting or payment of awards under the long-term incentive plan, the total number of common units outstanding will increase.

Management Incentive Units

In May 2007, the board of directors of our general partner (with the approval of EAC’s Board of Directors and its compensation committee) granted management incentive units to our executive officers as follows:

Number of
Management
Name and Title	Incentive Units

I. Jon Brumley	143,000
Jon S. Brumley	143,000
Robert C. Reeves	110,000
L. Ben Nivens	77,000
John W. Arms	77,000

Total	550,000

These grants are intended to align the economic interests of our executives with the interests of our unitholders.

A management incentive unit is a limited partner interest in our partnership that entitles the holder to an initial quarterly distribution of $0.35 (or $1.40 on an annualized basis) to the extent paid to our common unitholders and to increasing distributions upon the achievement of 10% compounding increases in our distribution rate to common unitholders. Management incentive units are convertible into our common units upon the occurrence of any of the following events:

•	a change-in-control (defined below);

•	at the option of the holder, when our aggregate quarterly distributions to common unitholders over four consecutive quarters are at least $2.05 per unit;

•	at the discretion of our conflicts committee, when our aggregate quarterly distributions to common unitholders over four consecutive quarters are equal to or greater than $2.74 per unit; and

•	the holder’s death or disability.

Management incentive units vest in three equal installments beginning on the closing of an initial public offering of our common units and on the first and second anniversary of such closing date. The holder of a management incentive unit will not have any voting rights with respect to that unit. The holder of a management incentive unit may transfer the unit to a permitted transferee, but such units are not otherwise transferable until such units convert into common units.

If a holder ceases to be employed by EAC or its affiliates other than by reason of death, disability or a change in control, then the holder will continue to own the management incentive units to the extent vested, which will be subject to the same terms and conditions as if such employment had not ceased. After a holder ceases to be employed by EAC or its affiliates, we have the right, in our sole discretion, to convert the management incentive units to common units.

The holder of a management incentive unit will initially be entitled to an annual distribution equal $1.40 per unit, which is equal to the annual distribution we initially intend to pay on each common unit.

The following table sets forth the annualized distribution rate per management incentive unit for each target of common unit distribution growth, the annualized amount of distributions to management and the percentage of annualized distributions to management in relation to total distributions:

Annualized Management Incentive Distributions
Distribution Summary

		Approximate
	Approximate	Annualized
	Annualized	Distribution Rate	Approximate
	Distribution Rate	per Management	Distributions to
Target	per Common Unit	Incentive Unit	Management
(a)	(b)	(c)	(d)(1)

0	$1.40	$1.40	$770,000
1	$1.54	$1.93	$1,058,750
2	$1.69	$2.64	$1,452,344
3	$1.86	$3.63	$1,998,047
4	$2.05	$5.00	$2,752,687
5	$2.25	$6.90	$3,793,338
6	$2.49	$9.50	$5,224,232
7	$2.74	$13.07	$7,185,940

(1)	Calculated by multiplying the annualized distribution rate per management incentive unit (column (c) above) by 550,000.

A management incentive unit will initially be convertible into one common unit. The conversion rate per management incentive unit is equal to (x) the annualized distribution rate per management incentive unit immediately prior to conversion divided by (y) the annualized distribution rate per common unit. The actual number of common units issued to a holder of management incentive units upon conversion is designed to achieve “distribution parity” between the management incentive units being converted and the common units being received.

If we make distributions per common unit of at least $2.05 over a period of four consecutive quarters, then a holder of management units will have the option to convert his or her management incentive units into common units at a conversion ratio of 2.4414 common units per management incentive unit. If we make distributions per common unit of at least $2.74 over a period of four consecutive quarters, then, at the discretion of the conflicts committee, all or any portion of the management incentive units may be converted into common units at a conversion ratio of 4.7683 common units per management incentive unit.

The following table sets forth the approximate conversion rate per management incentive unit for each target of common unit distribution growth, the total number of management incentive units and the estimated percentage of management units in relation to total units outstanding:

Annualized Management Incentive Units
Conversion Summary (Units)

	Approximate
	Annualized	Conversion Rate	Common Equivalent
	Distribution Rate	per Management	Management
Target	per Common Unit	Incentive Unit	Incentive Units
(a)	(b)	(c)(1)	(d)(2)

0	$1.40	1.0000	550,000
1	$1.54	1.2500	687,500
2	$1.69	1.5625	859,375
3	$1.86	1.9531	1,074,219
4	$2.05	2.4414	1,342,774
5	$2.25	3.0518	1,678,468
6	$2.49	3.8147	2,098,085
7	$2.74	4.7684	2,622,606

(1)	Calculated by dividing the annualized distribution rate per management incentive unit at each target by the corresponding annualized distribution rate per common unit for such target.

(2)	Calculated by multiplying the approximate conversion rate per management incentive unit (column (c) above) by 550,000.

After the conversion of management incentive units after target 7 as described above, we will be entitled to issue an additional 550,000 management incentive units to persons selected by the conflicts committee. The new management incentive units will have an initial distribution rate of $2.74 per management incentive unit and an initial conversion rate of 1.0. The initial distribution rate and the conversion rate for the new management incentive units will increase in the same proportion as the initial distribution rate and the conversion rate on the initial management incentive units. Our management incentive units will convert and we will be entitled to issue new management incentive units each time the distribution rate on our common units increases by 100%, subject to the approval of our conflicts committee.

If the holder of a management incentive unit ceases to be an employee of EAC and its affiliates, and the management incentive units held by such person ultimately convert into common units as described above, then the management incentive units previously held by such person will be available for grant to another employee, subject to the approval of the conflicts committee.

For purposes of the management incentive units, a change in control of our general partner is defined as the occurrence of one or more of the following events:

•	a “Change in Control” as defined in EAC’s 2000 Incentive Stock Plan;

•	any person or group, other than EAC and its affiliates, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the general partner or our partnership;

•	our limited partners approve, in one or a series of transactions, a plan of complete liquidation of our partnership;

•	the sale or other disposition by either our general partner or our partnership of all or substantially all of its assets in one or more transactions to any person other than the general partner or an affiliate of the general partner; or

•	a transaction resulting in a person other than Encore Energy Partners GP LLC or one of its affiliates being the general partner of our partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units that will be issued upon the consummation of this offering and the related transactions and held by:

•	each person who then will beneficially own 5% or more of the then outstanding units;

•	all of the directors of Encore Energy Partners GP;

•	each named executive officer of Encore Energy Partners GP; and

•	all directors and officers of Encore Energy Partners GP as a group.

	Common Units to be	Percentage of
	Beneficially	Common Units to be
Name of Beneficial Owner(1)	Owned(2)	Beneficially Owned

Encore Acquisition Company(3)	14,035,902	60.9%
Encore Partners LP Holdings LLC(3)	10,279,639	44.6%
Encore Operating, L.P.(3)	3,756,263	16.3%
I. Jon Brumley	—	—
Jon S. Brumley	—	—
Robert C. Reeves	—	—
L. Ben Nivens	—	—
John W. Arms	—	—
Philip D. Devlin	—	—
All executive officers and directors as a group (6 persons)	—	—

(1)	The address for all beneficial owners in this table is 777 Main Street, Suite 1400, Fort Worth, Texas 76102.

(2)	Does not include common units that may be purchased in the directed unit program.

(3)	EAC is the ultimate parent company of Encore Partners LP Holdings LLC and Encore Operating, L.P. and therefore, may be deemed to beneficially own the units held by Encore Partners LP Holdings LLC and Encore Operating, L.P.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, EAC will indirectly own 14,035,902 common units representing an aggregate 59.5% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of Encore Energy Partners LP. These distributions and payments were determined by and among affiliated entities.

FORMATION STAGE

The consideration received by EAC and its subsidiaries for the contribution of the assets and liabilities to us	• 14,035,902 common units;

• 481,345 general partner units (508,896 general partner units if the underwriters exercise their option to purchase additional common units in full); and

• approximately $125.2 million payment, including accrued interest of $5.2 million, from the proceeds of this offering to retire all of our affiliate indebtedness.

OPERATIONAL STAGE

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98% to our unitholders pro rata, including our general partner and its affiliates, as the holders of 14,035,902 common units, 550,000 management incentive units and 2% to our general partner. In distributing available cash, we will assume that the holders of management incentive units own the equivalent number of common units into which such units are convertible on the date of distribution.

Assuming we have sufficient available cash to pay the full initial quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $673,900 on their general partner units and $20.4 million on their common units and management incentive units.

Payments to our general partner and its affiliates	Our partnership agreement requires us to reimburse our general partner for all actual direct and indirect expenses it incurs or actual payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, including overhead allocated to our general partner by its affiliates. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. We do not expect to incur any additional fees or to make other payments to these entities in connection with operating our business. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Our amended and restated administrative services agreement will require us to pay Encore Operating, L.P. a fixed fee of $1.75 per BOE of our production for general and administrative services and reimburse Encore Operating, L.P. for certain other expenses incurred on our behalf. Please read “— Amended and Restated Administrative Services Agreement” below.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement — Withdrawal or Removal of the General Partner.”

LIQUIDATION STAGE

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties have entered into or will enter into the various documents and agreements that will effect the offering transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.

Amended and Restated Administrative Services Agreement

We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to Encore Operating, L.P. by its affiliates. Encore Operating, L.P. will be entitled to determine in good faith the expenses that are allocable to us. Encore Operating, L.P. will not be liable to us for its performance of, or failure to perform, services under the amended and restated administrative services agreement unless its acts or omissions constitute gross negligence or willful misconduct.

Omnibus Agreement

Upon the closing of this offering, we will enter into an omnibus agreement with EAC and our general partner that will address competition and indemnification matters. Any or all of the provisions of the omnibus agreement, other than the indemnification provisions described below, will be terminable by EAC at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. The omnibus agreement will also terminate in the event of a change of control of us or our general partner.

Competition

EAC will not be restricted, under either our partnership agreement or the omnibus agreement, from competing with us. EAC may acquire, construct or dispose of additional oil and natural gas properties or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

Indemnification

Under the omnibus agreement, EAC will indemnify us for one year after the closing of this offering against certain potential environmental claims, losses and expenses associated with the operation of the business occurring before the closing date of this offering. EAC’s maximum liability for this indemnification obligation will not exceed $10 million and EAC will not have any obligation under this indemnification until our aggregate losses exceed $500,000. We have agreed to indemnify EAC against environmental liabilities relating to our business arising or occurring after the closing date of this offering.

Additionally, EAC will indemnify us for losses attributable to certain title defects and income taxes attributable to pre-closing operations as of the closing date of this offering. We will indemnify EAC for all losses attributable to the post-closing operations of the business. EAC’s obligations under this additional indemnification will survive for three years after the closing of this offering, except that the indemnification obligation with respect to income tax liabilities will terminate upon the expiration of the applicable statute of limitations.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including EAC) on the one hand, and us and our limited partners, on the other hand. The directors and officers of Encore Energy Partners GP LLC have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders. The board of directors or the conflicts committee of the board of directors of our general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner is responsible for identifying any such conflict of interest and our general partner may choose to resolve the conflict of interest by any one of the methods described in the following sentence. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, which approval may be granted in advance of a known conflict, if such approval is contingent upon compliance with pre-approved, documented guidelines and procedures, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of at least two independent directors. Our general partner may, but is not required to, seek approval from the conflicts committee of a resolution of a conflict of interest with our general partner or affiliates. If our general partner seeks approval from the conflicts committee, the conflicts committee will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. If a matter is submitted to the conflicts committee and the conflicts committee does not approve the matter, we will not proceed with the matter unless and until the matter has been modified in such a manner that the conflicts committee determines is fair and reasonable to us. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he or she is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others:

EAC is not limited in its ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which, in turn, could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between us and EAC will prohibit EAC from owning assets or engaging in businesses that compete directly or indirectly with us. For example, EAC owns other oil and natural gas properties in Wyoming, Montana, Texas and other states that will not be conveyed to us. In addition, EAC may acquire, develop or dispose of oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets. EAC is a large, established participant in the oil and natural gas industry, and has significantly greater resources and experience than we have, which may make it more difficult for us to compete with EAC with respect to commercial activities as well as for acquisition candidates. As a result, competition from EAC could adversely impact our results of operations and cash available for distribution.

Neither our partnership agreement nor any other agreement requires EAC to pursue a business strategy that favors us or uses our assets or dictates what markets to pursue or grow. EAC’s directors have a fiduciary duty to make these decisions in the best interests of the owners of EAC, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also officers and/or directors of EAC, such officers and directors have fiduciary duties to EAC that may cause them to pursue business strategies that disproportionately benefit EAC or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as EAC, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We will not have any employees and will rely on the employees of our general partner and its affiliates.

All of our executive management personnel will be employees of EAC and will devote a portion of their time to our business and affairs. We will also use a significant number of employees of EAC to operate our business and provide us with general and administrative services for which we will reimburse EAC for allocated expenses of operational personnel who perform services for our benefit and we will reimburse EAC for allocated general and administrative expenses. Affiliates of our general partner and EAC will also conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to EAC. Employees of EAC (including the persons who are executive officers of our general partner) will devote such portion of their time as may be reasonable and necessary for the operation of our business. It is anticipated that the executive officers of our general partner will devote significantly less than a majority of their time to our business for the foreseeable future.

Our partnership agreement limits our general partner’s fiduciary duties to holders of our units and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owner, EAC. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include:

•	its limited call right;

•	its rights to vote and transfer the units it owns;

•	its registration rights; and

•	its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner or the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

If you purchase any common units, you will agree to become bound by the provisions in the partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and unit appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement — Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;

•	amount, nature and timing of asset purchases and sales;

•	cash expenditures;

•	the amount of borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company or its operating subsidiaries.

Our general partner determines which costs incurred by EAC are reimbursable by us.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates will not be required to be negotiated on an arms-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties.  Mellon Investor Services LLC will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.  The transfer agent may resign, by notice to us or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering; and

•	certifies that the transferee is an Eligible Holder.

As of the date hereof, an Eligible Holder means:

•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body, including a municipality; or

•	an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy and Restrictions on Distributions” and “How We Make Cash Distributions”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was organized on February 13, 2007 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. Our general partner, however, may not cause us to engage in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the acquisition, exploitation and development of oil and natural gas properties and the acquisition, ownership and operation of related assets, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers on behalf of the limited partners under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right. Please read “— Issuance of Additional Units.”

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	A majority of our outstanding units. Please read “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2017 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2017. Please read “— Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in Texas, Wyoming and Montana, although we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

If we issue additional units in the future, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.  Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would:

•	have the effect of reducing the voting percentage of outstanding units required to take any action under the provisions of our partnership agreement;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 60.9% of the outstanding common units.

No Unitholder Approval.  Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor the operating company, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	any amendment necessary to require limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.  For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority of our outstanding units;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a majority of our outstanding units, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2017 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of our outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a majority a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, our general partner and its affiliates will own 60.9% of the outstanding common units.

Our partnership agreement also provides that if our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase its general partner interest for fair market value. This fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for the transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner units to another person prior to June 30, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, Encore Partners GP Holdings LLC, as the sole member of our general partner, may sell or transfer all or part of its membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change the management of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by Non-Eligible Holders will be vote by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption

To comply with certain U.S. laws relating to the ownership of interests in oil and natural gas leases on federal lands, transferees are required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify, that the unitholder is an Eligible Holder. As used in our partnership agreement, an Eligible Holder means a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. As of the date hereof, Eligible Holder means:

•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body, including a municipality; or

•	an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a transferee or unitholder, as the case may be, fails to furnish:

•	a transfer application containing the required certification,

•	a re-certification containing the required certification within 30 days after request, or

•	provides a false certification,

then, as the case may be, such transfer will be void or we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder. Further, the units held by such unitholder will not be entitled to any allocations of income or loss, distributions or voting rights.

The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 7% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, our general partner and its affiliates will hold an aggregate of 14,035,902 common units and affiliates of EAC will own 550,000 management incentive units that may be convertible into our common units upon the achievement of certain targets, as described in “Management — Management Incentive Units.” The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

EAC, our partnership, our general partner, our operating company and the executive officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code (the “Code”), existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Encore Energy Partners LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, IRAs, real estate investment trusts, employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”);(3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (Please read “— Tax Treatment of Operations — Depletion Deductions”); (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (Please read “— Tax Treatment of Operations — Deduction for U.S. Production Activities”); and (5) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (Please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of natural resources, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately     % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our classification as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

•	Neither we nor the operating company has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Encore Energy Partners LP will be treated as partners of Encore Energy Partners LP for federal income tax purposes. Also:

•	assignees who are awaiting admission as limited partners, and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Encore Energy Partners LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Encore Energy Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.”

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including recapture of intangible development costs and depletion and depreciation deductions, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.  We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the year ended December 31, 2009, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be      % or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2009 the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the initial quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make quarterly distributions on all units at the initial distribution rate, yet we only distribute the initial quarterly distribution on all units; or

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depletion, depreciation or amortization for federal income tax purposes or that is depletable, depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses generally will be limited to the tax basis in his units. However, percentage depletion deductions in excess of basis are not subject to the tax basis limitation.

In addition, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, the unitholder’s deduction for his share of our losses is limited to the amount for which the unitholder is considered to be “at-risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at-risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder’s at-risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the tax basis of that property.

The at-risk limitation applies on an activity-by-activity basis, and in the case of natural gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or natural gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s natural gas and oil properties. It is uncertain how this rule is implemented in the case of multiple natural gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or natural gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder must compute his at-risk amount separately with respect to each oil or natural gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his units as a whole.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or natural gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether a natural gas and oil property is a separate activity, passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net earnings may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

For tax purposes, we are required to adjust the “book” basis of all assets contributed to us by our general partner and its affiliates, referred to below as “Contributed Property,” to their fair market values at the time this offering closes. We are further required to adjust this book basis for each asset in proportion to tax depletion, depreciation or amortization we or our unitholders later claim with respect to the asset. Section 704(c) principles set forth in Treasury Regulations require that subsequent allocations of depletion, depreciation, amortization, gain, loss and similar items with respect to the asset take into account, among other things, the difference between the “book” and tax basis of the asset. In this context, we use the term “book” as that term is used in Treasury Regulations relating to partnership allocations for tax purposes. The “book” value of our property for this purpose may not be the same as the book value of our property for financial reporting purposes.

For example, a substantial portion of our Contributed Property will be depletable property with a “book” basis in excess of its tax basis. Section 704(c) principles generally will require that depletion with respect to each such property be allocated disproportionately to purchasers of common units in this offering and away from our general partner and its affiliates. To the extent these disproportionate allocations do not produce a result to holders of common units similar to that which would be the case if all of our initial assets had a tax basis equal to their “book” basis on the date this offering closes, purchasers of common units in this offering will be allocated the additional tax deductions needed to produce that result as to any asset with respect to which we elect the “remedial method” of taking into account the difference between the “book” and tax basis of the asset.

In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis and the fair market value of all property held by us at the time of the future transaction.

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under Section 704(c) principles, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and all of these distributions would appear to be ordinary income.

Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.  We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “— Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Taxable Year and Accounting Method.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Depletion Deductions.  Subject to the limitations on deductibility of taxable losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our natural gas and oil interests. Although the Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the tax basis of the underlying property for depletion and other-purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil or the natural gas equivalent, does not exceed 1,000 Bbls. This depletable amount may be allocated between natural gas and oil production, with 6,000 Mcf of domestic natural gas production regarded as equivalent to one Bbl of crude oil. The 1,000-Bbl limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1) dividing the unitholder’s share of the tax basis in the underlying mineral property by the number of mineral units (Bbls of oil and Mcfs of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our natural gas and oil interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership and because the availability of the depletion deduction depends upon the unitholder’s own factual circumstances, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs.  We will elect to currently deduct intangible drilling and development costs (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the development and preparation of wells for the production of oil, natural gas or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to natural gas and oil wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 Bbls of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of natural gas and oil products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Deduction for U.S. Production Activities.  Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the “Section 199 deduction”, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentages are 6% for qualified production activities income generated in the years 2007, 2008 and 2009; and 9% thereafter.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder and its availability is dependent upon each unitholder’s own factual circumstances, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs.  The cost of acquiring natural gas and oil leaseholder or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Depletion Deductions.”

Geophysical Costs.  The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

Operating and Administrative Costs.  Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Initial Tax Basis, Depletion, Depreciation and Amortization.  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Part or all of the goodwill, going concern value and other intangible assets we acquire in connection with this offering may not produce any amortization deductions because of the application of the “anti-churning” restrictions of Section 197. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, a gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as a capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depletion, depreciation, and IDC recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract

with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations as there is no controlling authority on this issue. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.” We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after this offering may affect the uniformity of our units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” For example, it is possible that we own, or will acquire, certain depreciable assets that are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code) of assets. Any or all of these factors could cause the timing of a purchaser’s deductions to differ, depending on when the unit he purchased was issued.

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depletion, depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Baker Botts L.L.P., is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Non-U.S. Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Nonresident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations, or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner, Encore Energy Partners GP LLC, a Delaware limited liability company, as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file Form 8082 with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described above in “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We initially will own property or do business in Texas, Montana and Wyoming. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from those jurisdictions falls below the filing and payment requirements, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN ENCORE ENERGY PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences — Tax-Exempt Organizations and Non-U.S. Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified prohibited transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities (i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable, and registered under some provisions of the federal securities laws); or

(b) the entity is an “operating company,” (i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries).

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

We are offering our common units described in this prospectus through the underwriters named below. UBS Securities LLC and Lehman Brothers Inc. are the representatives and joint book-running managers of the underwriters. Subject to the terms and conditions of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters has severally agreed to purchase the number of common units listed next to its name in the following table:

Number of
Underwriters	Common Units

UBS Securities LLC
Lehman Brothers Inc.

Total	9,000,000

The underwriting agreement provides that the underwriters must buy all of the common units if they buy any of them. However, the underwriters are not required to take or pay for the common units covered by the underwriters’ option to purchase additional common units described below.

Our common units and the common units to be sold upon the exercise of the underwriters’ option to purchase additional common units, if any, are offered subject to a number of conditions, including:

•	receipt and acceptance of our common units by the underwriters;

•	the validity of the representations and warranties made to the underwriters;

•	the absence of any material change in the financial markets;

•	our delivery of customary closing documents to the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common units, but that they are not obligated to do so and may discontinue making a market at any time without notice.

Option to Purchase Additional Common Units

We have granted the underwriters an option to buy up to an aggregate 1,350,000 additional common units. This option may be exercised if the underwriters sell more than 9,000,000 common units in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common units approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Common units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $      per common unit from the initial public offering price. Any of these securities dealers may resell any common units purchased from the underwriters to other brokers or dealers at a discount of up to $      per common unit from the initial public offering price. If all the common units are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the common units at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per unit and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,350,000 units.

	No Exercise	Full Exercise

Per Unit
Total

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $2.5 million.

No Sales of Similar Securities

We, our subsidiaries, our general partner and its affiliates, including the executive officers and directors of our general partner and the participants in our directed unit program will enter into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives, offer, sell, contract to sell or otherwise dispose of or hedge our common units or securities convertible into or exchangeable for our common units, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units, make any demand for or exercise any right, or file or cause to be filed a registration statement with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or publicly disclose the intention to do any of the foregoing. These restrictions will be in effect for a period of 180 days after the date of this prospectus. The lock-up period will be extended under certain circumstances where we release, or pre-announce a release of our earnings or announce material news or a material event during the 17 days before or 16 days after the termination of the 180-day period in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

At any time and without public notice, the representatives may in their discretion, release all or some of the securities from these lock-up agreements. When determining whether or not to release common units from these restrictions, the primary factors that the representatives will consider include the requesting unitholder’s reasons for requesting the release, the number of common units for which the release is being requested and the prevailing economic and equity market conditions at the time of the request. The representatives have no present intent to release any of the securities from these lock-up agreements.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Directed Unit Program

At our request, certain of the underwriters have reserved up to           common units for sale at the initial public offering price to the officers, directors and employees of our general partner and its sole member and certain other persons associated with us. We do not know if these persons will choose to purchase all or any portion of these reserved units, but any purchases they do make will reduce the number of units available to the general public. Any reserved units not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered by this prospectus. These persons must commit to purchase no later than before the open of business on the day following the date of this prospectus, but in any event these persons are not obligated to purchase common units and may not commit to purchase common units prior to the effectiveness of the registration statement relating to this offering.

New York Stock Exchange

We intend to apply to list the common units on the NYSE under the symbol “ENP.” In connection with that listing, the underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE listing requirements.

Eligible Holders

Our partnership agreement requires that all common unitholders be Eligible Holders. As used herein, an Eligible Holder is a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. As of the date hereof, Eligible Holder means:

•	a citizen of the United States;

•	a corporation organized under the laws of the United States or of any state thereof;

•	a public body, including a municipality; or

•	an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof.

For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. The Application for Transfer of Common Units attached as Appendix C to this prospectus requires an assignee to certify that it is an Eligible Holder in order for it to be admitted as a limited partner in the Partnership.

Price Stabilization; Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common units including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common units while this offering is in progress. These transactions may also include making short sales of our common units, which involves the sale by the underwriters of a greater number of common units than they are required to purchase in this offering, and purchasing common units on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional common units referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option to purchase additional common units, in whole or in part, or by purchasing common units in the open market. In making this determination, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units.

Naked short sales are in excess of the underwriters’ option to purchase additional common units. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there has been no public market for our common units. The initial public offering price was determined by negotiation by us and the representatives of the underwriters. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our history and prospects, and the history and prospects of the industry in which we compete;

•	our past and present financial performance and an assessment of the directors and officers of our general partner;

•	our prospects for future earnings and cash flow and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common units of generally comparable master limited partnerships; and

•	other factors deemed relevant by the underwriters and us.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

NASD Conduct Rules

Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed ten percent. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Affiliations

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. In addition, some of the underwriters have engaged in, and may in the future engage in, transactions with EAC and perform services for EAC in the ordinary course of their business. In particular, an affiliate of UBS Securities LLC is a lender under EAC’s credit facility.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The carve out financial statements of Encore Energy Partners LP Predecessor at December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Encore Energy Partners LP as of February 13, 2007, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Encore Energy Partners GP LLC as of February 13, 2007, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the Anadarko Elk Basin Operations for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. These statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1 and are not intended to be a complete presentation of Anadarko Elk Basin Operations’ revenues and expenses.

The information appearing in this prospectus concerning estimates of our oil and natural gas reserves as of December 31, 2006 was prepared by Miller and Lents, Ltd., an independent engineering firm, with respect to the partnership properties and has been included herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

•	the volatility of oil and natural gas prices;

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial condition;

•	business and financial strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of development and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural disasters such as fires, floods, earthquakes and other catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	developments in oil-producing and natural gas-producing countries; and

•	strategic plans, expectations and objectives for future operations.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ENCORE ENERGY PARTNERS LP

ENCORE ENERGY PARTNERS LP

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
INTRODUCTION

Encore Energy Partners LP (the “Partnership”) was formed in February 2007 as a Delaware limited partnership to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. Currently, Encore Acquisition Company, a publicly traded Delaware corporation (“EAC”), owns all general and limited partner interests in the Partnership. The Partnership plans to pursue an initial public offering (the “Offering”) of common units representing limited partner interests. Effective upon the closing of the Offering, Encore Operating, L.P., a wholly owned subsidiary of EAC, will exchange certain oil and natural gas properties and related assets located in the Permian Basin of West Texas (the “Permian Basin Assets”), which is the predecessor to the Partnership, for additional limited partner interests in the Partnership. In addition, in March 2007, certain oil and natural gas properties and related assets in the Elk Basin of Wyoming and Montana (“Elk Basin”) were acquired from certain subsidiaries of Anadarko Petroleum Corporation (“Anadarko”), an unaffiliated company.

The accompanying unaudited pro forma financial statements of the Partnership should be read together with the historical financial statements of the Encore Energy Partners LP Predecessor included elsewhere in this prospectus. The unaudited pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The accompanying unaudited pro forma financial statements of the Partnership were derived by making certain adjustments to the historical audited financial statements of Encore Energy Partners LP Predecessor. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

The accompanying unaudited pro forma financial statements give effect to (i) the contribution of the Permian Basin Assets to the Partnership, (ii) the acquisition of Elk Basin by the Partnership, including new borrowings and equity contribution to fund the acquisition (collectively the “Elk Basin acquisition”) and (iii) the transactions contemplated in connection with the closing of this Offering. The unaudited pro forma balance sheet assumes that the contribution of the Permian Basin Assets, the Elk Basin acquisition, and the Offering and related transactions occurred on December 31, 2006 and the unaudited pro forma statement of operations assumes that the contribution of the Permian Basin Assets, the Elk Basin acquisition, and the Offering and related transactions occurred on January 1, 2006.

The Permian Basin Assets contributed to the Partnership are recorded at historical cost in a manner similar to a reorganization of entities under common control. The Elk Basin acquisition was completed on March 7, 2007 and accordingly, the actual operating results related to the acquired properties will be included in our operating results from that date forward.

ENCORE ENERGY PARTNERS LP

UNAUDITED PRO FORMA BALANCE SHEET
December 31, 2006

		Elk Basin
		Acquisition		Offering		Partnership
	Permian Basin	Pro Forma		Pro Forma		Pro Forma
	Assets Historical	Adjustments		Adjustments		as Adjusted
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—		$190,052	(b)	$—
				(190,052	)(c)
Accounts receivable	2,428	1,020	(a)	—		3,448

Total current assets	2,428	1,020		—		3,448

Properties and equipment, at cost — successful efforts method:
Proved properties, including well and related equipment	36,414	340,018	(a)	—		376,432
Accumulated depletion, depreciation, and amortization	(11,919)	—		—		(11,919)

	24,495	340,018		—		364,513

Other assets	—	1,617	(d)	—		1,617

Total assets	$26,923	$342,655		$—		$369,578

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	$—	$—		$—		$—
Accrued lease operations expense	317	240	(a)	—		557
Accrued production, ad valorem, and severance taxes	463	2,280	(a)	—		2,743
Other current	15	300	(a)	—		315

Total current liabilities	795	2,820		—		3,615

Other liabilities:
Long-term debt	—	235,000	(a)	(190,052	)(c)	46,565
		1,617	(d)
Deferred taxes	122	—		—		122
Future abandonment	287	9,559	(a)	—		9,846

Total other liabilities	409	246,176		(190,052)		56,533

Total liabilities	1,204	248,996		(190,052)		60,148

Partners’ equity:
Owner’s net equity	25,719	—		(25,719	)(k)	—
General partner’s interest	—	1,873	(a)	4,315	(k)	6,188
Limited partners’ interest	—	91,786	(a)	190,052	(b)	303,242
				21,404	(k)

Total partners’ equity	25,719	93,659		190,052		309,430

Total liabilities and partners’ equity	$26,923	$342,655		$—		$369,578

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ENCORE ENERGY PARTNERS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

		Elk Basin
	Permian	Acquisition
	Basin	Historical and		Offering		Partnership
	Assets	Pro Forma		Pro Forma		Pro Forma
	Historical	Adjustments		Adjustments		as Adjusted
	(In thousands, except per unit amounts)

Revenues:
Oil	$409	$63,695		$—		$64,104
Natural gas	12,337	2,395		—		14,732
Other	—	3,649		—		3,649

Total revenues	12,746	69,739		—		82,485

Expenses:
Production:
Lease operations	1,673	7,435		—		9,108
Production, ad valorem, and severance taxes	1,226	7,839		—		9,065
Depletion, depreciation, and amortization	1,200	31,318	(f)	—		32,518
General and administrative	631	2,225	(i)	2,000	(g)	4,856
Other operating	246	5,598		—		5,844

Total expenses	4,976	54,415		2,000		61,391

Operating income (loss)	7,770	15,324		(2,000)		21,094

Interest expense	—	(18,446	)(e)	15,932	(h)	(2,837)
				(323	)(j)

Income (loss) before income taxes	7,770	(3,122)		13,609		18,257
Deferred income tax provision	(122)	—		—		(122)

Net income (loss)	$7,648	$(3,122)		$13,609		$18,135

General partner’s interest in net income						$363

Limited partners’ interest in net income						$17,772

Net income per limited partners unit						$0.77
Weighted average number of limited partner units outstanding						23,036

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ENCORE ENERGY PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1.  Basis of Presentation, the Offering, and Other Transactions

The historical financial information of the Permian Basin Assets is derived from the carve out financial statements of Encore Energy Partners LP Predecessor. The unaudited pro forma balance sheet adjustments have been prepared as if the pro forma transactions noted herein had taken place on December 31, 2006, and in the case of the unaudited pro forma statement of operations, the pro forma adjustments have been prepared as if the pro forma transactions noted herein had taken place on January 1, 2006.

The pro forma financial statements give effect to the following significant transactions:

•	the borrowing by the Partnership of $120 million under a subordinated term loan agreement with a wholly owned subsidiary of EAC and $116.6 million under the Partnership’s revolving credit facility;

•	a $93.7 million capital contribution by EAC to the Partnership;

•	the Elk Basin acquisition for $328.7 million (including estimated transaction costs of approximately $0.3 million);

•	the contribution of the Permian Basin Assets to the Partnership in exchange for the issuance of additional common units and additional general partner units in order to enable the Partnership’s general partner to maintain its 2% general partner interest;

•	the sale by the Partnership of 9,000,000 common units to the public in the Offering;

•	the payment of the underwriting discount of $14.5 million and estimated offering expenses of approximately $2.5 million;

•	the repayment of the $120 million subordinated term loan from a wholly owned subsidiary of EAC using net proceeds from the Offering; and

•	the repayment of $70.1 million under the Partnership’s revolving credit facility using the remaining net proceeds from the Offering.

Upon completion of the Offering, we expect to incur incremental general and administrative expense as a result of being a publicly traded limited partnership, including compensation and benefit expenses of our executive management personnel, costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. We estimate this incremental general and administrative expense initially to total approximately $2.0 million per year. These direct, incremental general and administrative expenditures are not reflected in our historical financial statements.

In addition, we intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement of certain other expenses incurred on our behalf. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to Encore Operating, L.P. by its affiliates. Encore Operating, L.P. will be entitled to determine in good faith the expenses that are allocable to us. Encore Operating, L.P. will not be liable to us for its performance of, or failure to perform, services under the amended and restated administrative services agreement unless its acts or omissions constitute gross negligence or willful misconduct.

ENCORE ENERGY PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

Note 2.	Pro Forma Adjustments and Assumptions

a) To record the acquisition of the Elk Basin assets for $328.7 million (including estimated transaction costs of approximately $0.3 million) financed with borrowings of $115 million under the Partnership’s revolving credit facility, a $120 million subordinated term loan from Encore Operating, L.P. and a capital contribution of $93.7 million from EAC. The allocation of the purchase price to the assets and liabilities acquired is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the purchase price are not expected to have a material effect on the Partnership’s financial condition, results of operations, or cash flows.

The calculation of the total purchase price and the allocation to the fair value of the Elk Basin Assets acquired and liabilities assumed from Anadarko are as follows (in thousands):

Calculation of total purchase price:
Cash paid to Anadarko	$328,359
Transaction costs	300

Total purchase price	$328,659

Allocation of purchase price to the fair value of net assets acquired:
Accounts receivable	$1,020
Properties and equipment	340,018

Total assets acquired	341,038

Current liabilities	(2,820)
Future abandonment cost(1)	(9,559)

Total liabilities assumed	(12,379)

Fair value of net assets acquired	$328,659

(1)	Includes $7.3 million reserved as future abandonment cost for the decommissioning of the Elk Basin natural gas processing plant.

b) Reflects estimated gross proceeds to the Partnership of $207 million from the issuance and sale of 9,000,000 common units at an assumed initial public offering price of $23.00 per unit, net of the estimated underwriting discount of $14,490,000 and estimated offering expenses of approximately $2,458,000.

c) Reflects the use of net proceeds from the Offering to repay the $120 million subordinated term loan from EAP Operating, Inc. and $70.1 million of outstanding borrowings under the Partnership’s revolving credit facility.

d) Reflects the payment of debt issuance costs of $1.6 million incurred on the Partnership’s revolving credit facility.

e) Reflects estimated incremental interest expense associated with borrowings of $115 million under the Partnership’s revolving credit facility and a $120 million subordinated term loan from EAP Operating, Inc. Based on the one-month LIBOR rate of 4.4% in effect on January 3, 2006, if the LIBOR rate increased 1/8%, we would incur additional $58 thousand of interest expense, and if the rate decreased 1/8%, we would incur $58 thousand less.

f) Reflects the adjustment of additional depletion, depreciation, and amortization of oil and natural gas properties associated with the Elk Basin purchase price allocation. Certain plant and pipeline facilities are depreciated over a straight-line basis over estimated useful lives, which range from three to ten years. The

ENCORE ENERGY PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

remaining capitalized costs are amortized on a unit-of-production basis over the remaining life of total proved developed reserves or proved reserves, as applicable.

g) Reflects estimated additional incremental general and administrative expenses associated with being a publicly traded company.

h) Adjusts the interest expense to reflect the debt paid off with the net proceeds from the Offering.

i) Represents incremental general and administrative expenses associated with the amended and restated administrative services agreement with Encore Operating, L.P. at $1.75 per BOE of production for the combined operations.

j) Represents the amortization of debt issuance costs over the term of the Partnership’s revolving credit facility.

k) Represents the conversion of the equity of Encore Energy Partners LP Predecessor of $25.7 million from owner’s net equity to the general partner’s interest in the Partnership and common units in the Partnership. The conversion is as follows: $4.3 million for the general partner’s interest; and $21.4 million for additional common units.

Note 3.	Pro Forma Net Income Per Unit

Pro forma net income per unit is determined by dividing the pro forma net income available to the common unitholders, after deducting the general partner’s 2% interest in pro forma net income, by the number of common units expected to be outstanding at the closing of the Offering. For purposes of this calculation, we assumed the aggregate number of common units and management incentive units outstanding was 23,585,902. All units were assumed to have been outstanding since January 1, 2006. Basic and diluted pro forma net income per unit are equivalent as there will be no dilutive units at the date of the closing of the Offering of the common units of the Partnership.

Note 4.	Purchase of Elk Basin Assets

On January 16, 2007, EAC entered into a Purchase and Sale Agreement with certain subsidiaries of Anadarko to acquire certain oil and natural gas properties and related assets in the Big Horn Basin of Wyoming and Montana, which included the Elk Basin assets. On March 6, 2007, EAC assigned its interest in the Elk Basin assets to Encore Energy Partners Operating LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“OLLC”).

The closing of the acquisition occurred on March 7, 2007. At closing, OLLC paid the sellers approximately $328.4 million for Elk Basin.

In connection with the acquisition, EAC purchased floor contracts for 2,500 Bbl/D of production at $65.00 per Bbl for the remainder of 2007 and all of 2008, floor contracts for 1,000 Bbl/D at $68.70 for 2009, and swap contracts for 1,000 Bbl/D at $63.00 for 2009, which were also assigned to OLLC. Also, the Partnership purchased floor contracts for 2,000 Mcf/D of production at $8.20 and collar contracts for 2,000 Mcf/D with a floor of $7.20 and a ceiling of $9.85 for July 2007 through the end of 2009. No pro forma adjustments have been reflected in the accompanying unaudited pro forma financial statements related to these contracts.

Note 5.	Oil & Natural Gas Producing Activities

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas

ENCORE ENERGY PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included in this prospectus. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral to management’s analysis of impairments of oil and natural gas properties and the calculation of depletion, depreciation, and amortization on these properties.

Estimated pro forma net quantities of proved oil and natural gas reserves of the Partnership were as follows as December 31, 2006:

	Permian Basin	Elk Basin	Partnership
	Assets Historical	Acquisition	Pro Forma

Proved reserves:
Oil (MBbl)	68	14,470	14,538
Natural gas (MMcf)	42,440	3,726	46,166
Combined (MBOE)	7,141	15,091	22,232
Proved developed reserves:
Oil (MBbl)	68	12,789	12,857
Natural gas (MMcf)	30,531	2,975	33,506
Combined (MBOE)	5,156	13,285	18,441

The changes in pro forma proved reserves were as follows for 2006:

	Permian Basin Assets Historical			Elk Basin Acquisition			Partnership Pro Forma
		Natural	Oil		Natural	Oil		Natural	Oil
	Oil	Gas	Equivalent	Oil	Gas	Equivalent	Oil	Gas	Equivalent
	(MBbl)	(MMcf)	(MBOE)	(MBbl)	(MMcf)	(MBOE)	(MBbl)	(MMcf)	(MBOE)

Balance, December 31, 2005	45	44,190	7,410	18,155	7,663	19,433	18,200	51,853	26,843
Extensions and discoveries	—	402	67	—	—	—	—	402	67
Revisions of estimates	30	(356)	(30)	(2,419)	(3,575)	(3,016)	(2,389)	(3,931)	(3,046)
Production	(7)	(1,796)	(306)	(1,266)	(362)	(1,326)	(1,273)	(2,158)	(1,632)

Balance, December 31, 2006	68	42,440	7,141	14,470	3,726	15,091	14,538	46,166	22,232

Reserves for the Elk Basin acquisition as of December 31, 2005 as shown in the table above are derived from an unaudited footnote to the Statements of Revenues and Direct Operating Expenses of the Anadarko Elk Basin Operations. Reserves as of December 31, 2006 as shown in the table above for the Elk Basin acquisition were estimated by Miller and Lents, Ltd., our independent petroleum engineers. These amounts differ from the reserves at December 31, 2006 included in an unaudited footnote to the Statements of Revenues and Direct Operating Expenses of the Anadarko Elk Basin Operations. There are numerous uncertainties inherent in estimating quantities of proved reserves. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of different engineers often differ materially based on the judgment of the engineer performing the estimate. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions. Management believes both estimates represent valid estimates and no attempt has been made to reconcile the different estimates as they are based on the judgment of different engineers. The amount by which these two amounts differ has been included as a revision of quantity estimates in the above table.

ENCORE ENERGY PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

The pro forma standardized measure of discounted estimated future net cash flows was as follows as of December 31, 2006:

	Permian Basin	Elk Basin	Partnership
	Assets Historical	Acquisition	Pro Forma
	(In thousands)

Net future cash inflows	$225,796	$720,499	$946,295
Future production costs	(65,865)	(266,473)	(332,338)
Future development costs	(18,994)	(18,107)	(37,101)
Future abandonment costs net of salvage	(478)	(2,614)	(3,092)
Future income tax expense	(1,288)	—	(1,288)

Future net cash flows	139,171	433,305	572,476
10% annual discount	(84,266)	(186,601)	(270,867)

Standardized measure of discounted estimated future net cash flows	$54,905	$246,704	$301,609

The primary changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for 2006:

	Permian Basin	Elk Basin	Partnership
	Assets Historical	Acquisition	Pro Forma
		(In thousands)

Standardized measure, beginning of year	$126,605	$190,559	$317,164
Net change in sales price and production costs	(53,798)	194,524	140,726
Extensions, discoveries, and improved recovery	1,040	—	1,040
Revisions of quantity estimates	31	(90,751)	(90,720)
Sales, net of production costs	(7,609)	(47,530)	(55,139)
Development costs incurred during the year	1,036	1,610	2,646
Accretion of discount	12,661	19,056	31,717
Change in estimated future development costs	(3,745)	(2,758)	(6,503)
Change in timing and other	(21,316)	(18,006)	(39,322)

Standardized measure, end of year	$54,905	$246,704	$301,609

The changes in standardized measure in the above table for the Elk Basin Acquisition differ from the amounts disclosed in an unaudited footnote to the Statements of Revenues and Direct Operating Expenses of the Anadarko Elk Basin Operations due to differences in estimated proved reserves at December 31, 2006 as described above and due to the inclusion of future income taxes in the disclosures included in the Statements of Revenues and Direct Operating Expenses of the Anadarko Elk Basin Operations. As the Partnership is not subject to federal income taxes, no amount has been deducted in the pro forma calculation of standardized measure for federal income taxes.

ENCORE ENERGY PARTNERS LP PREDECESSOR
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Encore Acquisition Company:

We have audited the accompanying carve out balance sheets of Encore Energy Partners LP Predecessor as of December 31, 2006 and 2005, and the related carve out statements of operations, owner’s net equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of Encore Acquisition Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Encore Energy Partners LP Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Encore Energy Partners LP Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the carve out financial position of Encore Energy Partners LP Predecessor at December 31, 2006 and 2005, and the carve out results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Fort Worth, Texas
May 3, 2007

ENCORE ENERGY PARTNERS LP PREDECESSOR

CARVE OUT BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(In thousands)

ASSETS
Current assets:
Accounts receivable	$2,428	$4,419

Total current assets	2,428	4,419

Properties and equipment, at cost — successful efforts method:
Proved properties	36,414	35,433
Accumulated depletion, depreciation, and amortization	(11,919)	(10,719)

	24,495	24,714

Total assets	$26,923	$29,133

LIABILITIES AND OWNER’S NET EQUITY
Current liabilities:
Accrued lease operations expense	$317	$220
Production, ad valorem, and severance taxes payable	463	620
Other current liabilities	15	74

Total current liabilities	795	914

Deferred tax liability	122	—
Future abandonment cost	287	265

Total liabilities	1,204	1,179

Owner’s net equity	25,719	27,954

Total liabilities and owner’s net equity	$26,923	$29,133

The accompanying notes are an integral part of these carve out financial statements.

ENCORE ENERGY PARTNERS LP PREDECESSOR

CARVE OUT STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Revenues:
Oil	$409	$535	$442
Natural gas	12,337	16,366	12,791

Total revenues	12,746	16,901	13,233

Expenses:
Lease operations	1,673	1,751	1,604
Production, ad valorem, and severance taxes	1,226	1,473	1,195
Depletion, depreciation, and amortization	1,200	1,286	1,394
General and administrative	631	572	477
Transportation and other	246	263	202

Total expenses	4,976	5,345	4,872

Income before income taxes	7,770	11,556	8,361
Deferred income tax provision	(122)	—	—

Net income	$7,648	$11,556	$8,361

The accompanying notes are an integral part of these carve out financial statements.

ENCORE ENERGY PARTNERS LP PREDECESSOR

CARVE OUT STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Cash flows from operating activities:
Net income	$7,648	$11,556	$8,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	1,200	1,286	1,394
Deferred income taxes	122	—	—
Other non-cash expense	16	10	6
Changes in operating assets and liabilities:
Accounts receivable	1,991	(1,373)	(683)
Accrued liabilities	(58)	125	316

Net cash provided by operating activities	10,919	11,604	9,394

Cash flows from investing activities:
Development of oil and natural gas properties	(1,036)	(2,180)	(1,810)

Net cash used in investing activities	(1,036)	(2,180)	(1,810)

Cash flows from financing activities:
Distributions to owner	(9,883)	(9,424)	(7,584)

Net cash used in financing activities	(9,883)	(9,424)	(7,584)

Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

The accompanying notes are an integral part of these carve out financial statements.

ENCORE ENERGY PARTNERS LP PREDECESSOR

CARVE OUT STATEMENTS OF OWNER’S NET EQUITY
For the Years Ended December 31, 2006, 2005, and 2004

Total
Owner’s
Net Equity
(In thousands)

Balance at January 1, 2004	$25,045
Net income	8,361
Distributions to owner	(7,584)

Balance at December 31, 2004	25,822
Net income	11,556
Distributions to owner	(9,424)

Balance at December 31, 2005	27,954
Net income	7,648
Distributions to owner	(9,883)

Balance at December 31, 2006	$25,719

The accompanying notes are an integral part of these carve out financial statements.

ENCORE ENERGY PARTNERS LP PREDECESSOR

NOTES TO CARVE OUT FINANCIAL STATEMENTS

Note 1.	Formation of the Partnership and Description of Business

Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), was formed in February 2007 by Encore Acquisition Company (together with its subsidiaries, “EAC”) to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. EAC currently owns all the general and limited partner interests in the Partnership. The Partnership plans to pursue an initial public offering of its common units representing limited partner interests (the “Offering”). At the closing of the Offering, the Partnership will hold (1) oil and natural gas properties and related assets in the Elk Basin of Wyoming and Montana that the Partnership acquired in March 2007 from certain subsidiaries of Anadarko Petroleum Corporation and (2) oil and natural gas properties and related assets in the Permian Basin (the “Permian Basin Assets”) currently owned by Encore Operating, L.P., a wholly owned subsidiary of EAC. At the closing of the Offering, Encore Operating, L.P. will contribute the Permian Basin Assets to the Partnership in exchange for common units representing limited partner interests in the Partnership.

Note 2.	Basis of Presentation

The accompanying carve out financial statements and related notes thereto represent the carve out financial position, results of operations, cash flows, and changes in owner’s net equity of the Permian Basin Assets, referred to as Encore Energy Partners LP Predecessor. The carve out financial statements have been prepared in accordance with Regulation S-X, Article 3 “General instructions as to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B “Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by EAC are only indirectly attributable to its ownership of the Permian Basin Assets as EAC owns interests in numerous other oil and natural gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to Encore Energy Partners LP Predecessor, so that the accompanying carve out financial statements reflect substantially all the costs of doing business. The allocations and related estimates and assumptions are described more fully in “Note 3. Summary of Significant Accounting Policies” and “Note 6. Related Party Transactions.”

Note 3.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

EAC provides cash as needed to support the operations of the Permian Basin Assets and collects cash from sales of production from the Permian Basin Assets. Consequently, the accompanying Carve Out Balance Sheets of Encore Energy Partners LP Predecessor do not include any cash balances. Cash received or paid by EAC on behalf of the Encore Energy Partners LP Predecessor is reflected as net distribution to parent on the accompanying Carve Out Statements of Changes in Owner’s Net Equity.

Properties and Equipment

Oil and Natural Gas Properties.  The accompanying carve out financial statements have been prepared using the successful efforts method of accounting for oil and natural gas properties under Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” (“SFAS 19”). Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.

If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs would be expensed in the accompanying Carve

ENCORE ENERGY PARTNERS LP PREDECESSOR

NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)

Out Statements of Operations and shown as a non-cash adjustment to net income in the “Operating activities” section of the accompanying Carve Out Statement of Cash Flows in the period in which the determination was made. If a determination cannot be made within one year of the exploratory well being drilled and no other drilling or exploration activities to evaluate the discovery are firmly planned, all previously capitalized costs associated with the exploratory well would be expensed and shown as a non-cash adjustment to net income at that time. Re-drilling or directional drilling in a previously abandoned well would be classified as development or exploratory based on whether it is in a proved or unproved reservoir for determination of capital or expense. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures would be charged to expense.

Significant tangible equipment added or replaced is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reserves are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of proved developed reserves or proved reserves, as applicable. Natural gas volumes are converted to equivalent barrels of oil (“BOE”) at the rate of six thousand cubic feet (“Mcf”) of natural gas to one barrel (“Bbl”) of oil.

The costs of retired, sold, or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to the accumulated depletion, depreciation, and amortization (“DD&A”) reserve.

Additionally, independent reserve engineers estimate reserves once a year on December 31. This results in a new DD&A rate that is used to calculate DD&A expense.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, an impairment of capitalized costs of long-lived assets to be held and used, including proved oil and natural gas properties, must be assessed whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then it is recognized to the extent that the carrying value exceeds fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of oil and natural gas properties at its discounted fair value. The liability is then accreted up by recording expense each period until it is settled or the well is sold, at which time the liability is reversed. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates. The accompanying financial statements do not provide for a market risk premium associated with ARO because a reliable estimate cannot be determined. Please read “Note 4. Asset Retirement Obligations” for additional information.

Owner’s Net Equity

Since Encore Energy Partners LP Predecessor was not a separate legal entity during the period covered by these carve out financial statements, none of EAC’s debt is directly attributable to its ownership of the Permian Basin Assets, and no formal intercompany financing arrangement exists related to the Permian Basin Assets. Therefore, the change in net assets in each year that is not attributable to current period earnings, is

ENCORE ENERGY PARTNERS LP PREDECESSOR

NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)

reflected as an increase or decrease to owner’s net equity for that year. Additionally, as debt cannot be specifically ascribed to the purchase of the Permian Basin Assets, the accompanying Carve Out Statements of Operations do not include any allocation of interest expense incurred by EAC to Encore Energy Partners LP Predecessor.

Employee Benefit Plans

Stock-Based Compensation.  The Partnership does not have its own employees. However, during the periods presented a portion of the general and administrative (“G&A”) expenses and lease operating expenses allocated to Encore Energy Partners LP Predecessor was non-cash stock-based compensation recorded on the books of EAC. On January 1, 2006, EAC adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) using the “modified prospective” method. SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Prior to the adoption of SFAS 123R, employee stock options and restricted stock awards were accounted for under the provisions of APB 25, which resulted in no compensation expense being recorded by EAC for stock options, since all options that were granted to EAC employees or non-employee directors had an exercise price equal to or above the common stock price on the grant date. However, expense was recorded by EAC and allocated to Encore Energy Partners LP Predecessor related to restricted stock granted to EAC employees. Allocated compensation expense associated with awards to employees who are eligible for retirement was recognized over the explicit service period of the award under APB 25. If EAC had recognized compensation expense at the time an employee became eligible for retirement and had satisfied all service requirements, non-cash stock-based compensation expense allocable to the Encore Energy Partners LP Predecessor would have increased by $33 thousand and $13 thousand in 2005 and 2004, respectively.

During 2005 and 2004, if compensation expense for the stock-based awards had been determined using the provisions of SFAS 123R, Encore Energy Partners LP Predecessor’s net income would have been adjusted to the pro forma amounts indicated below:

	Year Ended December 31,
	2005	2004
	(In thousands)

As Reported:
Non-cash stock-based compensation	$120	$64
Net income	11,556	8,361
Pro Forma:
Non-cash stock-based compensation	167	120
Net income	11,509	8,305

401(k) Plan.  EAC made contributions to the Encore Acquisition Company 401(k) Plan, which is a voluntary and contributory plan for eligible employees based on a percentage of employee contributions. The amounts allocated to Encore Energy Partners LP Predecessor totaled $30 thousand, $27 thousand, and $24 thousand in 2006, 2005, and 2004, respectively. EAC’s 401(k) plan does not currently allow employees to invest in securities of EAC. Effective February 1, 2007, EAC increased the percentage of employee contributions that will be matched.

Segment Reporting

Encore Energy Partners LP Predecessor has only one operating segment during the years presented — the development and exploitation of oil and natural gas reserves. Additionally, all of the Permian Basin Assets are

ENCORE ENERGY PARTNERS LP PREDECESSOR

NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)

located in the United States and all of the related oil and natural gas revenues are derived from customers located in the United States.

Major Customers/Concentration of Credit Risk

In 2006, ChevronTexaco accounted for 24 percent of total sales of production. In 2005, ChevronTexaco accounted for 19 percent of total sales of production. In 2004, Houston Pipeline Company accounted for 22 percent of total sales of production.

All of Encore Energy Partners LP Predecessor’s properties are located in the State of Texas.

Income Taxes

The operations of Encore Energy Partners LP Predecessor are currently included in the federal income tax return of Encore Operating, L.P., which is a limited partnership that is not subject to federal income taxes. Following the initial public offering of the Partnership, our operations will be treated as a partnership with each partner being separately taxed on its share of our taxable income. Therefore, no provision for current or deferred federal income taxes has been provided for in the accompanying carve out financial statements. However, a Texas franchise tax reform measure was signed into law on May 18, 2006, which caused the Texas franchise tax to be applicable to numerous types of entities that previously were not subject to the tax, including Encore Energy Partners LP Predecessor. A deferred tax liability and related income tax expense was recognized in 2006 for the expected future tax effect of the Texas Margin tax.

Revenue Recognition

Revenues are recognized for jointly owned properties as oil and natural gas is produced and sold, net of royalties. Natural gas revenues are also reduced by any processing and other fees paid, except for transportation costs paid to third parties, which are recorded as expense in “Transportation and other” in the accompanying Carve Out Statements of Operations. Natural gas revenues are recorded using the sales method of accounting, whereby revenue is recognized based on our actual sales of natural gas rather than our share of natural gas production. Royalties and severance taxes are paid based upon the actual price received from the sales. To the extent actual quantities and values of oil and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and values for those properties are estimated and recorded as accounts receivable in the accompanying Carve Out Balance Sheets. Encore Energy Partners LP Predecessor had no gas imbalances as we do not market our own natural gas production from wells of which we are not the operator. EAC markets all the natural gas production from the wells that it operates and remits the non-operating interest owners’ share upon collection. This results in our having no producer gas imbalances at the end of any of the years presented. No revenue is recognized for production in tanks, oil marketed on behalf of joint owners in the Permian Basin Assets, or oil in pipelines that has not been delivered to the purchaser. The Encore Energy Partners LP Predecessor had no net oil inventories in pipelines at either December 31, 2006 or 2005.

Shipping Costs

Shipping costs in the form of pipeline fees and trucking costs paid to third parties are incurred to transport natural gas production from certain properties to a different market location for ultimate sale. These costs are included in “Transportation and other” expense in the accompanying Carve Out Statements of Operations.

ENCORE ENERGY PARTNERS LP PREDECESSOR

NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)

Use of Estimates

Preparing carve out financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimations and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and the reported amounts of revenues and expenses. Also, certain amounts in the accompanying carve out financial statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, results of operations and cash flows of Encore Energy Partners LP Predecessor on a stand-alone basis. Actual results could differ materially from those estimates.

Estimates made in preparing these financial statements include, among other things, estimates of the proved oil and natural gas reserve volumes used in calculating DD&A expense; the estimated future cash flows and fair value of properties used in determining the need for any impairment write-down; and the timing and amount of future abandonment costs used in calculating AROs. Future changes in the assumptions used could have a significant impact on reported results in future periods.

Allocation of Costs

The accompanying carve out financial statements have been prepared in accordance with SAB Topic 1-B. These rules require allocations of costs for salaries and benefits, depreciation, rent, accounting, and legal services, and other general and administrative expenses. EAC has allocated general and administrative expenses to Encore Energy Partners LP Predecessor based on the Permian Basin Assets’ share of EAC’s total production as measured on a BOE basis. In management’s estimation, the allocation methodologies used are reasonable and result in an allocation of the cost of doing business borne by EAC on behalf of Encore Energy Partners LP Predecessor; however, these allocations may not be indicative of the cost of future operations or the amount of future allocations.

Earnings per Share

During the periods presented, the Permian Basin Assets were wholly owned by EAC. Accordingly, earnings per share has not been presented.

New Accounting Standards

SFAS No. 157, “Fair Value Measurement” (“SFAS 157”)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under SFAS 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The implementation of SFAS 157 is not expected to have a material effect on the financial condition or results of operations of Encore Energy Partners LP Predecessor.

ENCORE ENERGY PARTNERS LP PREDECESSOR

NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)

Note 4.	Asset Retirement Obligations

The primary AROs related to Encore Energy Partners LP Predecessor are future plugging and abandonment expenses on the properties. The liability amount shown in the accompanying carve out financial statements does not include a market risk premium in the risk estimates as the effect would not be material. The following table summarizes the changes in the future abandonment liability, the long-term portion of which is recorded in “Future abandonment cost” on the Carve Out Balance Sheets of Encore Energy Partners LP Predecessor for 2006 and 2005:

	Year Ended December 31,
	2006	2005
	(In thousands)

Future abandonment liability at January 1	$276	$192
Wells drilled	4	6
Accretion expense	14	10
Revision of estimates	2	68

Future abandonment liability at December 31	$296	$276

Note 5.	Financial Instruments

The following table sets forth the book value and estimated fair value of the financial instruments of Encore Energy Partners LP Predecessor as of the dates indicated:

	December 31,
	2006		2005
	Book	Fair	Book	Fair
	Value	Value	Value	Value
	(In thousands)

Accounts receivable	$2,428	$2,428	$4,419	$4,419

The estimated fair value of accounts receivable approximates the carrying value of such financial instruments due to the short term nature of Encore Energy Partners LP Predecessor’s accounts receivable.

Note 6.	Related Party Transactions

Encore Energy Partners LP Predecessor does not have its own employees. The employees supporting the operation of Encore Energy Partners LP Predecessor are employees of Encore Operating, L.P. Accordingly, EAC recognizes all employee-related liabilities in its consolidated financial statements. In addition to employee payroll-related expenses, EAC incurred general and administrative expenses related to leasing of office space and other corporate overhead type expenses during the period covered by these carve out financial statements. For purposes of deriving the accompanying carve out financial statements, a portion of the consolidated general and administrative and indirect lease operating overhead expenses reported for EAC has been allocated to Encore Energy Partners LP Predecessor and included in the accompanying Carve Out Statements of Operations for each of the three years presented. The portion of EAC’s consolidated general and administrative and indirect lease operating overhead expenses to be included in the accompanying carve out financial statements for each period presented was determined based on the respective percentage of BOE produced by Encore Energy Partners LP Predecessor in relation to the total BOE produced by EAC on a consolidated basis.

ENCORE ENERGY PARTNERS LP PREDECESSOR

SUPPLEMENTARY INFORMATION

Capitalized Costs and Costs Incurred Relating to Oil and Natural Gas Producing Activities

The capitalized cost of oil and natural gas properties was as follows as of the dates indicated:

	December 31,
	2006	2005
	(In thousands)

Properties and equipment, at cost — successful efforts method:
Proved properties	$36,414	$35,433
Unproved properties	—	—
Accumulated depletion, depreciation, and amortization	(11,919)	(10,719)

	$24,495	$24,714

The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Total acquisitions	$—	$—	$—

Development:
Drilling and exploitation	1,036	2,180	1,810
Asset retirement obligations	6	74	56

Total development	1,042	2,254	1,866

Total exploration	—	—	—

Total costs incurred	$1,042	$2,254	$1,866

Oil & Natural Gas Producing Activities — Unaudited

The estimates of Encore Energy Partners LP Predecessor’s proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the SEC and the FASB. Proved oil and natural gas reserve quantities are derived from estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.

Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods assumed or that prices and costs will remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. In accordance with SEC guidelines, estimates of future net cash flows from Encore Energy Partners LP Predecessor and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Year-end prices used in estimating net cash flows were as follows as of the dates indicated:

	December 31,
	2006	2005	2004

Oil (per Bbl)	$61.06	$61.04	$43.46
Natural gas (per Mcf)	5.48	9.44	6.19

The future cash flows are reduced by estimated production costs and development costs, which are based on year-end economic conditions and held constant throughout the life of the properties, and by the estimated

ENCORE ENERGY PARTNERS LP PREDECESSOR

SUPPLEMENTARY INFORMATION — (Continued)

effect of future Texas Margin tax, which was passed into law during 2006. Consistent with the presentation on the Carve Out Statement of Operations, future federal income taxes have not been deducted from future net revenues in the calculation of the Partnership’s standardized measure, as the operations of Encore Energy Partners LP Predecessor are currently included in the federal income tax return of Encore Operating, L.P., which is a limited partnership that is not subject to federal income taxes. Following the initial public offering of the Partnership, our operations will be treated as a partnership with each partner being separately taxed on its share of our taxable income.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral to management’s analysis of impairments of oil and natural gas properties and the calculation of DD&A on these properties.

Estimated net quantities of proved oil and natural gas reserves of Encore Energy Partners LP Predecessor were as follows as of the dates indicated:

	December 31,
	2006	2005	2004

Proved reserves:
Oil (MBbl)	68	45	43
Natural gas (MMcf)	42,440	44,190	40,966
Combined (MBOE)	7,141	7,410	6,871
Proved developed reserves:
Oil (MBbl)	68	45	43
Natural gas (MMcf)	30,531	31,960	29,025
Combined (MBOE)	5,156	5,372	4,881

ENCORE ENERGY PARTNERS LP PREDECESSOR

SUPPLEMENTARY INFORMATION — (Continued)

The changes in proved reserves were as follows for 2006, 2005, and 2004:

		Natural	Oil
	Oil	Gas	Equivalent
	(MBbl)	(MMcf)	(MBOE)

Balance, December 31, 2003	46	43,875	7,359
Extensions and discoveries	—	283	47
Revisions of estimates	8	(1,118)	(178)
Production	(11)	(2,074)	(357)

Balance, December 31, 2004	43	40,966	6,871
Extensions and discoveries	—	1,945	324
Revisions of estimates	12	3,283	559
Production	(10)	(2,004)	(344)

Balance, December 31, 2005	45	44,190	7,410
Extensions and discoveries	—	402	67
Revisions of estimates	30	(356)	(30)
Production	(7)	(1,796)	(306)

Balance, December 31, 2006	68	42,440	7,141

The standardized measure of discounted estimated future net cash flows was as follows as of the dates indicated:

	December 31,
	2006	2005	2004
	(In thousands)

Net future cash inflows	$225,796	$377,543	$242,848
Future production costs	(65,865)	(102,129)	(70,590)
Future development costs	(18,994)	(16,284)	(10,990)
Future abandonment costs net of salvage	(478)	(470)	(270)
Future income tax expense	(1,288)	—	—

Future net cash flows	139,171	258,660	160,998
10% annual discount	(84,266)	(132,055)	(78,276)

Standardized measure of discounted estimated future net cash flows	$54,905	$126,605	$82,722

ENCORE ENERGY PARTNERS LP PREDECESSOR

SUPPLEMENTARY INFORMATION — (Continued)

The primary changes in the standardized measure of discounted estimated future net cash flows were as follows for 2006, 2005, and 2004:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Standardized measure, beginning of year	$126,605	$82,722	$87,599
Net change in sales price and production costs	(53,798)	42,756	3,101
Extensions, discoveries, and improved recovery	1,040	7,498	839
Revisions of quantity estimates	31	10,694	(2,270)
Sales, net of production costs	(7,609)	(13,547)	(9,840)
Development costs incurred during the year	1,036	2,180	1,810
Accretion of discount	12,661	8,272	8,760
Change in estimated future development costs	(3,745)	(7,518)	(1,847)
Change in timing and other	(21,316)	(6,452)	(5,430)

Standardized measure, end of year	$54,905	$126,605	$82,722

ENCORE ENERGY PARTNERS LP
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Encore Acquisition Company

We have audited the accompanying consolidated balance sheet of Encore Energy Partners LP as of February 13, 2007. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of Encore Energy Partners LP at February 13, 2007, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Fort Worth, Texas
May 3, 2007

ENCORE ENERGY PARTNERS LP

CONSOLIDATED BALANCE SHEET

February 13,
2007

ASSETS
Current assets:
Contributions receivable from general partner	$12
Contributions receivable from limited partner	588

Total assets	$600

PARTNERS’ EQUITY
Partners’ equity:
General partner:
Contributed capital	$12

Partner’s equity - general partner	12

Limited partner:
Contributed capital	588

Partner’s equity - limited partner	588

Total partners’ equity	$600

The accompanying notes are an integral part of this consolidated balance sheet.

ENCORE ENERGY PARTNERS LP

NOTES TO CONSOLIDATED BALANCE SHEET

Note 1.	Formation of Partnership and Basis of Presentation

Encore Energy Partners LP, a Delaware partnership (the “Partnership”), was formed on February 13, 2007, to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. Encore Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), currently holds a 2% general partner interest in the Partnership, and Encore Partners LP Holdings LLC, a Delaware limited liability company (the “Limited Partner”), currently holds a 98% limited partner interest in the Partnership. Both the General Partner and the Limited Partner are wholly owned subsidiaries of Encore Acquisition Company, a publicly traded Delaware corporation (“EAC”).

On February 13, 2007, the General Partner agreed to contribute $12 to the Partnership in exchange for its 2% general partner interest and the Limited Partner agreed to contribute $588 to the Partnership in exchange for its 98% limited partner interest in the Partnership. The accompanying balance sheet reflects the financial position of the Partnership immediately subsequent to its initial capitalization on February 13, 2007.

There were no other transactions involving the Partnership as of February 13, 2007.

On May 2, 2007, the Partnership collected in cash the $12 and $588 contributions receivable from the General Partner and the Limited Partner, respectively, that existed as of February 13, 2007.

Note 2.	Principles of Consolidation

The Partnership’s consolidated balance sheet includes the accounts of wholly owned subsidiaries. All of the Partnership’s subsidiaries are wholly owned. All material intercompany balances and transactions are eliminated.

Note 3.	Subsequent Events (Unaudited)

Initial Public Offering

The Partnership intends to offer common units, representing limited partner interests to the public in an offering registered under the Securities Act of 1933, as amended. Concurrently, Encore Operating, L.P., a wholly owned subsidiary of EAC, will transfer certain oil and natural gas properties in the Permian Basin to the Partnership in exchange for common units; the Limited Partner’s existing limited partner interest in the Partnership will be converted into common units; and the Partnership will issue to the General Partner, general partner units representing its initial 2% general partner interest in the Partnership.

Purchase of Elk Basin Assets

On January 16, 2007, EAC entered into a Purchase and Sale Agreement with certain subsidiaries of Anadarko Petroleum Corporation to acquire certain oil and natural gas properties and related assets in the Big Horn Basin of Wyoming and Montana, which included certain Elk Basin assets. On March 6, 2007, EAC assigned its interest in the Elk Basin assets to Encore Energy Partners Operating LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“OLLC”).

The closing of the acquisition occurred on March 7, 2007. At closing, OLLC paid the sellers approximately $328.4 million for Elk Basin.

Purchase of Derivative Contracts

In connection with the Elk Basin acquisition, EAC purchased floor contracts for 2,500 Bbl/D at $65.00 per Bbl for the remainder of 2007 and all of 2008, that were all later contributed to the Partnership at their fair market value on the date of transfer of $9.4 million. OLLC purchased floor contracts for 1,000 Bbl/D at $63.00 for 2009, and swap contracts for 1,000 Bbl/D at $68.70 for 2009. Subsequently, the Partnership

ENCORE ENERGY PARTNERS LP

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

purchased floor contracts for 2,000 Mcf/D at $8.20 and collar contracts for 2,000 Mcf/D with a floor of $7.20 and a ceiling of $9.85 for July 2007 through the end of 2009.

Revolving Credit Facility

In conjunction with the closing on March 7, 2007, OLLC entered into two credit agreements, one with EAP Operating, Inc., a Delaware corporation and wholly owned subsidiary of EAC and a five-year credit agreement (the “OLLC Credit Agreement”) with Bank of America, N.A. as administrative agent and letter of credit issuer, and Banc of America Securities LLC, as sole lead arranger and sole book manager, and certain lenders. The OLLC Credit Agreement provides for revolving credit loans to be made to OLLC from time to time and letters of credit to be issued from time to time for the account of OLLC or any of its restricted subsidiaries.

The aggregate amount of the commitments of the lenders under the OLLC Credit Agreement is $300 million. Availability under the OLLC Credit Agreement is subject to a borrowing base, provided that OLLC has the option of borrowing up to $10 million in excess of the borrowing base for a certain period of time following the closing date. The initial borrowing base is $115 million. The borrowing base is redetermined semi-annually and upon requested special redeterminations.

The OLLC Credit Agreement matures on March 7, 2012. OLLC’s obligations under the OLLC Credit Agreement are secured by a first-priority security interest in OLLC’s and its restricted subsidiaries proved oil and natural gas reserves and in the equity interests of OLLC and its restricted subsidiaries. In addition, OLLC’s obligations under the OLLC Credit Agreement are guaranteed by the Partnership, and OLLC’s restricted subsidiaries. Obligations under this credit facility are non-recourse to EAC and its restricted subsidiaries.

Loans under the OLLC Credit Agreement are subject to varying rates of interest based on (1) the total amount outstanding under the credit agreement in relation to the borrowing base and (2) whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans bear interest at the base rate plus the applicable margin indicated in the following table:

Ratio of Total
Outstandings to	Applicable Margin for	Applicable Margin for
Borrowing Base	Eurodollar Loans	Base Rate Loans

less than .50 to 1	1.000%	0.000%
greater than or equal to .50 to 1 but less than .75 to 1	1.250%	0.000%
greater than or equal to .75 to 1 but less than .90 to 1	1.500%	0.250%
greater than or equal to .90 to 1	1.750%	0.500%

The “Eurodollar rate” for any interest period (either one, two, three or six months, as selected by the Partnership) is the rate per annum equal to the British Bankers Association London Interbank Offered Rate, or the LIBOR Rate, as published by Reuters or another source designated by Bank of America, N.A., for deposits in dollars for a similar interest period. The “base rate” is calculated as the higher of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5%.

As of March 7, 2007, the aggregate principal amount of loans outstanding under the new credit facility was $125 million and there were no outstanding letters of credit. Borrowings under the Partnership Credit Agreement may be repaid from time to time without penalty.

The OLLC Credit Agreement contains covenants that include, among others:

•	a prohibition against incurring debt, subject to permitted exceptions;

ENCORE ENERGY PARTNERS LP

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

•	a prohibition against paying dividends or making distributions, purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on the assets of the Partnership, OLLC and its restricted subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, change of principal business;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75% of anticipated production from proved producing reserves;

•	a requirement that OLLC maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

•	a requirement that OLLC maintain a ratio of consolidated EBITDA (as defined in the OLLC Credit Agreement) to the sum of consolidated net interest expense plus letter of credit fees of not less than 2.5 to 1.0; and

•	a requirement that OLLC maintain a ratio of consolidated funded debt (excluding certain related party debt) to consolidated adjusted EBITDA (as defined in the OLLC Credit Agreement) of credit fees of not more than 3.5 to 1.0.

The OLLC Credit Agreement contains customary events of default. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the OLLC Credit Agreement to be immediately due and payable.

Subordinated Term Loan

On March 7, 2007, OLLC entered into a six-year subordinated credit agreement with EAP Operating, Inc., an indirect wholly owned subsidiary of EAC. Pursuant to the subordinated credit agreement, a single subordinated term loan was made on March 7, 2007 to the Partnership in the aggregate amount of $120 million.

The subordinated term loan matures on March 7, 2013. The Partnership’s obligations under the subordinated credit agreement are subordinated in right of payment to the payment in full of its obligations under the revolving credit facility and other related obligations on the terms and conditions set forth in an intercreditor agreement dated as of March 7, 2007.

OLLC’s obligations under the subordinated credit agreement are secured by a second-priority security interest in the operating company’s and its restricted subsidiaries’ proved oil and natural gas reserves and in the equity interests of OLLC and its restricted subsidiaries. In addition, OLLC’s obligations under the subordinated credit agreement are guaranteed by us and OLLC’s restricted subsidiaries. Obligations under the subordinated credit agreement are non-recourse to EAC and its restricted subsidiaries.

The subordinated term loan is subject to varying rates of interest based on whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans bear interest at the Eurodollar rate plus 5.00%, and base rate loans bear interest at the base rate plus 3.75%. OLLC has the option to defer payment of any accrued interest that is due and payable by adding the interest to the principal amount of the subordinated term loan.

The “Eurodollar rate” for any interest period (either one, two, three or six months, as selected by OLLC) is the rate per annum equal to the LIBOR Rate, as published by Reuters or another source designated by EAP Operating, Inc., for deposits in dollars for a similar interest period. The “base rate” is calculated as the higher of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5%.

ENCORE ENERGY PARTNERS LP

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

The subordinated term loan may be prepaid from time to time in whole or in part without penalty. However, under the terms of the revolving credit facility, OLLC is prohibited from prepaying the subordinated term loan until the closing of this offering, at which time it can prepay all or a portion of the subordinated term loan so long as the amounts outstanding under the revolving credit facility at the time of prepayment are less than or equal to $100 million or 90% of the borrowing base, whichever is lower.

The subordinated credit agreement contains covenants that are customary for secured financings provided by lenders that are not affiliated with the borrower, including, among others:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against paying dividends or making distributions, purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on our assets and the assets of our subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, change of principal business;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75% of anticipated production from proved producing reserves;

•	a requirement that OLLC maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

•	a requirement that OLLC maintain a ratio of consolidated EBITDA (as defined in the subordinated credit agreement) to the sum of consolidated net interest expense plus letter of credit fees of not less than 2.25 to 1.0; and

•	a requirement that OLLC maintain a ratio of consolidated funded debt (excluding certain related party debt) to consolidated adjusted EBITDA (as defined in the subordinated credit agreement) of credit fees of not more than 3.85 to 1.0.

The subordinated credit agreement contains customary events of default. EAP Operating, Inc.’s rights to accelerate amounts due under the subordinated credit agreement and institute enforcement actions with respect to the collateral upon the occurrence and during the continuance of an event of default are governed by the terms of the intercreditor agreement, which provides for, among other things, a standstill period of 180 days.

Amended and Restated Administrative Services Agreement

We intend to enter into an amended and restated administrative services agreement with Encore Operating, L.P. pursuant to which Encore Operating, L.P. will operate our assets and perform other administrative services for us. Under the amended and restated administrative services agreement, Encore Operating, L.P. will receive a fixed fee of $1.75 per BOE of our production for such services and reimbursement for certain other expenses incurred on our behalf. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for the Partnership or on its behalf, and expenses allocated to Encore Operating, L.P. by its affiliates. Encore Operating, L.P. will be entitled to determine in good faith the expenses that are allocable to the Partnership. Encore Operating, L.P. will not be liable to the Partnership for its performance of, or failure to perform, services under the amended and restated administrative services agreement unless its acts or omissions constitute gross negligence or willful misconduct.

ENCORE ENERGY PARTNERS GP LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Encore Acquisition Company

We have audited the accompanying balance sheet of Encore Energy Partners GP LLC as of February 13, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Encore Energy Partners GP LLC at February 13, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas
May 3, 2007

ENCORE ENERGY PARTNERS GP LLC

CONSOLIDATED BALANCE SHEET

February 13,
2007

ASSETS
Contribution receivable from Encore Partners LP Holdings	$588

Total assets	$588

LIABILITIES AND OWNER’S EQUITY
Minority interest	$588

Owner’s equity:
Contributed capital	512
Contributions receivable	(512)

Total owner’s equity	—

Total liabilities and owner’s equity	$588

The accompanying notes are an integral part of this consolidated balance sheet.

ENCORE ENERGY PARTNERS GP LLC

NOTES TO THE CONSOLIDATED BALANCE SHEET

Note 1.	Formation of Company and Basis of Presentation

Encore Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), was formed on February 13, 2007, to own a 2% general partner interest in Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”). The General Partner is a wholly owned subsidiary of Encore Partners GP Holdings LLC, a Delaware limited liability company (“GP Holdings”). GP Holdings is a wholly owned subsidiary of Encore Acquisition Company, a publicly traded Delaware corporation.

On February 13, 2007, GP Holdings agreed to contribute $512 to the General Partner. Subsequently on February 13, 2007, the General Partner agreed to contribute $12 to the Partnership in exchange for its 2% general partner interest in the Partnership, which will acquire, exploit, and develop oil and natural gas properties and acquire, own, and operate related assets. The General Partner does not have any business other than holding its 2% general partner interest in the Partnership.

There were no other transactions involving the General Partner through February 13, 2007.

On May 2, 2007, the General Partner collected in cash the $512 contributions receivable from GP Holdings.

Note 2.	Principles of Consolidation

The General Partner’s consolidated balance sheet includes the accounts of the Partnership, its only wholly owned subsidiary. The General Partner does not own an interest in any other companies. All material intercompany balances and transactions are eliminated.

Independent Auditors’ Report

The Board of Directors Anadarko Petroleum Corporation:

We have audited the accompanying statements of revenues and direct operating expenses of the Anadarko Elk Basin Operations (Elk Basin Operations), acquired on March 7, 2007 by a subsidiary of Encore Energy Partners LP for each of the years in the three-year period ended December 31, 2006. These statements are the responsibility of Anadarko Petroleum Corporation’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Elk Basin Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The statements are not intended to be a complete presentation of Elk Basin Operations’ revenues and expenses.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Elk Basin Operations for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KMPG LLP

Houston, Texas
April 27, 2007

ANADARKO ELK BASIN OPERATIONS

Statements of Revenues and Direct Operating Expenses
Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
	(In thousands)

Revenues:
Oil	$56,824	47,606	39,491
Natural gas liquids	6,871	6,986	5,348
Gas	2,395	1,828	2,026
Other	3,649	1,745	1,197

Total revenues	69,739	58,165	48,062

Direct operating expenses:
Lease operating expenses	7,435	6,263	5,757
Gathering and processing expenses	5,598	3,909	2,134
Production and other taxes	7,839	6,769	5,619

Total direct operating expenses	20,872	16,941	13,510

Excess of revenues over direct operating expenses	$48,867	41,224	34,552

See accompanying notes to financial statements.

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses
Years Ended December 31, 2006, 2005, and 2004

(1) Basis of presentation

On January 16, 2007, Encore Acquisition Company (Encore) entered into a Purchase and Sale Agreement (Agreement) with Clear Fork Pipeline Company, Howell Petroleum Corporation, and Kerr-McGee Oil & Gas Onshore LP, all of which are wholly owned subsidiaries of Anadarko Petroleum Corporation (collectively referred to as Anadarko), whereby Encore agreed to acquire from Anadarko certain oil and natural gas properties and related assets and liabilities in or near the Elk Basin field in Park County, Wyoming and Carbon County, Montana (Elk Basin Operations). On March 6, 2007, Encore assigned all of its interest in the Elk Basin Operations under the Agreement to a wholly owned subsidiary of Encore Energy Partners LP (the “Partnership”). The acquisition closed on March 7, 2007 for a cash purchase price of approximately $328.4 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand alone historical financial statements for the Elk Basin Operations in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Elk Basin Operations. The accompanying statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in Note 4 were not allocated to the Elk Basin Operations’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and would not be indicative of the performance of the properties had they been owned by the Partnership.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of the Elk Basin Operations and are not indicative of the results of operations for the Elk Basin Operations going forward.

Gas and natural gas liquids production are primarily sold to a wholly owned Anadarko affiliate at prevailing market prices. These products are sold by the Anadarko affiliate to unrelated third parties. Any margins earned by the affiliate are excluded from the accompanying financial statements.

(2) Significant accounting policies

(a)	Principles of Combination and Use of Estimates

The combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

(b)	Revenue Recognition

Total revenues in the accompanying statements of revenues and direct operating expenses include oil, natural gas, natural gas liquids (NGLs), and other revenue. Anadarko recognizes revenues based on the amount of oil, natural gas, and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred. Other revenue is comprised of third-party sulfur sales as well as processing revenues earned by the plant attributable to third-party owned production. Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses — (Continued)

gas reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

(c)	Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Elk Basin Operations. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses include cost of product, maintenance and repair, and other operating costs. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and the production activities. Production and other taxes consist of severance and ad valorem taxes.

(3) Contingencies

The activities of the Elk Basin Operations are subject to potential claims and litigation in the normal course of operations. Anadarko’s management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Elk Basin Operations.

(4) Excluded Expenses (Unaudited)

The Elk Basin Operations were part of a much larger enterprise prior to the date of the acquisition by the Partnership. Indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners, interest, income taxes, and other indirect expenses were not allocated to the Elk Basin Operations and have been excluded from the accompanying statements. The COPAS overhead recoveries were approximately $750,000 per year. In addition, management of Anadarko believes such indirect expenses are not indicative of future costs or recoveries, which would be incurred by the Partnership.

Also, depreciation, depletion and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses, which would be incurred based on the amounts expected to be allocated to the oil properties in connection with the purchase price allocation by the Partnership.

(5) Cash Flow Information (Unaudited)

Capital expenditures relating to the Elk Basin Operations were approximately $1,610,000, $524,000, and $1,667,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Other cash flow information is not available on a stand-alone basis for the Elk Basin Operations.

(6) Supplemental Information for Oil Producing Activities (Unaudited)

Supplemental oil reserve information related to the Elk Basin Operations is presented in accordance with the requirements of statement of financial accounting standards SFAS No. 69, Disclosures about Oil and Gas Producing Activities. (SFAS No. 69).

Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, estimates of reserves and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimates.

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses — (Continued)

Estimated proved reserves

Proved oil and natural gas reserves are estimated and prepared in accordance with Securities and Exchange Commission (SEC) guidelines and are a function of; (i) the quality and quantity of available data, (ii) the interpretation of that data, (iii) the accuracy of various economic assumptions used, and (iv) the judgment of the persons preparing the estimate.

The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. These proved oil and natural gas reserves were estimated utilizing all available geological and reservoir data as well as production performance data. These estimates are prepared annually by reserve engineers, and revised either upward or downward, as warranted by additional performance data.

The following table sets forth estimates of the proved oil and natural gas reserves (net of royalty interests) and changes therein, for the periods indicated.

	Natural
	Gas	Liquids	Total
	(MMcf)	(MBbl)	(MBOE)(1)

January 1, 2004	13,409	20,781	23,016
Revisions of previous estimates	(4,904)	155	(662)
Production	(491)	(1,378)	(1,460)

December 31, 2004	8,014	19,558	20,894
Revisions of previous estimates	76	(123)	(110)
Production	(427)	(1,280)	(1,351)

December 31, 2005	7,663	18,155	19,433
Revisions of previous estimates	(455)	(193)	(269)
Production	(362)	(1,266)	(1,326)

December 31, 2006	6,846	16,696	17,838

Proved developed reserves as of:
December 31, 2004	7,723	17,094	18,381
December 31, 2005	7,387	15,697	16,928
December 31, 2006	6,366	14,361	15,422
Proved undeveloped reserves as of:
December 31, 2004	291	2,464	2,513
December 31, 2005	276	2,458	2,505
December 31, 2006	480	2,335	2,416

(1)	Total volumes are in thousands of barrels of oil equivalent (MBOE). For this computation, one barrel is the equivalent of six thousand cubic feet of gas. NGLs are included with oil and condensate reserves and the associated shrinkage has been deducted from gas reserves.

Estimates of future net cash flows from proved reserves of natural gas, oil, and condensate were made in accordance with SFAS No. 69. The amounts were prepared by Anadarko’s engineers and are shown in the following table. The estimates used for the development of future cash inflows were $57.75, $60.32 and $40.25 per barrel of oil and $5.64, $10.08, and $6.18 per MMBtu of natural gas for 2006, 2005 and 2004, respectively. Estimated future cash flows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense is calculated by

ANADARKO ELK BASIN OPERATIONS

Notes to Statements of Revenues and Direct Operating Expenses — (Continued)

applying the statutory income tax rates to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis.

Standardized measure of discounted future net cash flows

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Elk Basin Operations’ proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves, and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas.

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas for the periods indicated.

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Future cash inflows	$797,554	733,342	611,163
Future production costs	(359,103)	(343,135)	(292,772)
Future development costs	(16,226)	(17,034)	(11,651)
Future income tax expense	(140,122)	(121,127)	(96,408)

Future net cash flows	282,103	252,046	210,332
10% discount for estimating timing of cash flows	(140,386)	(123,652)	(98,255)

Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$141,717	128,394	112,077

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

	Year Ended December 31
	2006	2005	2004
	(In thousands)

Beginning of year	$128,394	112,077	121,211
Sales of oil and natural gas produced, net of production costs	(47,530)	(41,169)	(33,797)
Net changes in prices and production costs	53,218	46,355	9,381
Development costs incurred during the period	1,610	524	1,667
Change in estimated future development costs	(877)	(5,335)	782
Revisions of previous quantity estimates	(1,936)	(634)	(3,840)
Accretion of discount	17,990	15,567	17,626
Net change in income taxes	(6,106)	(10,770)	3,653
Timing and other	(3,046)	11,779	(4,606)

Net change	13,323	16,317	(9,134)

End of year	$141,717	128,394	112,077

APPENDIX A

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF ENCORE ENERGY PARTNERS LP

[TO BE FILED BY AMENDMENT]

A-1

APPENDIX B
GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus. The definitions of proved developed reserves, proved reserves and proved undeveloped reserves have been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definitions of those terms can be viewed on the Web site at http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

Bbl:  One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bbl/D:  One Bbl per day.

BOE:  One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil.

BOE/D:  One BOE per day.

Btu:  One British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

developed acreage:  The number of acres which are allocated or assignable to producing wells or wells capable of production.

development well:  A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

dry hole or well:  A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production would exceed production expenses and taxes.

exploitation:  A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

exploratory well:  A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

field:  An area consisting of a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

gross acres or gross wells:  The total acres or wells, as the case may be, in which we have working interest.

MBbls:  One thousand Bbls.

MBOE:  One thousand BOE.

MBOE/D:  One thousand BOE per day.

Mcf:  One thousand cubic feet of natural gas.

Mcf/D:  One Mcf per day.

Mcfe:  One Mcf equivalent, calculated by converting oil to natural gas equivalent at a ratio of one Bbl of oil to six Mcf of natural gas.

Mcfe/D:  One Mcfe per day.

MMBOE:  One million BOE.

MMBtu:  One million British thermal units.

MMcf:  One thousand Mcf.

MMcfe:  One MMcf equivalent, calculated by converting oil to natural gas equivalent at a ratio of one Bbl of oil to six Mcf of natural gas.

MMcfe/D:  One MMcfe per day.

net acres or net wells:  Gross acres or wells, as the case may be, multiplied by our working interest ownership percentage working interest owned by us.

net production:  Production that is owned by us less royalties and production due others.

NGLs:  The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

NYMEX:  New York Mercantile Exchange.

oil:  Crude oil, condensate and NGLs.

productive well:  A well that produces commercial quantities of hydrocarbons, exclusive of its capacity to produce at a reasonable rate of return.

proved developed reserves:  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. This definition of proved developed reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/Divisions/corpfin/forms/regsx.htm#gas.

proved reserves:  The estimated quantities of crude oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. This definition of proved reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/Divisions/corpfin/forms/regsx.htm#gas.

proved undeveloped reserves:  Proved reserves that are expected to be recovered from new wells drilled to known reservoirs on acreage yet to be drilled for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production. This definition of proved undeveloped reserves has been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definition of this term can be viewed on the Web site at http://www.sec.gov/Divisions/corpfin/forms/regsx.htm#gas.

recompletion:  The completion for production of an existing wellbore in another formation from that which the well has been previously completed.

reserve:  That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

reservoir:  A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

standardized measure:  The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Our standardized measure does not reflect any future income tax expenses because we are not subject to federal income taxes, although we have provided for the payment of Texas franchise taxes. Standardized measure does not give effect to derivative transactions.

undeveloped acreage:  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

working capital borrowings:  Borrowings used exclusively for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

working interest:  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

workover:  Operations on a producing well to restore or increase production.

APPENDIX C

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby and hereby certifies to Encore Energy Partners LP (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.1

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _ _

Social Security or other identifying number of Assignee	Signature of Assignee

Purchase Price including commissions, if any

_ _ Name and address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. citizen, Resident or Domestic Entity	☐ Non-resident Alien
☐ Foreign Corporation

[1]	The term “Eligible Holder” means a person or entity qualified to hold an interest in oil and natural gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof.

C-1

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

1. I am not a non-resident alien for purposes of U.S. income taxation.

2. My U.S. taxpayer identification number (Social Security Number) is _ _.

3. My home address is _ _.

B. Partnership, Corporation or Other Interestholder

1.	_ _ is not a foreign corporation, foreign partnership, foreign trust or
(Name of Interestholder)
foreign estate (as those terms are defined in the Code and Treasury Regulations).

2. The interestholder’s U.S. employer identification number is _ _.

3. The interestholder’s office address and place of incorporation (if applicable) is _ _.

The interestholder agrees to notify the Partnership within ten (10) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note:  If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

C-2

Until     , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee and the New York Stock Exchange listing fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee	$7,626
National Association of Securities Dealers filing fee	25,340
New York Stock Exchange listing fee	150,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	645,000
Transfer agent and registrar fees	50,000
Printing expenses	350,000
Miscellaneous	72,034

Total	$2,500,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The partnership agreement of Encore Energy Partners LP provides that the partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless its general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner, including any person who is or was a member, partner, officer, director, fiduciary or trustee of the general partner, any Departing Partner, any Group Member (as defined therein) or any affiliate of the general partner, any Departing Partner or any Group Member, or any person who is or was serving at the request of the general partner, including any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the general partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement. Any indemnification under these provisions will be only out of the assets of the partnership.

Encore Energy Partners LP is authorized to purchase (or to reimburse their respective general partners for the costs of) insurance against liabilities asserted against and expenses incurred by their respective general partners, their affiliates and such other persons as the respective general partners may determine and described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. Each general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the applicable general partner, including liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On February 13, 2007, in connection with the formation of Encore Energy Partners LP, we issued (i) the 2% general partner interest in us to Encore Energy Partners GP LLC for $12 and (ii) the 98% limited partner interest in us to Encore Partners LP Holdings LLC for $588, in each case, in an offering exempt from registration under Section 4(2) of the Securities Act.

On May 8, 2007, we issued 550,000 management incentive units to our executive officers in an offering exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3.1		Certificate of Limited Partnership of Encore Energy Partners LP.
3	.2*	Form of Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP (included as Appendix A to the Prospectus).
3.3		Certificate of Formation of Encore Energy Partners GP LLC.
3.4		Limited Liability Company Agreement of Encore Energy Partners GP LLC.
4	.1*	Specimen Unit Certificate (included as Exhibit A to the Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP, which is included as Appendix A to the Prospectus)
5	.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8	.1*	Opinion of Baker Botts L.L.P. relating to tax matters.
10	.1**	Credit Agreement dated as of March 7, 2007 by and among Encore Energy Partners Operating LLC, Encore Energy Partners LP, Bank of America, N.A., as administrative agent and L/C Issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, and other lenders (incorporated by reference to Exhibit 10.2 to Encore Acquisition Company’s Current Report on Form 8-K filed on March 13, 2007).
10.2		Subordinated Credit Agreement dated as of March 7, 2007 by and among Encore Energy Partners Operating LLC, as borrower, Encore Energy Partners LP, as guarantor, and EAP Operating, Inc., as lender.
10	.3*	Amended and Restated Administrative Services Agreement among Encore Energy Partners GP LLC, Encore Energy Partners LP, Encore Energy Partners Operating LLC and Encore Operating, L.P.
10	.4**	Purchase and Sale Agreement dated January 16, 2007 among Clear Fork Pipeline Company, Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP, and Encore Acquisition Company (incorporated by reference to Exhibit 2.1 to Encore Acquisition Company’s Current Report on Form 8-K filed on January 17, 2007).
10.5		Assignment and Assumption Agreement dated as of March 6, 2007 among Encore Acquisition Company, Encore Partners GP Holdings LLC, Encore Partners LP Holdings LLC, Encore Energy Partners GP LLC, Encore Energy Partners LP, Encore Energy Partners Operating LLC and Encore Clear Fork Pipeline LLC.
10	.6*	Form of Contribution, Conveyance and Assumption Agreement.

Exhibit
Number		Description

10	.7*	Form of Omnibus Agreement.
10	.8*	Form of Encore Energy Partners GP LLC Long-Term Incentive Plan.
21.1		List of Subsidiaries of Encore Energy Partners LP.
23.1		Consent of Ernst & Young, LLP.
23.2		Consent of KPMG LLP.
23.3		Consent of Miller and Lents, Ltd.
23	.4*	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
23	.5*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).
24.1		Powers of Attorney (included on signature page).

*	To be filed by amendment.

**	Incorporated by reference to the filing indicated.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Encore Energy Partners GP LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Encore Energy Partners GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Worth, State of Texas, on May 11, 2007.

ENCORE ENERGY PARTNERS LP

By:	Encore Energy Partners GP LLC, its General Partner

By:	/s/ Jon S. Brumley
Jon S. Brumley
Chief Executive Officer and President

Each person whose signature appears below appoints Jon S. Brumley and Robert C. Reeves, and each of them, as his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary and desirable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 11, 2007.

Signature	Title

/s/ Jon S. Brumley Jon S. Brumley	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ I. Jon Brumley I. Jon Brumley	Chairman of the Board

/s/ Robert C. Reeves Robert C. Reeves	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit Index

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement.
3.1		Certificate of Limited Partnership of Encore Energy Partners LP.
3	.2*	Form of Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP (included as Appendix A to the Prospectus).
3.3		Certificate of Formation of Encore Energy Partners GP LLC.
3.4		Limited Liability Company Agreement of Encore Energy Partners GP LLC.
4	.1*	Specimen Unit Certificate (included as Exhibit A to the Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP, which is included as Appendix A to the Prospectus)
5	.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8	.1*	Opinion of Baker Botts L.L.P. relating to tax matters.
10	.1**	Credit Agreement dated as of March 7, 2007 by and among Encore Energy Partners Operating LLC, Encore Energy Partners LP, Bank of America, N.A., as administrative agent and L/C Issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, and other lenders (incorporated by reference to Exhibit 10.2 to Encore Acquisition Company’s Current Report on Form 8-K filed on March 13, 2007).
10.2		Subordinated Credit Agreement dated as of March 7, 2007 by and among Encore Energy Partners Operating LLC, as borrower, Encore Energy Partners LP, as guarantor, and EAP Operating, Inc., as lender.
10	.3*	Amended and Restated Administrative Services Agreement among Encore Energy Partners GP LLC, Encore Energy Partners LP, Encore Energy Partners Operating LLC and Encore Operating, L.P.
10	.4**	Purchase and Sale Agreement dated January 16, 2007 among Clear Fork Pipeline Company, Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP, and Encore Acquisition Company (incorporated by reference to Exhibit 2.1 to Encore Acquisition Company’s Current Report on Form 8-K filed on January 17, 2007).
10.5		Assignment and Assumption Agreement dated as of March 6, 2007 among Encore Acquisition Company, Encore Partners GP Holdings LLC, Encore Partners LP Holdings LLC, Encore Energy Partners GP LLC, Encore Energy Partners LP, Encore Energy Partners Operating LLC and Encore Clear Fork Pipeline LLC.
10	.6*	Form of Contribution, Conveyance and Assumption Agreement.
10	.7*	Form of Omnibus Agreement.
10	.8*	Form of Encore Energy Partners GP LLC Long-Term Incentive Plan.
21.1		List of Subsidiaries of Encore Energy Partners LP.
23.1		Consent of Ernst & Young, LLP.
23.2		Consent of KPMG LLP.
23.3		Consent of Miller and Lents, Ltd.
23	.4*	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
23	.5*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1		Powers of Attorney (included on signature page).

*	To be filed by amendment.

**	Incorporated by reference to the filing indicated.